CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.375% Notes due 2028	$750,000,000	$69,525
Guarantee of 3.375% Notes due 2028(2)	—	—

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)

Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guarantee of AngloGold Ashanti Limited in connection with the guaranteed debt securities of AngloGold Ashanti Holdings plc.

Filed pursuant to Rule 424(b)(5)
Registration Statement Nos. 333-230651 and 333-230651-01

Prospectus Supplement

(to Prospectus dated April 1, 2019)

AngloGold Ashanti Holdings plc

$750,000,000 3.375% notes due 2028

Fully and Unconditionally Guaranteed by

AngloGold Ashanti Limited

The 3.375% notes due 2028, or the “notes”, will bear interest at a rate of 3.375% per year. AngloGold Ashanti Holdings plc, or “Holdings”, will pay interest on the notes each May 1 and November 1, commencing on May 1, 2022.

Unless Holdings redeems the notes earlier, the notes will mature on November 1, 2028. The notes will rank equally with Holdings’ existing and future senior, unsecured debt obligations and the guarantee will rank equally with all other existing and future senior, unsecured debt obligations of AngloGold Ashanti Limited.

Prior to September 1, 2028, Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at any time and from time to time at the “make-whole” redemption price described under the heading “Description of Notes—Optional Redemption”. On or after September 1, 2028, Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date, as described under “Description of Notes—Optional Redemption”. Holdings may also redeem the notes in whole, but not in part, if certain tax events occur as described in this prospectus supplement. In addition, upon the occurrence of both (i) a change of control of AngloGold Ashanti Limited and (ii) a rating downgrade of the notes by each of Fitch Ratings, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, Holdings will be required to make an offer to purchase the notes at a price equal to 101% of its principal amount plus accrued and unpaid interest, if any, to the date of repurchase. The notes will be issued in denominations of $200,000 and integral multiples of $1,000.

We will apply to list the notes on the New York Stock Exchange. No assurance can be given that such application will be approved or that any of the notes will be listed. Currently, there is no public market for the notes.

You should carefully review the risks and uncertainties described under the heading “Risk Factors” starting on page S-13 of this prospectus supplement to read about factors you should consider before investing in the notes.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note	Total
Initial public offering price (1)	99.788%	$748,410,000
Underwriting discount	0.730%	$5,475,000
Proceeds, before expenses, to AngloGold Ashanti Holdings plc (1)	99.058%	$742,935,000

(1)	Plus accrued interest, if any, from October 22, 2021.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company for the accounts of its direct and indirect participants (including Euroclear Bank SA/NV and Clearstream Banking, S.A.) on or about October 22, 2021.

Joint Book-Runners

Barclays	BNP PARIBAS	BofA Securities	J.P. Morgan

Passive Book-Runners
ANZ	BMO Capital Markets	CIBC Capital Markets	Citigroup	Deutsche Bank

Goldman Sachs International	RBC Capital Markets	Scotiabank	Standard Chartered Bank	Westpac Banking Corporation

Prospectus Supplement dated October 19, 2021

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of debt securities of AngloGold Ashanti Holdings plc guaranteed by AngloGold Ashanti Limited. The second part, the accompanying base prospectus, presents more general information. Generally, when we refer only to the “prospectus”, we are referring to the base prospectus, including the documents incorporated by reference in the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We have not authorized anyone to provide you with information that is different to that in this prospectus supplement and the accompanying prospectus or in documents to which we have referred you in this prospectus supplement and the accompanying prospectus. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date hereof. Certain monetary amounts and other figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, any discrepancies in any tables between the totals and the sums of amounts listed are due to rounding.

Unless the context requires otherwise, in this prospectus supplement, “Holdings” refers to AngloGold Ashanti Holdings plc and the “Company”, the “Group”, “we”, “our” or “us” refers to AngloGold Ashanti Limited and its consolidated subsidiaries. “AngloGold Ashanti” refers to AngloGold Ashanti Limited.

In this prospectus supplement, references to rands, ZAR and R are to the lawful currency of the Republic of South Africa, references to U.S. dollars, dollar, US$ or $ are to the lawful currency of the United States of America, references to € and euro are to the lawful currency of the European Union, references to ARS and Argentinian peso are to the lawful currency of the Argentine Republic, references to AUD, Australian dollars and A$ are to the lawful currency of the Commonwealth of Australia, references to BRL are to the lawful currency of the Federative Republic of Brazil, references to C$ are to the lawful currency of Canada, references to TZS are to the lawful currency of the United Republic of Tanzania, references to GHS, cedi or Gh¢ are to the lawful currency of the Republic of Ghana and references to £ or British pounds are to the lawful currency of the United Kingdom of Great Britain and Northern Ireland (the “UK”).

In connection with the offering, the underwriters are not acting for anyone other than us and they will not be responsible to anyone other than us for providing the protections afforded to their clients or for providing advice in relation to the offering.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports and other information with the United States Securities and Exchange Commission (the “SEC”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov), on which our annual and other reports are made available.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes and incorporates by reference “forward-looking information” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Certain statements contained in this prospectus supplement, other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, total cash costs, all-in sustaining costs, all-in costs, cost savings and other operating results, return on equity, productivity improvements, growth prospects and outlook of our operations, individually or in the aggregate, including the achievement of project milestones, commencement and completion of commercial operations of certain of our exploration and production projects and the completion of acquisitions, dispositions or joint venture transactions, our liquidity and capital resources

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and capital expenditures, the consequences of the COVID-19 pandemic and the outcome and consequences of any potential or pending litigation or regulatory proceedings or environmental, health and safety issues, are forward-looking statements regarding our operations, economic performance and financial condition. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events and generally may be identified by the use of forward-looking words or phrases such as “believe”, “aim”, “expect”, “anticipate”, “intend”, “foresee”, “forecast”, “likely”, “should”, “planned”, “may”, “estimated”, “potential” or other similar words and phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.

You should consider any forward-looking statements or forecasts in light of the risks and uncertainties described in the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements and forecasts are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic, social and political and market conditions, the success of business and operating initiatives, changes in the regulatory environment and other government actions, including environmental approvals, fluctuations in gold prices and exchange rates, the outcome of pending or future litigation proceedings, any supply chain disruptions, any public health crises, pandemics or epidemics (including the COVID-19 pandemic), and other business and operational risks and other factors, including mining accidents. For a discussion of certain of these and other factors, refer to the information under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus. These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, you are cautioned not to place undue reliance on forward-looking statements.

You should review carefully all information, including the financial statements and the notes to the financial statements, included in or incorporated by reference into this prospectus supplement. The forward-looking statements included in this prospectus supplement are made only as of the last practicable date and the forward-looking statements in the documents incorporated by reference are made only as of the last practicable date before the filing of such documents. We undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus supplement or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements herein.

NOTICE TO INVESTORS

The notes are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

MIFID II product governance / Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a “distributor”) should take into consideration the manufacturers’ target market

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assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “MiFID II” means Directive 2014/65/EU, as amended, and the expression “manufacturer” means any underwriter that is a manufacturer under MiFID II.

UK MiFIR product governance / Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is only eligible counterparties, as defined in the FCA Handbook—Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (“UK MiFIR”); and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any distributor should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook—Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Prohibition of Sales to European Economic Area Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to UK Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the UK Financial Services and Market Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or (iii) not a qualified investor as defined in the Prospectus Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Notification under Section 309B(1) of the SFA

The notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (the “MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

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Any reference to the “SFA” is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Holdings is incorporated under the laws of the Isle of Man and AngloGold Ashanti Limited is incorporated under the laws of the Republic of South Africa. All of the directors and officers of Holdings reside outside the United States. All except one of AngloGold Ashanti Limited’s directors and all (and, as of November 1, 2021, all except one) of AngloGold Ashanti Limited’s officers reside outside the United States. You may not be able, therefore, to effect service of process within the United States upon those directors and officers with respect to matters arising under the federal securities laws of the United States.

In addition, substantially all of our and Holdings’ respective assets and the assets of our and Holdings’ respective directors and officers are located outside the United States. As a result, you may not be able to enforce against us or Holdings, or any of our or its respective directors and officers, judgments obtained in U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

We have been advised by Cains Advocates Limited, our Isle of Man counsel, that there is no statutory procedure in the Isle of Man for the recognition or enforcement of judgments of U.S. courts. However, under Isle of Man common law, a judgment in personam given by a U.S. court may be recognized and enforced by an action for the amount due under it, provided that the judgment: (i) is for a debt or definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty); (ii) is final and conclusive; (iii) was not obtained by fraud; (iv) is not one whose enforcement would be contrary to public policy in the Isle of Man; and (v) was not obtained in proceedings which were opposed to natural justice in the Isle of Man.

Based on the foregoing, we have been advised by our counsel in the Isle of Man that there is no certainty as to the enforceability in the Isle of Man, either in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated upon the civil liability provisions of the U.S. federal securities laws.

We have been advised by ENSafrica (Edward Nathan Sonnenbergs Inc.), our South African counsel, that there are certain factors to be considered under South African law in respect of the enforceability of judgments of U.S. courts in South Africa. These factors include, but are not necessarily limited to, (i) South African public policy considerations (including the rules of natural justice); (ii) South African legislation regulating the applicability and extent of damages and/or penalties that may be payable by a party; (iii) the applicable rules under the relevant South African legislation which regulate the recognition and enforcement of foreign judgments in South Africa; (iv) the South African courts’ inherent jurisdiction to intervene in any matter which such courts may determine warrants the courts’ intervention (despite any agreement amongst the parties to (a) have any certificate or document being conclusive proof of any factor, or (b) oust the courts’ jurisdiction); and (v) whether or not a foreign judgment was obtained by fraudulent means.

Based on the foregoing, we have been advised by our counsel in South Africa that there is no certainty as to the enforceability of judgments of U.S. courts in South Africa.

NON-GAAP FINANCIAL MEASURES

In this prospectus supplement and in documents incorporated by reference herein, AngloGold Ashanti presents certain non-GAAP measures, including “total cash costs net of by-product revenue”, “total cash costs per ounce”, “all-in sustaining costs”, “all-in sustaining costs per ounce”, “all-in costs”, “all-in costs per ounce” and “average gold price received per ounce”, which are not IFRS measures. An investor should not consider these items in isolation or as alternatives to cost of sales, profit/(loss) applicable to equity shareholders, profit/(loss) before taxation, cash flows from operating activities or any other measure of financial performance presented in accordance with IFRS.

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While the Gold Institute has provided definitions for the calculation of total cash costs net of by-product revenue and during June 2013 the World Gold Council published a Guidance Note (which was updated in November 2018) on “all-in sustaining costs” and “all-in costs” metrics, the calculation of total cash costs net of by-product revenue, total cash costs per ounce, all-in sustaining costs, all-in sustaining costs per ounce, all-in costs and all-in costs per ounce may vary significantly among gold mining companies, and by themselves do not necessarily provide a basis for comparison with other gold mining companies. Nevertheless, AngloGold Ashanti believes that total cash costs net of by-product revenue, all-in sustaining costs and all-in costs in total and per ounce are useful indicators to investors and management as they provide:

•	an indication of profitability, efficiency and cash flows;

•	the trend in costs as the mining operations mature over time on a consistent basis; and

•	an internal benchmark of performance to allow for comparison against other mines, both within the AngloGold Ashanti group and at other gold mining companies.

Management prepares its internal management reporting documentation, for use and decision making by the Chief Operating Decision Maker, on an attributable basis. The key metrics are based on the attributable ounces, gold income, total cash costs net of by-product revenue, all-in costs and all-in sustaining costs from each operation and as a consequence includes our share of the total cash costs net of by-product revenue, all-in costs and all-in sustaining costs of our joint ventures that are accounted for on the equity method. In a capital intensive industry, this basis allows management to make operating and resource allocation decisions on a comparable basis between mining operations irrespective of whether they are consolidated or accounted for under the equity method. This basis of calculating the metrics, where costs should be reported on the same basis as sales (i.e., if sales are reported on an attributable basis, then costs should be reported on an attributable basis), is also consistent with the World Gold Council’s Guidance Note on Non-GAAP Metrics – All-in Sustaining and All-in Costs.

Although we have shareholder rights and board representation commensurate with our ownership interests in our equity accounted joint ventures and review the underlying operating results including total cash costs net of by-product revenue, all-in costs and all-in sustaining costs with them at each reporting period, we do not have direct control over their operations or resulting revenue and expenses, nor do we have a proportionate legal interest in each financial statement line item. Our use of total cash costs net of by-product revenue, all-in costs and all-in sustaining costs on an attributable basis, is not intended to imply that we have any such control or proportionate legal interest, but rather to reflect the non-GAAP measures on a basis consistent with our internal and external segmental reporting.

For the purposes of this prospectus supplement “IFRS” means International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (“IASB”).

DISCONTINUED OPERATIONS

Following the announcement of our South Africa assets sale, the South African operations were classified as an asset held for sale and recorded as a discontinued operation in (i) our financial statements included in the 2020 Form 20-F (as defined below), (ii) our unaudited condensed consolidated financial statements for the three-month period ended March 31, 2020 included in the 2021 First Quarter Report (as defined below) and (iii) our unaudited condensed consolidated financial statements for the six-month period ended June 30, 2020 included in the 2021 Half Year Report (as defined below), each incorporated herein by reference.

While, following the announcement of the Sadiola sale, Sadiola was classified as an asset held for sale, it is not recorded as a discontinued operation in (i) our financial statements included in the 2020 Form 20-F (as defined below), (ii) our unaudited condensed consolidated financial statements for the three-month period ended March 31, 2020 included in the 2021 First Quarter Report (as defined below) and (iii) our unaudited condensed consolidated financial statements for the six-month period ended June 30, 2020 included in the 2021 Half Year Report (as defined below), each incorporated herein by reference, and continues to form part of our continuing operations. The discussion of operating and financial results in this prospectus supplement relates to our continuing operations (unless the context indicates otherwise).

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INCORPORATION BY REFERENCE

We are subject to the periodic reporting requirements of the Exchange Act, as applicable to foreign private issuers, and therefore file reports and other information with the SEC. The SEC allows us to “incorporate by reference” in this prospectus supplement the information we file with the SEC, which means that:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents;

•	information in this prospectus supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus supplement;

•

information in a document incorporated by reference in this prospectus supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus supplement; and

•	information that we file in the future with the SEC that we incorporate by reference in this prospectus supplement will automatically update and supersede information in this prospectus supplement.

We incorporate by reference the documents listed below filed by us with the SEC under the Exchange Act:

•	Our annual report on Form 20-F for the year ended December 31, 2020 filed with the SEC on March 26, 2021 (our “2020 Form 20-F”);

•

Our current report on Form 6-K filed with the SEC on May 4, 2021 containing two exhibits to supplement certain exhibits to our 2020 Form 20-F, which report specifies that it is incorporated by reference in our registration statement on Form F-3 (No. 333-230651);

•

Our current report on Form 6-K filed with the SEC on May 10, 2021 containing unaudited condensed consolidated financial statements as of March 31, 2021 and for each of the three-month periods ended March 31, 2021 and 2020, prepared in accordance with IFRS, and related management’s discussion and analysis of financial condition and results of operations, which report specifies that it is incorporated by reference in our registration statement on Form F-3 (No. 333-230651) (our “2021 First Quarter Report”); and

•

Our current report on Form 6-K filed with the SEC on August 6, 2021 containing unaudited condensed consolidated financial statements as of June 30, 2021 and 2020 and for each of the six-month periods ended June 30, 2021 and 2020, prepared in accordance with IFRS, and related management’s discussion and analysis of financial condition and results of operations, which report specifies that it is incorporated by reference in our registration statement on Form F-3 (No. 333-230651) (our “2021 Half Year Report”).

We also incorporate by reference any future filings, or portions of such filings, made with the SEC under the Exchange Act, after the date of this prospectus supplement until we complete our offering, to the extent such filings, or portions of such filings, indicate that they shall be incorporated by reference in this prospectus supplement.

Upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may make such a request by writing or telephoning us at the following address or telephone number:

AngloGold Ashanti North America Inc.

4601 DTC Boulevard

Suite 550

Denver, CO 80237

Telephone: +1 (303) 889-0700

Fax: +1 (303) 889 0707

E-mail: WChancellor@AngloGoldAshanti.com

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SUMMARY

This summary highlights information about our company and describes the principal terms of the notes and the guarantee. This summary is not complete and does not contain all the information that may be important to you. Potential investors should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed under “Risk Factors”, and the “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus which contain a more detailed description of the terms and conditions of the notes and the guarantee. This summary should also be read in conjunction with our financial statements included in the 2020 Form 20-F, our unaudited condensed consolidated financial statements included in the 2021 First Quarter Report and our unaudited condensed consolidated financial statements included in the 2021 Half Year Report, each incorporated by reference herein.

AngloGold Ashanti Limited

Overview

We are a global gold company with a portfolio of assets and differing orebody types in key gold producing regions. For the year ended December 31, 2020, we had consolidated revenues from continuing operations of $4,427 million (2019: $3,525 million) (which excludes revenue from interest earned) and a cost of sales from continuing operations of $2,699 million (2019: $2,626 million). For the six-month period ended June 30, 2021, we had consolidated revenues from continuing operations of $1,965 million (six-month period ended June 30, 2020: $1,963 million) (which excludes revenue from interest earned) and a cost of sales from continuing operations of $1,400 million (six-month period ended June 30, 2020: $1,290 million).

We were formed following the consolidation of the gold interests of Anglo American plc into a single company in 1998. At that time, our production and reserves were primarily located in South Africa (97% of 1997 production and 99% of reserves as at December 31, 1997) and one of our objectives was to achieve greater geographic and ore body diversity. Through a combination of mergers, acquisitions, disposal initiatives and organic growth, and through the operations in which we have an interest, we have developed a high-quality, well-diversified asset portfolio, including:

•

production from ten operations in seven countries (Argentina, Australia, Brazil, Ghana, Guinea, the Democratic Republic of the Congo (“DRC”) and Tanzania) supported by greenfield projects in Colombia and the United States along with a focused global exploration program;

•

gold production for the year ended December 31, 2020 of approximately 2.81 million ounces (2019: approximately 2.86 million ounces) and gold production for the six-month period ended June 30, 2021 of approximately 1.2 million ounces (six-month period ended June 30, 2020: approximately 1.32 million ounces) from continuing operations;

•	gold ore reserves at December 31, 2020 of approximately 29.5 million ounces (2019: 28.6 million ounces) from continuing operations; and

•	gold production from a broad variety of ore body types as well as a variety of open-pit and underground operations.

In 2020, we produced 3.6 million ounces of silver and 188 tonnes of sulphuric acid as by-products from continuing operations. In February 2020, we announced the sale of our remaining South African producing assets and related liabilities, which was completed on September 30, 2020.

We were incorporated in the Republic of South Africa in 1944 under the name of Vaal Reefs Exploration and Mining Company Limited and we operate under the South African Companies Act, No. 71 of 2008, as amended. On April 26, 2004, we acquired the entire issued share capital of Ashanti Goldfields Company Limited and changed our name to AngloGold Ashanti Limited on the same day. Our principal executive office is located at 112 Oxford Road, Houghton Estate, Johannesburg, 2198, South Africa (Telephone +27 (0)11 637-6000).

Strategy

AngloGold Ashanti’s core strategic focus is to generate sustainable cash flow improvements and returns by focusing on five key areas, namely: people, safety and sustainability; ensuring financial flexibility; actively managing all expenditures; improving the quality of our portfolio; and maintaining long-term optionality. These strategic areas, which guide decision-making, are aimed at generating increased cash flows; extending mine lives; creating an organic pipeline of economically viable orebodies; and enhancing our licence to operate. The overall aim is creating and preserving value.

Our five strategic focus areas are:

•

Focus on people, safety and sustainability. People are the foundation of our business and that in order to remain sustainable in the long term, we believe we must live our values in the conduct of our business. This encompasses being accountable for our actions and decisions, and respecting all, including employees, communities and the environment. We seek to integrate ESG principles into every aspect of our business.

•	Promote financial flexibility. We must ensure our balance sheet always remains able to meet our core funding needs.

•

Optimize operating costs and capital expenditure. All expenditure and investment decisions must be thoroughly scrutinized to ensure they are optimally structured with expenditure optimally allocated to where it can generate maximum returns and to fulfil our core business objectives.

•	Improve portfolio quality. We have a portfolio of assets that must be actively managed to maximize the potential of our production base as we strive for the most competitive valuation as a business.

•

Maintain long-term optionality. While we are focused on ensuring the most efficient day-to-day operation of our existing production base we constantly consider and seek to maintain a competitive pipeline of medium-term and long-term opportunities to sustain our business.

•	Improve operational execution and improve effectiveness and accountability. We are focused on improving operational execution, effectiveness and accountability through a new operating model.

Recent Developments

Obuasi Redevelopment Project

Underground ore mining at our Obuasi gold mine in Ghana resumed in mid-October 2021. For the remainder of 2021, underground ore will only be used to replenish the run-of-mine stockpile and gold production from underground ore sources is expected to recommence only in January 2022. Underground mining activities at Obuasi were voluntarily suspended following a sill pillar failure on May 18, 2021, which resulted in one fatality.

Proposed Acquisition of Corvus

On September 13, 2021, we announced that we had entered into a definitive arrangement agreement with Corvus Gold Inc. (“Corvus”) pursuant to which we agreed to acquire the remaining 80.5% of common shares of Corvus not already owned by us at a price of C$4.10 per common share to be paid in cash (the “Transaction”). We estimate that the total transaction cost to us will be approximately US$356 million. Corvus is a North American gold exploration and development company, which owns mining projects at North Bullfrog, Lynnda Strip and Mother Lode in southern Nevada’s Beatty District, which are in close proximity to, or contiguous with, our exploration assets in Nevada. The Transaction is subject to Corvus shareholder approval, as well as court approval and other customary closing conditions for transactions of this nature. No assurance can be given that the Transaction will be consummated.

Executive Team Changes

Mr. Alberto Calderon (62) became Chief Executive Officer (“CEO”) and a member of our Executive Committee on September 1, 2021. Mr. Calderon has more than two decades of executive leadership experience across the mining, petroleum, and energy sectors. From May 2015 until February 2021, he was chief executive officer of Orica Limited, a commercial explosives maker. Previously, he was a senior executive at BHP, a diversified mining company. During his time with BHP, Mr. Calderon held a number of key leadership positions, including group executive and chief executive aluminum, nickel and corporate development from 2011 to 2013; group executive and chief commercial officer from 2007 to 2011; and president diamonds and specialty products from 2006 to 2007. Mr. Calderon was also chief executive officer at Cerrejón Coal Company, an integrated thermal coal mine in Colombia, from 2002 to 2006, and chief executive officer at Ecopetrol, a Colombian oil company, from 1999 to 2002. Prior to this, Mr. Calderon held senior leadership positions in the International Monetary Fund (“IMF”) and the Colombian government.

Effective September 1, 2021, Ms. Christine Ramon (54), who served as interim CEO, resumed her role as Chief Financial Officer (“CFO”) of the Company, remaining a member of our Executive Committee, and Mr. Ian Kramer (51), who served as interim CFO, resumed his role as Senior Vice President: Group Finance, stepping down from the Executive Committee.

On September 27, 2021, we announced the appointment of Mr. Marcelo Godoy (50) as Chief Technology Officer of the Company and a member of our Executive Committee, effective November 1, 2021. Mr. Godoy will be replacing Mr. Graham Ehm (65), Executive Vice President: Group Planning & Technical and a member of our Executive Committee, who is retiring at the end of this year after a career of over 30 years with the Group (including with Acacia Resources Limited, which the Group acquired in 1999).

Mr. Marcelo Godoy (50) is currently Senior Vice President, Exploration at Newmont Corporation and has over 20 years of experience in the mining industry. Mr. Godoy joined Newmont in 2012 as group executive in technical services and was promoted to vice president, resource evaluation and mine planning in 2017. Prior to joining Newmont, he was mining sector leader for Golder Associates Inc. in South America and served as a director on Golder’s global board of directors. During his tenure at Golder, he managed major mining feasibility studies and reserve compliance audits for Codelco, Vale, BHP, Anglo American and Antofagasta Minerals.

In addition, recruitment processes are currently underway for a Chief People Officer (previously Executive Vice President – Group Human Resources) and a Chief Development Officer (previously Executive Vice President – Corporate Development and Strategy).

Board of Directors Changes

Effective September 1, 2021, Mr. Alberto Calderon (62) joined our Board of Directors as an Executive Director. Mr. Calderon currently does not serve as a member of any of the committees of our Board of Directors.

Cash tender offer for the 5.125% notes due 2022 and subsequent “make-whole” redemption

On October 18, 2021, Holdings commenced a cash tender offer to purchase any and all of its outstanding 5.125% notes due 2022 (the “2022 notes”). Completion of the cash tender offer is conditioned upon, among other things, the completion of this offering of notes in an aggregate principal amount of at least $750,000,000 (the “Financing Condition”). The tender offer is not subject to any minimum tender condition. On or about the date of settlement of the tender offer, and subject to the satisfaction of the Financing Condition, Holdings intends to issue a redemption notice for any remaining outstanding 2022 notes, which have not been validly tendered and accepted for payment in the tender offer, at the “make-whole” redemption price set forth in the terms and conditions of the 2022 notes and related indenture. Nothing in this prospectus supplement constitutes a notice of redemption for the 2022 notes.

Regulatory Update

For further information with respect to the matters described in the below regulatory update, please refer to “Item 4B: Business overview—The regulatory environment enabling AngloGold Ashanti to mine” in our 2020 Form 20-F incorporated herein by reference.

Argentina

Foreign exchange control regime. Our subsidiary Cerro Vanguardia S.A. (“CVSA”) had a cash balance of $151 million equivalent at June 30, 2021, of which $144 million is currently eligible to be declared as dividends. Application has been made to the Argentinean Central Bank to approve the entire amount of $144 million to be paid offshore. While the approval is pending, the cash remains fully available for CVSA’s operational requirements.

Export duties. The National Mining Secretariat issued favorable opinions regarding CVSA’s claims for reimbursement or compensation of federal taxes paid in excess of the total tax burden provided for by the applicable tax stability guarantee in respect of fiscal years 2018 and 2019, which amounted to approximately $3.8 million and $11.6 million, respectively, as of June 30, 2021. These claims are currently under review by the relevant customs authorities. On July 14, 2021, CVSA submitted its claim in respect of fiscal year 2020, which amounted to approximately $22.9 million as of June 30, 2021. The National Mining Secretary has not yet issued an opinion regarding this claim.

Australia

Exploration permits. Our subsidiary AngloGold Ashanti Australia Limited is also conducting early stage exploration activities in Queensland under the Mineral Resources Act 1989 (QLD). It holds 11 exploration permits covering 215,300 hectares. Each permit is granted with an initial term of five years, renewable for two further periods of not more than five years each.

Colombia

Force majeure extension. On July 29, 2021, the Colombian Mining Authority (Agencia Nacional de Minería) extended the force majeure at the La Colosa project, which is wholly-owned and managed by our subsidiary AngloGold Ashanti Colombia S.A.S. (“AGAC”), for an additional one-year period, during which time the specified timelines for completing the various phases of the mining project under the concession contract are suspended. The current one-year extension of force majeure was granted until June 22, 2022.

United States of America

Nevada exploration projects. Our subsidiary AngloGold Ashanti (U.S.A.) Exploration Inc. intends to conduct exploration activities on six new projects in western and central Nevada. Those projects include Midnight Star (553 claims; 11,425.62 acres), Admiral (686 claims; 14,173.55 acres), Atlantis (613 claims; 12,665.29 acres), Caspa (269 claims; 5,557.85 acres), Birthday (1,663 claims; 34,357.58 acres) and Wagen (523 claims; 10,486.25 acres) totaling 4,307 claims for 88,666.14 acres. These projects will be subject to the same or similar regulatory requirements as our current projects in Nevada.

Legal Proceedings Update

For further information with respect to the below legal proceedings, please refer to “Item 8A: Consolidated financial statements and other financial information—Legal proceedings” in our 2020 Form 20-F and “Note 14—Contractual commitments and contingencies” in our 2021 Half Year Report, each incorporated herein by reference.

Colombia

Cortolima’s injunction against AGAC. In November 2019, the Council of State of Colombia (the highest court for administrative matters) referred our subsidiary AGAC’s claim for annulment of an injunction issued by Cortolima (a regional environmental authority in the Tolima department) and restoration of its rights to continue its activities in Piedras to the Administrative Court of Tolima. On July 30, 2020, the 12th Administrative Court of Tolima ruled that since the injunction is a preliminary and temporary measure imposed as part of the administrative approval process within Cortolima and not a final decision, it is not yet amenable to administrative judicial review. On July 29, 2021, this decision was reversed on appeal by the Administrative Superior Court of Tolima in a ruling that such injunctions are amenable to administrative judicial review. The appellate court ordered the 12th Administrative Court of Tolima to review the matter and issue a decision thereon.

Piedras popular consultation. In 2015, AGAC filed a request for annulment of the administrative acts adopted by the local authorities of Piedras, near the La Colosa project, in furtherance of the results of a popular consultation to ban all mining activities in Piedras. The result of the popular consultation, which was held in 2013, had been previously validated by the Administrative Court of Tolima as part of an administrative procedure. The Second Administrative Court of Ibagué rejected AGAC’s request for annulment and AGAC appealed the ruling. On July 22, 2021, AGAC was notified that the Administrative Superior Court of Tolima ruled on appeal that, in light of the 2018 decision of the Constitutional Court of Colombia (the highest court for constitutional issues) holding that local municipalities or regions are not entitled to veto mining activities through popular consultations, the results of the Piedras popular consultation, and the administrative acts adopted in furtherance thereof, were not enforceable. On September 13, 2021, a third party filed a ‘tutela’ action (a legal action alleging a violation of constitutional rights) with the Council of State of Colombia arguing that the Administrative Superior Court of Tolima did not have the authority to determine that the results of the Piedras popular consultation, and the administrative acts adopted in furtherance thereof, were not enforceable. This ‘tutela’ action is currently pending.

Brazil

Public Civil Action between Mineração Serra Grande S.A. (“MSG”) and the Goiás State Public Prosecutor’s Office. On June 22, 2020, our subsidiary MSG filed an interlocutory appeal against the preliminary injunction granted by the local court of Crixás on February 10, 2020 and a motion for further clarification. On May 29, 2021, the local court of Crixás upheld the preliminary injunction ordering the deactivation of the Serra Grande tailings dam by September 15, 2021 and its decommissioning by September 15, 2025, both of which are consistent with the deadlines established by existing legal and regulatory requirements. On June 28, 2021, the Goiás State Public Prosecutor’s Office appealed this decision. This appeal is currently pending before the Court of Appeals of Goiás.

Public Civil Action between AngloGold Ashanti Córrego do Sítio Mineração SA (“AGA Mineração”) and the Minas Gerais State Public Prosecutor’s Office. In June 2020, the local court of Sabará rejected the request of the Minas Gerais State Public Prosecutor’s Office to grant an injunction ordering the suspension of our subsidiary AGA Mineração’s operational permit for the Cuiabá tailings dam on the grounds that it was issued in violation of Minas Gerais Law No. 23.291/19. In July 2020, the decision not to grant an injunction was upheld on appeal by the Court of Appeals of Minas Gerais. Subsequently, the local court of Sabará issued an order proposing a conciliation hearing between the parties, to which none of the parties objected. In July 2021, the judge issued another order postponing the conciliation hearing until further notice due to the COVID-19 pandemic. A new date remains to be scheduled by the court.

AngloGold Ashanti Holdings plc

AngloGold Ashanti Holdings plc, or “Holdings”, is a wholly-owned subsidiary of AngloGold Ashanti Limited. The principal activity of Holdings is to act as a holding company for certain of AngloGold Ashanti Limited’s operations and assets located outside South Africa (other than certain of AngloGold Ashanti Limited’s operations and assets located in the United States).

AngloGold Ashanti Holdings plc was incorporated on January 10, 1992, as a private limited company under the Isle of Man Companies Acts 1931 to 1986, under the name of S.M.I. Holdings Limited with company number 056961C. On February 2, 2004, S.M.I. Holdings Limited’s name was changed to AngloGold Holdings Limited in accordance with the provisions of the Isle of Man Companies Acts 1931 to 1993. On February 6, 2004, AngloGold Holdings Limited was converted to a public company and changed its name to become AngloGold Holdings plc on February 10, 2004. AngloGold Holdings plc’s name was changed to AngloGold Ashanti Holdings plc on October 18, 2005. On July 17, 2007, AngloGold Ashanti Holdings plc re-registered in the Isle of Man as a company incorporated and existing under the Isle of Man Companies Act 2006 with company number 001177V. On December 1, 2017, AngloGold Ashanti Holdings plc registered under the UK Companies Act 2006 as an overseas company with a UK establishment. As a result, AngloGold Ashanti Holdings plc transferred its tax residence from the Isle of Man to the United Kingdom. AngloGold Ashanti Holdings plc’s registered office is located at Falcon Cliff, Palace Road, Douglas, Isle of Man, IM2 4LB and its principal executive offices (UK establishment office) are located at 4th Floor, Communications House, South Street, Staines-upon-Thames, TW18 4PR, United Kingdom (Telephone +44 (0)203 968 3320).

Summary Operating Data

The estimated average gold price received per ounce from continuing operations was $1,778 per ounce for the year ended December 31, 2020 (2019: $1,394 per ounce; 2018: $1,266 per ounce) and $1,801 per ounce for the six-month period ended June 30, 2021 (six-month period ended June 30, 2020: $1,652 per ounce).

Presented in the table below are selected operating data from continuing operations for us for each of the three years ended December 31, 2020, 2019 and 2018 and the six-month periods ended June 30, 2021 and 2020.

Operating data for AngloGold Ashanti – Total (continuing operations)(1)	Six months ended June 30		Year ended December 31
	2021	2020(3)	2020(3)	2019	2018
Gold produced (000’s of oz)	1,200	1,323	2,806	2,862	2,913
Average gold price received per ounce ($/oz)(2)	1,801	1,652	1,778	1,394	1,266
Cost of sales (million U.S. dollars)—Subsidiaries	1,400	1,290	2,699	2,626	2,584
Cost of sales (million U.S. dollars)—Joint Ventures	178	164	340	428	480
All-in sustaining costs per ounce ($/oz)—Subsidiaries(2)	1,405	1,033	1,072	1,017	970
All-in sustaining costs per ounce ($/oz)—Joint Ventures(2)	919	812	810	767	820
All-in costs per ounce ($/oz)—Subsidiaries(2)	1,623	1,220	1,240	1,218	1,075
All-in costs per ounce ($/oz)—Joint Ventures(2)	929	780	824	785	846
Total cash costs per ounce ($/oz)—Subsidiaries(2)	1,055	799	815	763	743
Total cash costs per ounce ($/oz)—Joint Ventures(2)	699	594	629	657	680
Capital expenditure (million U.S. dollars)	461	346	757	754	645

(1)	Excludes our South African operations. See “Discontinued Operations”.

(2)

“All-in sustaining costs per ounce”, “all-in costs per ounce”, “total cash costs per ounce” and “average gold price received per ounce” are non-GAAP measures. For further information on these non-GAAP measures, see “Non-GAAP Financial Measures” in this prospectus supplement and for a detailed reconciliation of “all-in sustaining costs per ounce”, “all-in costs per ounce”, “total cash costs per ounce” and “average gold price received per ounce” for our continuing operations for each of the three years in the period ended December 31, 2020 and for each of the six-month periods ended June 30, 2020 and 2021, refer to “Non-GAAP Reconciliations” in this prospectus supplement.

(3)

As our Mali operations, i.e., Sadiola and Morila, are treated as limited operations, these operations are excluded from the selected operating data from continuing operations for the six months ended June 30, 2020 and the year ended December 31, 2020 presented in this table.

Summary Financial Data

The summary financial data set forth below for the years ended and as at December 31, 2020, 2019 and 2018 have been derived from, and should be read in conjunction with, our financial statements included in the 2020 Form 20-F and incorporated by reference herein. The summary financial data for the years ended and as at December 31, 2017 and 2016 have been derived from our financial statements not included in the 2020 Form 20-F and not incorporated by reference herein. The summary financial data set forth below for the six-month periods ended and as at June 30, 2021 and 2020 have been derived from, and should be read in conjunction with, our unaudited condensed consolidated financial statements included in the 2021 Half Year Report and incorporated by reference herein, which condensed consolidated financial statements management believes include all adjustments necessary for a fair presentation of the results of operations and financial condition for those periods and which do not include a full set of related notes, as would be required under IFRS for annual financial statements.

	Six months ended June 30		Year ended December 31
	2021	2020	2020	2019	2018	2017	2016(1)
	$	$	$	$	$	$	$
	(in millions)
Consolidated income statement
Revenue from product sales	1,965	1,963	4,427	3,525	3,336	3,394	4,223
Cost of sales	(1,400)	(1,290)	2,699	(2,626)	(2,584)	(2,607)	(3,401)
Gain (loss) on non-hedge derivatives and other commodity contracts	—	(15)	(19)	5	(2)	—	19

Gross profit	565	658	1,709	904	750	787	841
Corporate administration, marketing and other expenses	(37)	(36)	(68)	(82)	(76)	(64)	(61)
Exploration and evaluation costs	(59)	(56)	(124)	(112)	(98)	(105)	(133)
Impairment, derecognition of assets and profit (loss) on disposal	(1)	(1)	(1)	(6)	(7)	(2)	—
Other (expenses) income	(26)	(28)	(57)	(83)	(79)	(150)	—
Other operating expenses(2)	—	—	—	—	—	—	(110)
Special items	—	—	—	—	—	—	(42)

Operating profit (loss)	442	537	1,459	621	490	466	495
Dividends received	—	—	2	—	2	—	—
Interest income	29	9	27	14	8	8	22
Foreign exchange and other (losses) gains	(31)	18	—	(12)	(9)	(11)	(88)
Finance costs and unwinding of obligations	(55)	(86)	(177)	(172)	(168)	(157)	(180)
Fair value adjustments	—	—	—	—	—	—	9
Share of associates and joint ventures’ profit (loss)	122	119	278	168	122	22	11

Profit (loss) before taxation	507	597	1,589	619	445	328	269
Taxation	(134)	(208)	(625)	(250)	(212)	(163)	(189)

Profit (loss) after taxation from continuing operations	373	389	964	369	233	165	80
Discontinued operations
Profit (loss) from discontinued operations	—	39	7	(376)	(83)	(336)	—

Profit (loss) for the period	373	428	971	(7)	150	(171)	80

Allocated as follows
Equity shareholders
—Continuing operations	362	382	946	364	216	145	63
—Discontinued operations	—	39	7	(376)	(83)	(336)	—
Non-controlling interests
—Continuing operations	11	7	18	5	17	20	17

	373	428	971	(7)	150	(171)	80

(1)

The selected financial information presented for the year ended December 31, 2016 has not been reclassified for the changes in disclosure of “Special items” or restated to reflect the disposal of the South African assets and liabilities as a discontinued operation, as such financial information cannot be provided on a reclassified or restated basis without unreasonable effort and expense.

(2)

For the year ended December 31, 2016, “Other operating expenses” included production costs, related-party transactions, research and development, employment severance costs and other. Revenue from the sale of by-products of $138 million was recognized as a reduction of production costs in the consolidated statement of income.

	As at June 30	As at December 31
	2021	2020	2019	2018	2017	2016
	$	$	$	$	$	$
	(in millions)
Consolidated balance sheet data
ASSETS
Non-current assets
Tangible assets	3,114	2,884	2,592	3,381	3,742	4,111
Right of use assets	163	142	158	—	—	—
Intangible assets	127	131	123	123	138	145
Investments in associates and joint ventures	1,696	1,651	1,581	1,528	1,507	1,448
Other investments	148	188	76	141	131	125
Inventories	47	69	93	106	100	84
Trade, other receivables and other assets	254	235	122	102	67	34
Deferred taxation	7	7	105	—	4	4
Cash restricted for use	32	31	31	35	37	36

	5,588	5,338	4,881	5,416	5,726	5,987

Current assets
Other investments	—	—	10	6	7	5
Inventories	690	733	632	652	683	672
Trade, other receivables and other assets	277	229	250	209	222	255
Cash restricted for use	29	42	33	31	28	19
Cash and cash equivalents	1,081	1,330	456	329	205	215

	2,077	2,334	1,381	1,227	1,145	1,166
Assets held for sale	—	—	601	—	348	—

	2,077	2,334	1,982	1,227	1,493	1,166

Total assets	7,665	7,672	6,863	6,643	7,219	7,153

EQUITY AND LIABILITIES
Share capital and premium	7,221	7,214	7,199	7,171	7,134	7,108
Accumulated losses and other reserves	(3,406)	(3,519)	(4,559)	(4,519)	(4,471)	(4,393)

Shareholders’ equity	3,815	3,695	2,640	2,652	2,663	2,715
Non-controlling interests	47	45	36	42	41	39

Total equity(1)	3,862	3,740	2,676	2,694	2,704	2,754

Non-current liabilities
Borrowings	1,726	1,789	1,299	1,911	2,230	2,144
Lease liabilities	124	116	126	—	—	—
Environmental rehabilitation and other provisions	715	731	697	827	942	877
Provision for pension and post-retirement benefits	85	83	100	100	122	118
Trade, other payables and provisions	7	8	15	3	3	4
Deferred taxation	267	246	241	315	363	496

	2,924	2,973	2,478	3,156	3,660	3,639

	As at June 30	As at December 31
	2021	2020	2019	2018	2017	2016
	$	$	$	$	$	$
	(in millions)
Current liabilities
Borrowings	203	142	734	139	38	34
Lease liabilities	52	37	45	—	—	—
Trade, other payables and provisions	589	627	586	594	638	615
Taxation	35	153	72	60	53	111

	879	959	1,437	793	729	760
Liabilities held for sale	—	—	272	—	126	—

	879	959	1,709	793	855	760

Total liabilities	3,803	3,932	4,187	3,949	4,515	4,399

Total equity and liabilities	7,665	7,672	6,863	6,643	7,219	7,153

Number of ordinary shares as adjusted to reflect changes in share capital	417,345,340	416,890,087	415,301,215	412,769,980	410,054,615	408,223,760
Share capital (exclusive of long-term debt and redeemable preference shares)	17	17	17	16	16	16
Net assets	3,862	3,740	2,676	2,694	2,704	2,754

(1)	Includes non-controlling interests.

THE OFFERING

Issuer	AngloGold Ashanti Holdings plc.

Guarantor	AngloGold Ashanti Limited.

Amount of Notes Offered	$750,000,000 aggregate principal amount of 3.375% notes due 2028 (the “notes”).

Ranking	The notes will constitute unsecured and unsubordinated indebtedness of Holdings and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to any of Holdings’ existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of Holdings’ subsidiaries.

The guarantee of the notes will constitute unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantee will be effectively subordinated to any of AngloGold Ashanti Limited’s existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of AngloGold Ashanti Limited’s subsidiaries.

Maturity	The notes will mature on November 1, 2028.

Interest Rate	The notes will bear interest at a rate of 3.375% per annum.

Regular Record Dates for Interest	The close of business on April 15 and October 15 (whether or not a business day) immediately preceding each interest payment date.

Interest Payment Dates	May 1 and November 1, commencing on May 1, 2022.

Business Day	Any day, other than a Saturday or Sunday, which is not, in New York City or London, United Kingdom, a legal holiday or a day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

Optional Redemption	Prior to September 1, 2028, Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes matured on September 1, 2028 (exclusive of interest accrued and unpaid to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus the make-whole spread, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after September 1, 2028, Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the date of redemption. See “Description of Notes—Optional Redemption”.

Optional Tax Redemption	In the event of any tax law changes that require Holdings or AngloGold Ashanti Limited to pay additional amounts as described under “Description of Notes—Optional Tax Redemption”, and in other limited circumstances, Holdings or AngloGold Ashanti Limited may redeem all, but not less than all, of the notes prior to maturity.

Change of Control Repurchase Event	Upon the occurrence of both (i) a change of control of AngloGold Ashanti Limited and (ii) a rating downgrade of the notes by each of Fitch Ratings, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, unless Holdings or AngloGold Ashanti Limited has exercised its rights to redeem the notes, Holdings will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Payment of Additional Amounts	If Holdings or AngloGold Ashanti Limited is required by the government of any jurisdiction in which either is resident for tax purposes or any political subdivision or taxing authority of such jurisdiction to deduct or withhold taxes in respect of payment on the notes or under the guarantee it will, subject to certain exceptions, pay the holder additional amounts so that the net amount received will be the amount specified in the note as described under “Description of Notes—Payment of Additional Amounts”, but may exercise the right to redeem the notes for tax reasons, as described under “Description of Notes—Optional Tax Redemption”.

Covenants	The indenture relating to the notes contains covenants restricting, subject to certain important limitations, the ability of Holdings and AngloGold Ashanti Limited to amalgamate, reconstruct, consolidate or merge with another company or other legal entity, and the ability of AngloGold Ashanti Limited and its restricted subsidiaries to pledge certain of their respective material assets to secure certain indebtedness and create or incur liens on certain of their material property or to engage in sale and leaseback transactions. These restrictive covenants are described under the headings “Description of Debt Securities—Merger or Consolidation”, “—Limitation on Liens” and “—Limitation on Sale and Lease Back Transactions” in the accompanying prospectus and “Description of Notes—Covenants” and “—Consolidation, merger, conveyance or transfer” in this prospectus supplement.

Book-Entry Issuance, Settlement and Clearance

The notes will be issued in fully registered form in denominations of $200,000 and integral multiples in excess thereof of $1,000. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”). You will hold beneficial interests in the notes through DTC and DTC and its direct and indirect participants will record your beneficial interest on their books. Certificated notes will not be issued except in certain limited circumstances. Settlement of the notes will occur through DTC in same-day funds.

Governing Law	The indenture is, and the notes and the guarantee will be, governed by the laws of the State of New York.

Defeasance	The notes will be subject to the defeasance and covenant defeasance provisions in the indenture described under “Description of Debt Securities—Defeasance” in the accompanying prospectus.

Further Issuances	Holdings may, at its option, at any time and without the consent of the then existing noteholders, issue additional notes in one or more transactions after the date of this prospectus supplement with terms (other than the issuance date and issue price) identical to the notes offered hereby; provided that no such additional notes will be issued unless they are fungible with the notes offered hereby for U.S. federal income tax purposes. These additional notes will be deemed to have been part of the series of notes offered hereby and will provide the holders of such additional notes the right to vote together with holders of the notes issued hereby. Likewise, AngloGold Ashanti Limited has the right, without the consent of the then existing noteholders, to guarantee such additional securities, to guarantee other debt of Holdings or debt of its other subsidiaries and to issue its own debt.

Listing	We will apply to list the notes on the New York Stock Exchange. There can be no guarantee that the application to list the notes on the New York Stock Exchange will be approved or the notes will be listed, and settlement of the notes is not conditioned on obtaining this listing.

Use of Proceeds	We intend to use the net proceeds from the offering of the notes, together with cash on hand, to (i) fund the purchase price for the 2022 notes to the extent validly tendered and accepted for payment in the tender offer, (ii) redeem any remaining outstanding 2022 notes, which have not been validly tendered and accepted for payment in the tender offer, and (iii) pay related transaction fees, including applicable premia and expenses. See “Summary—Recent Developments—Cash tender offer for the 5.125% notes due 2022 and subsequent “make-whole” redemption” and “Use of Proceeds”.

Trustee, Registrar, Transfer Agent and Paying Agent	The Bank of New York Mellon.

Timing and Delivery	We currently expect delivery of the notes to occur on or about October 22, 2021.

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, which includes information incorporated by reference. In particular, you should evaluate the specific factors under “Risk Factors” beginning on page S-13 of this prospectus supplement for risks involved with an investment in the notes.

RISK FACTORS

Investing in the notes offered by this prospectus supplement and the accompanying prospectus involves risk. Before you make a decision to buy notes, you should read and carefully consider the risks and uncertainties discussed in this prospectus supplement and any related free writing prospectus or in other documents that are subsequently incorporated by reference. Additional risks not currently known to us or that are currently deemed immaterial may also have a material adverse effect on us. You should carefully consider these risks together with the other information in this prospectus supplement and the accompanying prospectus and the other information incorporated by reference herein before deciding to invest in the notes. If any of those risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that case, Holdings or AngloGold Ashanti Limited may be unable to make required payments of principal of, or premium, if any, and interest on, the notes.

SUMMARY OF RISK FACTORS

1.	Risks Related to Our Industry

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Mining companies are increasingly expected to operate in a sustainable manner and to provide benefits to affected communities. Failure to do so can result in legal suits, additional costs to address social or environmental impacts of operations, investor divestment and loss of “social license to operate”, and could adversely impact our financial condition.

•	Mining companies are subject to many risks related to the development of mining projects that may adversely affect our results of operations and profitability.

•

Mining companies are subject to extensive environmental, health and safety laws and regulations. Failure to comply could result in enforcement proceedings, claims, suspension of operations, community protest and/or additional capital or operating expenditures that could adversely impact our financial condition or reputation.

•

Compliance with tailings management requirements and standards, and potential liabilities in the event of a failure to timely comply or an incident involving a tailings storage facility, could adversely impact our financial condition, results of operations and reputation.

•	Mining companies face uncertainty and risks in exploration, feasibility studies and other project evaluation activities.

•	Mining is inherently hazardous and the related risks of events that cause disruptions to our mining operations may adversely impact cash flows and overall profitability.

•

Mining operations and projects are vulnerable to supply chain disruption such that operations and development projects could be adversely affected by shortages of, as well as the lead times to deliver, strategic spares, critical consumables, mining equipment or metallurgical plant.

2.	Risks Related to Our Operations and Business

•

Our mineral deposits, Ore Reserve and mining operations are located in countries where political, tax and economic laws and policies may change rapidly and unpredictably and such changes and policies may adversely affect both the terms of our mining concessions, as well as our ability to conduct operations in certain countries.

•	Our inability to retain our senior management may have an adverse effect on our business.

•	We compete with mining and other companies for key human resources with critical skills and our inability to retain key personnel could have an adverse effect on our business.

•	Increased labor costs could have a material adverse effect on our results of operations and financial condition.

•	The use of contractors at certain of our operations may expose us to delays or suspensions in mining activities and increases in mining costs.

•

Our Ore Reserve, deposits and mining operations are located in countries that face instability and security risks that may adversely affect both the terms of our mining concessions, as well as our ability to conduct operations in certain countries.

•	Labor unrest, activism and disruptions (including protracted stoppages) could have a material adverse effect on our results of operations and financial condition.

•	Artisanal and illegal mining occurs on our properties, which can disrupt our business and expose us to liability.

•	Our mining rights in the countries in which we operate could be altered, suspended or canceled for a variety of reasons, including breaches in our obligations in respect of such mining rights.

•	Title to our properties may be uncertain and subject to challenge.

3.	Risks Related to Our Corporate and Financing Structure and Strategy

•	We expect to have significant financing requirements.

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We do not have full management control over some of our significant joint venture projects and other interests. If the operators of these projects do not manage these effectively and efficiently, our investment in these projects could be adversely affected and our reputation could be harmed.

•	Any downgrade of credit ratings assigned to our debt securities could increase future interest costs and adversely affect the availability of new financing.

4.	Market Risks

•	The price of gold, our principal product, and other commodity market price fluctuations could adversely affect the profitability of operations.

•	Foreign exchange fluctuations could have a material adverse effect on our results of operations and financial condition.

•

The profitability of mining companies’ operations and the cash flows generated by these operations are significantly affected by fluctuations in input production prices, many of which are linked to the prices of oil and steel.

•	Global economic conditions could adversely affect the profitability of operations.

•	Energy cost increases and power fluctuations and stoppages could adversely impact our results of operations and financial condition.

•	Inflation may have a material adverse effect on results of operations.

5.	Other Regulatory and Legal Risks

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Failure to comply with laws, regulations, standards and contractual obligations, breaches in governance processes or fraud, bribery and corruption may lead to regulatory penalties, loss of licenses or permits, negative effects on our reported financial results, and adversely affect our reputation.

•	We are subject to the risk of litigation, the causes and costs of which are not always known.

•	Compliance with emerging climate change regulations could result in significant costs and climate change may present physical risks to a mining company’s operations.

•	Breaches in cybersecurity and violations of data protection laws may adversely impact our business.

Risks Related to Our Industry

Mining companies are increasingly expected to operate in a sustainable manner and to provide benefits to affected communities. Failure to do so can result in legal suits, additional costs to address social or environmental impacts of operations, investor divestment and loss of “social license to operate”, and could adversely impact our financial condition.

As a result of public concern about the perceived ill effects of economic globalization and resource extraction activities, businesses in general and large multinational mining corporations in particular face increasing public scrutiny of their activities. The cost of measures and other issues relating to the sustainable development of mining operations could place significant demands on personnel resources, could increase capital and operating costs and could have an adverse impact on our reputation, results of operations and financial condition.

Mining companies are under increasing pressure to demonstrate that, whilst they seek a satisfactory return on investment for shareholders, other social partners, including employees, host communities and more broadly, the countries in which they operate, also benefit from their commercial activities. Such pressures tend to be particularly focused on companies whose activities are perceived to have, or have, a high impact on their social and physical environment. Social media and other web-based tools to share user-generated content further increases the potential scope and force of public scrutiny. Adverse publicity in cases where companies are believed not to be creating sufficient social and economic benefit may result in reputational damage, active community opposition, allegations of human rights abuses, legal suits and investor withdrawal.

Mining operations are often located at or near existing towns and villages, natural waterways and other infrastructure or natural resources. As the impacts of dust generation, waste storage, water pollution or water shortages may be directly adverse to those communities, poor environmental management practices, or, in particular, adverse changes in the supply or quality of water, can result in community protest, regulatory sanctions or ultimately in the withdrawal of community and government support for our operations. For example, following a 2017 popular consultation in the Colombian municipality of Cajamarca in the Tolima department, which hosts our La Colosa exploration site, our management suspended much of the current fieldwork around the project until the related environmental permits are granted and there is more certainty about mining activity in Colombia. Force majeure was declared at the project. Similarly, in the Colombian town of Piedras in the Tolima department, which is not located in the immediate vicinity of the La Colosa exploration site, we also contested a 2013 popular consultation which attempted to ban all mining activities in the area. Subsequently, the Colombian Constitutional Court has decided that local municipalities or regions do not have authority to veto mining activities through popular consultations. See “Item 8A: Legal Proceedings—Colombia” in our 2020 Form 20-F incorporated herein by reference. If we are unsuccessful in securing community support for our projects, or groups opposed to mining successfully pursue similar or other legal mechanisms to attempt to block exploration or extraction activities, there could be an adverse impact on our reputation, our ability to develop our mining concessions, and our results of operations and financial condition.

In addition, as we have a long history of mining operations in certain regions, issues may arise regarding historical, as well as potential future, environmental or health impacts in those areas. For example, certain parties, including non-governmental organizations (“NGOs”), community groups and institutional investors, have raised concerns and, in the case of some individuals in Obuasi, threatened or commenced litigation, relating to air pollution or surface and groundwater quality, among other issues, in the area surrounding our Obuasi and Iduapriem mines in Ghana, including potential impacts to local rivers and wells used for water from heavy metals, arsenic and cyanide as well as sediment and mine rock waste.

Disputes with surrounding communities may also affect mining operations, particularly where they result in restrictions of access to supplies and to mining operations. The miners’ access to land may be subject to the rights or asserted rights of various community stakeholders, including indigenous people. Access to land and land use is of critical importance to us for exploration and mining, as well as for ancillary infrastructure. In some cases, we have had difficulty gaining access to new land because of perceived poor community compensation practices. For example, compensation remains a significant area of concern at Siguiri in Guinea. Delays in projects as well as increased costs attributable to a lack of community support can translate directly into a decrease in the value of a project or into an inability to bring the project to production. Where consultation with stakeholders is statutorily or otherwise mandated, relations may not remain amicable and disputes may lead to reduced access to properties or delays in operations.

Mining companies are subject to many risks related to the development of mining projects that may adversely affect our results of operations and profitability.

Development of our mining projects may be subject to unexpected problems and delays that could impact our ability to develop or operate the relevant project as planned or increase the costs of such relevant project. For example, following an underground sill pillar failure incident in May 2021, which resulted in one fatality, all underground mining activities at the Obuasi mine were suspended from the date of the incident until mid-October 2021 to allow for an investigation and third-party review of the mine, schedule and ground management plans. In addition, constraints on the availability of mining and processing equipment, skilled labor, utilities, transportation and/or appropriate smelting and refining arrangements could result in delays or increase the costs needed to secure adequate supplies or resources or to construct facilities required for our mining operations. Furthermore, a decrease in budgets relating to current or medium-term exploration and development could increase our development and operating costs in the long term.

The remote location of many mining properties, delays in obtaining or failure to obtain necessary environmental and other governmental permits and approvals, the impact of public health crises, epidemics or pandemics (including the COVID-19 pandemic) as well as third-party legal challenges to individual mining projects and broader social or political opposition to mining may increase the cost, timing and complexity of mine development and construction. We have applied for the required environmental authorizations to develop the Quebradona project in Colombia.

We may prove unable to successfully develop potential exploration sites due to, for example, social and community opposition, litigation and governmental regulatory or administrative proceedings, the classification of land covered by mining titles as an environmentally-protected area, ore body grades, the inability of any such project to meet our investment hurdle rate, and delays that could result in the expiry of permits. See “—Mining companies are subject to extensive environmental, health and safety laws and regulations. Failure to comply could result in enforcement proceedings, claims, suspension of operations, community protest and/or additional capital or operating expenditures that could adversely impact our financial condition or reputation” and “Item 8A: Legal Proceedings—Colombia” in our 2020 Form 20-F incorporated herein by reference.

Accordingly, our future development activities may not result in the expansion or replacement of current production, or one or more new production sites or facilities may not be developed as planned or may be less profitable than anticipated or even be loss-making. A failure in our ability to develop and operate mining projects in accordance with, or in excess of, expectations could negatively impact our results of operations, as well as our financial condition and prospects.

Mining companies are subject to extensive environmental, health and safety laws and regulations. Failure to comply could result in enforcement proceedings, claims, suspension of operations, community protest and/or additional capital or operating expenditures that could adversely impact our financial condition or reputation.

Our operations are subject to extensive environmental, health and safety laws and regulations in the various jurisdictions in which we operate. These regulations, as well as international standards for the industry, establish limits and conditions on our ability to conduct our operations and govern, among other things, extraction, use and conservation of water resources; air emissions (including dust control); water treatment and discharge; regulatory and community reporting; clean-up of contamination; land use and conservation of protected areas; safety and health of employees and community health; and the generation, transportation, storage and disposal of solid and hazardous wastes, such as reagents, radioactive materials and mine tailings.

The cost of compliance with environmental, health and safety laws and regulations is expected to continue to be significant to us. From time to time, new or updated laws, regulations and standards are introduced and may be more stringent than those to which we are currently subject, including with respect to tailings management and TSFs. See “—Compliance with tailings management requirements and standards, and potential liabilities in the event of a failure to timely comply or an incident involving a tailings storage facility, could adversely impact our financial condition, results of operations and reputation.” Should compliance with these laws, regulations and standards require a material increase in expenditures or material changes or interruptions to operations or production, including as a result of any incident or failure to comply with applicable regulations, our results of operations and financial condition could be adversely affected. We could incur fines, penalties and other sanctions, clean-up costs and third-party claims for personal injury or property damage, suffer reputational damage, or be required to install costly pollution control equipment or to modify or suspend operations, as a result of actual or alleged violations of environmental, health and safety laws and regulations or the terms of our permits. In some of the jurisdictions in which we operate, the government may enforce a total or partial shutdown of operations to enable investigations into the cause of accidents at those operations. Our reputation could be damaged by any significant governmental investigation or enforcement action for non-compliance with health and safety laws, regulations or standards. Any of these factors could have a material adverse effect on our results of operations and financial condition.

Failure to comply with applicable environmental, health and safety laws and regulations may also result in the suspension or revocation of operating permits. For example, in Colombia, our core mining concession contracts provide that the Colombian mining authority, having regard to due process, could declare the underlying concession void if we repeatedly or continually breach applicable environmental laws or regulations or engage in acts of corruption or other serious misconduct. In that event, we could be required to abandon the relevant project and, depending on the severity of the violations or misconduct, the Colombian mining authority may cancel our other existing mining concession contracts. Pending proposals for new mining concession contracts could also be canceled and we could be banned from doing business with the Colombian government for a period of five years.

Our ability to obtain and maintain permits and to successfully operate in particular communities may be adversely impacted by real or perceived effects on the environment or human health and safety associated with our or other mining companies’ activities. For example, in Colombia, various plaintiffs, including certain governmental authorities and various associations that represent local communities, brought legal proceedings against us in order to stop exploration, development and mining activities in certain areas, in which our exploration projects are located, due to environmental concerns. For instance, a consolidated class action with respect to the La Colosa project is currently pending before the Council of State of Colombia (the highest court for administrative matters) with respect to the impact of the project on the environment. If we do not prevail before the Council of State, we may have to perform one or more technical studies in relation to the La Colosa project, which if they were to conclude that a “threat” to the environment exists, could result in the suspension of certain development activities or even the abandonment of the project. See “Item 8A: Legal Proceedings—Colombia” in our 2020 Form 20-F incorporated herein by reference.

Environmental impacts arising in connection with our operations could lead to the imposition of legal obligations, including the remediation of environmental contamination, claims for property damage and personal injury from adjacent communities and restrictions on mining operations. For example, brief gold processing stoppages after environmental incidents, such as pipeline failures or deficiencies in water management systems, have occurred previously at our operations. Leaks or discharges of hazardous materials could result in liabilities for clean-up or personal injury that may not be covered by insurance. We have identified groundwater contamination plumes at certain of our operations that have occurred primarily as the result of seepage from surface operations and facilities, including tailings storage facilities and waste rock piles, or from sulphide or other substances in local rock formations which are exposed to water. In addition, closure of a mine could trigger or accelerate obligations, including to conduct environmental rehabilitation activities and/or to address historical impacts on environmental quality in the area surrounding the mine. Costs incurred by us in excess of our existing provisions for such matters, or on a more accelerated or compressed timeline than currently anticipated, could have a material adverse impact on our results of operations and financial condition.

In addition, the use of hazardous materials in metallurgical processing remains under continued scrutiny. As there are few, if any, effective substitutes in extracting gold from the ore, any ban or material restrictions on the use of such materials in mining operations in the jurisdictions where we conduct our operations could adversely affect our results of operations and financial condition.

Our operations are heavily dependent upon access to substantial volumes of water for use in the mining and extractive processes and typically are subject to water-use permits that govern usage and require, among other things, that mining operations maintain certain water quality upon discharge. Water quality and usage are areas of concern across all of our operations, including with respect to our mining operations in Ghana and our exploration projects at Quebradona and elsewhere in Colombia, where there is significant potential environmental and social impact and a high level of stakeholder scrutiny. Any failure by us to secure access to suitable water supplies or achieve and maintain compliance with applicable requirements of the permits or licenses, could result in curtailment or halting of production at the affected operations. Incidents of water pollution or shortage can, in certain cases, lead to community protest and ultimately to the withdrawal of community and government support for our operations. A failure by us to comply with water contamination rehabilitation directives may result in further, more stringent, directives being issued against us, which may, in some cases, result in a temporary or partial shutdown of some of our operations.

Mining companies are required by law to close their operations at the end of the mine life and rehabilitate the impacted areas. Estimates of the total ultimate closure, reclamation and rehabilitation costs for gold mining operations are significant and based principally on life-of-mine profiles, changing inflation and discount rate assumptions, changing infrastructure and facilities design and current legal and regulatory requirements that may change materially. Environmental liabilities are accrued when they become known, are probable and can be reasonably estimated. Increasingly, regulators are seeking security in the form of cash collateral or bank guarantees in respect of environmental obligations. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine” in our 2020 Form 20-F incorporated herein by reference.

Our provisions for decommissioning and for restoration (excluding joint ventures and discontinued operations) totaled $674 million in 2020, $634 million in 2019 and $637 million in 2018. Costs associated with rehabilitating land disturbed by mining processes and addressing environmental, health and community issues are estimated and financial provision made based upon current available information based on our commitments in terms of environmental legislation or agreements with government. Estimates notably relate to discount rates, which may vary due to changes in global economic assumptions, and mine plans, which may change in line with variations in cash flows, designs of tailings storage facilities and methodologies used to compute liabilities (including as a result of a request from environmental regulatory authorities). As such, estimates may be insufficient and further costs may be identified at any stage that may exceed the provisions that we have made. Any underestimated or unidentified rehabilitation costs would reduce earnings and could materially and adversely affect our asset values, earnings and cash flows. Further, sudden changes in a life of mine plan or the accelerated closure of a mine may give rise to the recognition of additional liabilities that are not anticipated.

Environmental laws, regulations and standards are continually changing and are generally becoming more stringent. Changes to our environmental compliance obligations or operating requirements could adversely affect our operations, rate of production and revenue. Variations in laws and regulations, assumptions made to estimate liabilities, standards or operating procedures, more stringent emission or pollution thresholds or controls, or the occurrence of unanticipated conditions, may require operations to be suspended or permanently closed, and could increase our expenses and provisions. These expenses and provisions could adversely affect our results of operations and financial condition.

Compliance with tailings management requirements and standards, and potential liabilities in the event of a failure to timely comply or an incident involving a tailings storage facility, could adversely impact our financial condition, results of operations and reputation.

Mining and mineral processing operations generate waste rock and tailings. The impact of dust generation, breach, leak, or other failure of a waste rock or TSF, including any associated dam, can be significant. An incident at our operations could result, among other things, in enforcement, obligations to remediate environmental contamination, negative press coverage, and claims for property or natural resources damages and personal injury by adjacent communities. Incidents at other mining companies’ operations could result in governmental action to tighten regulatory requirements and restrict certain mining activities, in particular with respect to TSFs. See “—Mining companies are subject to extensive environmental, health and safety laws and regulations. Failure to comply could result in enforcement proceedings, claims, suspension of operations, community protest and/or additional capital or operating expenditures that could adversely impact our financial condition or reputation.” And also “Item 4B: Business Overview—Environmental, Health and Safety Matters” in our 2020 Form 20-F incorporated herein by reference.

For example, a TSF at the Córrego do Feijão iron ore mine owned by Vale at Brumadinho in the state of Minas Gerais in Brazil burst in January 2019. Tailings reached the mine’s administrative area and part of the local community, reportedly resulting in death or injury to hundreds of people. As a result of this incident, environmental licensing processes in Brazil for mining companies have become more stringent, especially those involving TSFs. Since this incident, the Brazilian authorities, both at the federal and state levels, have generally increased scrutiny of mining operations in Brazil, and of TSFs in particular, and have been considering, and in some cases have adopted, stricter laws and regulations applicable to the approval, licensing, construction, management, closure and decommissioning of TSFs in Brazil. It is likely that there will be further changes in federal and state legislation and regulation, as well as much more intense scrutiny and control of, as well as cost increases associated with inspecting, maintaining and constructing TSFs. For example, at the federal level, the Brazilian National Mining Agency (“ANM”) issued Resolution No. 13/19 in August 2019, which adopted additional regulatory measures to ensure the stability of TSFs, in particular those built or heightened by the upstream method or by any method declared as “unknown”. Among other things, ANM Resolution No. 13/19 prohibits the upstream method for the construction or heightening of tailings dams throughout the national territory of Brazil. It further requires operators to cease all storage and disposal activities at TSFs (known as “deactivation” or “desativação”) constructed or heightened upstream or by an “unknown” method by

September 15, 2021 as well as to decommission such TSFs by September 15, 2022 to September 15, 2027 (depending on the capacity volume). To comply with the terms of ANM Resolution No. 13/19, our Serra Grande tailings dam in the state of Goiás must be decommissioned by September 15, 2025. The Serra Grande mine completed the process of reinforcing the dam walls of its upstream TSF, deactivating the TSF and migrating to dry-stacking operations, each by the September 15, 2021 deadline. Furthermore, Federal Law No. 14.066/20, adopted in October 2020, also imposes requirements on companies to decommission upstream TSFs, including our Serra Grande tailings dam, by February 25, 2022 (which date is earlier than required by ANM Resolution No. 13/19). However, Federal Law No. 14.066/20 does permit extensions of the compliance deadline, with the consent of the ANM based on the technical plan for decommissioning. Serra Grande has requested an extension of the compliance deadline until 2025 in line with the timeline set forth in ANM Resolution No. 13/19 and presented its technical plan for decommissioning. If the ANM does not consent to an extension of the deadline to 2025, or establishes a different deadline that is earlier than 2025, and we fail to comply with such deadline, we could be subject to claims or litigation by third parties, including enforcement action by governmental authorities which could result in the imposition of fines or suspension of our operations. With respect to downstream (or “centerline”) TSFs, Federal Law No. 14.066/20 requires companies, to the extent that communities are located in the self-rescue zone of those TSFs, to implement one of the following measures for such structures: either (i) the structure must be deactivated and decommissioned, (ii) the population must be relocated, with reparations for loss of cultural heritage, or (iii) reinforcement works that guarantee the effective stability of the structure must be carried out, by decision of the public authorities, taking into account the previous nature of the dam in relation to the occupation and technical-financial viability of the alternatives. Even if reinforcement works are completed, deactivation and decommissioning of those TSFs will be required at the end of the life of the mine. All of the TSFs operated by us in Brazil have communities located in self-rescue zones. We are planning to transition to dry-stacking operations for tailings storage at each location in Brazil in the near term and currently estimate that the capital expenditures required in 2021 to implement this new technology will not exceed $150 million. Capital expenditures for this work during the period 2022-2025 are expected to be material but, based on preliminary estimates to date, we anticipate that annual expenditures for each of these years will be significantly less than in 2021 and will decline over time. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine—Americas—Brazil” in our 2020 Form 20-F incorporated herein by reference. In addition, we have committed to implement a new Global Industry Standard on Tailings Management, established in August 2020 by a panel comprised of industry and NGO experts, at our 22 TSFs in Africa, Australia and South America within the next five years.

Additionally, public prosecutors have been pursuing an active role in the enforcement of new state and federal laws and regulations by way of legal action against several mining companies to compel compliance with these new rules. Our Brazilian subsidiaries are currently involved in such lawsuits in the state of Goiás in respect of the Serra Grande tailings dam and in the state of Minas Gerais in relation to the Cuiabá tailings dam. The outcome of these lawsuits cannot be predicted but, if resolved adversely to us, may result in additional and accelerated operating or capital costs for us, including costs exceeding our current provisions for decommissioning these sites, which may adversely affect our financial condition and results of operations. See “Item 8A: Legal Proceedings—Brazil” in our 2020 Form 20-F incorporated herein by reference. In addition, it is believed that communities will increasingly seek engagement and information with respect to the adequacy of the safety measures in place to protect them from TSF-related incidents.

Mining companies face uncertainty and risks in exploration, feasibility studies and other project evaluation activities.

We must continually replace Ore Reserve depleted by mining and production to maintain or increase production levels in the long term. This is undertaken by exploration activities that are speculative in nature. Our ability to sustain or increase our present levels of gold production depends in part on the success of our projects and we may be unable to sustain or increase such levels.

Feasibility studies and other project evaluation activities necessary to determine the current or future viability of a mining operation, including to estimate tonnages, grades and metallurgical characteristics of the ore, are often unproductive. Such activities often require substantial expenditure on exploration drilling to establish the presence, extent and grade (metal content) of mineralized material. We undertake feasibility studies to estimate the technical and economic viability of mining projects and to determine appropriate mining methods and metallurgical recovery processes. These activities are undertaken to estimate the Ore Reserve. For example, at Quebradona, we completed the feasibility study for the project in the first half of 2021.

Once mineralization is discovered, it may take several years to determine whether an adequate Ore Reserve exists, during which time the economic feasibility of the project may change due to fluctuations in factors that affect both revenue and costs, including:

•	prevailing and anticipated prices of metals and other commodities;

•	prevailing and anticipated foreign currency exchange rates;

•	the required return on investment as based on the cost and availability of capital;

•	applicable regulatory requirements, including those relating to environmental or health and safety matters;

•	recovery rates of gold and other metals from the ore; and

•	capital expenditure and cash operating costs.

These estimates depend on assumptions made based on available data. Ore Reserve estimates are not precise calculations and depend on the interpretation of limited information on the location, shape and continuity of the mineral occurrence and on available sampling results. No assurance can be given that Ore Reserve estimates or other estimates are accurate or that the indicated levels of gold, copper or other mineral will be produced. Further exploration and feasibility studies can result in new data becoming available that may change previous Ore Reserve estimates and impact the technical and economic viability of production from the project. Changes in the forecast prices of commodities, exchange rates, production costs or recovery rates may change the economic status of Ore Reserves resulting in revisions to previous Ore Reserve estimates. These revisions in Ore Reserves estimates as well as changes in life of mine estimates could also impact depreciation and amortization rates, asset carrying values and/or estimates for closure, restoration and environmental rehabilitation costs.

We undertake annual revisions to our Ore Reserve estimates based upon asset sales and acquisitions, actual exploration and production results, depletion, new information on geology, model revisions and fluctuations in production, forecasts of commodity prices, economic assumptions and operating and other costs. These factors may result in reductions in Ore Reserve estimates, which could adversely affect life-of-mine plans and consequently the total value of our mining asset base. Ore Reserve restatements could negatively affect our results of operations, as well as our financial condition and prospects.

Due to a declining rate of discovery of new gold Ore Reserve in recent years, we face intense competition for the acquisition of attractive mining properties. From time to time, we evaluate the acquisition of an Ore Reserve, development properties or operating mines, either as stand-alone assets or as part of existing companies. Our decision to acquire these properties has been based on a variety of factors, including historical operating results, estimates and assumptions regarding the extent of the Ore Reserve, cash and other operating costs, gold prices, projected economic returns and evaluations of existing or potential liabilities associated with the relevant property and our operations and how these factors may change in the future. Other than historical operating results, these factors are uncertain and could have an impact on revenue, cash and other operating costs, as well as the process used to estimate the relevant Ore Reserve.

As a result of these uncertainties and declining grades, our exploration and acquisitions may not result in the expansion or replacement of current production, the maintenance of our existing Ore Reserve net of production or yield an increase in Ore Reserve. Our results of operations and financial condition are directly related to the success of our exploration and acquisition efforts and the ability to replace or increase the existing Ore Reserve as it is depleted. If we are not able to maintain or increase our Ore Reserve, our results of operations as well as our financial condition and prospects could be adversely affected.

Mining is inherently hazardous and the related risks of events that cause disruptions to our mining operations may adversely impact cash flows and overall profitability.

Gold mining operations are subject to risks of events that may adversely impact our ability to produce gold and meet production and cost targets. These events include, but are not limited to:

•	accidents or incidents, including due to human error, during exploration, production, drilling, blasting or transportation resulting in injury, loss of life or damage to equipment or infrastructure;

•	air, land and water pollution;

•	social or community disputes or interventions;

•	security incidents, including the activities of artisanal or illegal miners;

•	surface or underground fires or explosions;

•	labor force disputes and disruptions;

•	loss of information integrity or data;

•	mechanical failure or breakdowns and aging infrastructure;

•	failure of unproven or evolving technologies;

•	unusual or unexpected geological formations, ground conditions, including lack of mineable face length and ore-pass blockages;

•	fall-of-ground accidents in underground operations;

•	cave-ins, sinkholes, subsidence, rock falls, rock bursts or landslides;

•	failure of mining pit slopes, heap-leach facilities, water or solution dams, waste stockpiles and tailings dam walls;

•	safety-related stoppages;

•	seismic activity; and

•	other natural phenomena, such as floods, droughts or weather conditions, potentially exacerbated by climate change.

Seismic activity is of particular concern in underground mining operations, particularly at greater depth of mining and/or if residual tectonic stresses are present. Seismic events have caused death and injury to employees and contractors as well as safety-related stoppages and may continue to do so in the future. Seismic activity and inadequately supported ground conditions may also cause a loss of mining equipment, damage to or destruction of mineral properties or production facilities, monetary losses, environmental pollution and potential legal liabilities.

Any of these events or incidents could, individually or in the aggregate, have a material adverse effect on our results of operations and financial condition. For example, in South Africa, there were four fatalities as a result of two separate safety incidents in March 2020 at the Mponeng mine. Another fatality was recorded in Ghana in June 2020, when an underground loader operator was fatally injured in a heavy mobile equipment-related incident at the Obuasi mine, which also resulted in a stoppage of that section of the underground operations for several days during the course of an on-site investigation. In addition, in July 2020, a security guard was fatally injured at the Obuasi mine when he was struck by a private vehicle that veered off the road. In Brazil, in February 2021, an underground blaster was fatally injured in a fall-of-ground incident at the Serra Grande mine. Furthermore, in May 2021, an employee at the Obuasi mine was fatally injured in an underground sill pillar failure incident, following which all underground mining activities at the Obuasi mine were suspended to allow for an investigation and third-party review of the mine, schedule and ground management plans. Underground ore mining at our Obuasi gold mine in Ghana resumed in mid-October 2021. See “Summary—Recent Developments—Obuasi Redevelopment Project”. Any seismic, flood or other similar events or incidents that occur in the future could have a material adverse effect on our results of operations and financial condition.

Mining operations and projects are vulnerable to supply chain disruption such that operations and development projects could be adversely affected by shortages of, as well as the lead times to deliver, strategic spares, critical consumables, mining equipment or metallurgical plant.

Our operations and development projects could be adversely affected by both shortages and long lead times to deliver strategic spares, critical consumables, mining equipment and metallurgical plant, as well as transportation delays. Import restrictions, such as those imposed by the Argentinian government from 2011 to 2015, can also delay the delivery of parts and equipment. In the past, we and other gold mining companies experienced shortages in critical consumables, particularly as production capacity in the global mining industry expanded in response to increased demand for commodities. We have also experienced increased delivery times for these items. Shortages have resulted in unanticipated price increases and production delays and shortfalls, resulting in a rise in both operating costs and in the capital expenditure necessary to maintain and develop mining operations.

Individually, we and other mining companies have limited influence over manufacturers and suppliers of these items. In certain cases, there are a limited number of suppliers for certain strategic spares, critical consumables, mining equipment or metallurgical plant who command superior bargaining power relative to us. We could at times face limited supply or increased lead time in the delivery of such items.

Our procurement policy is to source mining, processing equipment and consumables from suppliers that meet our corporate values and ethical standards, but risks remain around the management of ethical supply chains. In certain locations, where a limited number of suppliers meet these standards, additional strain is placed on the supply chain, thereby increasing the cost of supply and delivery times.

Furthermore, supply chains and rates can be impacted by natural disasters, such as earthquakes, extreme weather patterns and climate change, as well as other phenomena that include unrest, strikes, theft and fires. For example, in February 2013, a fire destroyed the heavy mining equipment stock of spares and components at the Geita gold mine in Tanzania. If we experience shortages, or increased lead times in the delivery of strategic spares, critical consumables, mining equipment or processing plant, we might have to suspend some of our operations and our results of operations and financial condition could be adversely impacted.

The Siguiri mine in Guinea was impacted as a result of Ebola virus outbreaks since 2014 in Western Africa, with the latest outbreak detected in early 2021, where certain crisis management measures were implemented. See “—Our Ore Reserve, deposits and mining operations are located in countries that face instability and security risks that may adversely affect both the terms of our mining concessions, as well as our ability to conduct operations in certain countries”.

Similarly, an outbreak of infectious diseases, a pandemic or other public health threat, such as the outbreak of the SARS-CoV-2 virus responsible for COVID-19 or an outbreak of the Ebola virus, or a fear of any of the foregoing, could adversely impact our operations by causing supply chain delays and disruptions, import restrictions or shipping disruptions, as well as operational shutdowns (including as part of government-mandated containment measures). For example, in response to the COVID-19 outbreak, during the months of March and December 2020, both the Argentinian and South African governments imposed significant restrictions on the movement of goods, services and persons (including travel), including a nationwide lockdown of businesses and their citizens (quarantine). In Argentina, the national government also imposed a temporary suspension of mining activities in March and December 2020, adversely impacting our operations. In Brazil, the State of Goiás also imposed similar restrictions in March 2020 which ran through the beginning of April 2020. Such disruptions and other manufacturing and logistical restraints could result in extended lead times in supply and distribution networks, as well as the exercise of force majeure measures, the impacts of which could eventually result in stoppage of mining operations. They could also result in the need to increase inventories on long lead time items and critical consumables and spares which may lead to an increase in working capital. In addition, restrictions in travel, including air travel, and border access may impact our ability to source and transport goods and services required to operate mines, transport gold doré to refineries and ship refined gold from refineries as well as increase the cost. We cannot guarantee that our crisis management measures will be adequate, that the supply chain and operations will not be adversely affected by a future Ebola, COVID-19 or other epidemic or pandemic outbreak or that there would be no related consequences, such as severe food shortages and social impact. Export restrictions related to any epidemic or pandemic (including as a result of government regulation and prevention measures) could similarly adversely impact our financial condition and results of operations.

Mining companies’ operations are vulnerable to infrastructure constraints.

Mining, processing, development and exploration activities depend on adequate infrastructure. Reliable rail, ports, roads, bridges, power sources, power transmission facilities and water supply are critical to our business operations and affect capital and operating costs. These infrastructures and services are often provided by third parties whose operational activities are outside our control.

Interferences in the maintenance or provision of infrastructure, including unusual weather phenomena, sabotage and social unrest could impede our ability to deliver our products on time and adversely affect our business, results of operations and financial condition.

Establishing infrastructure for our development projects requires significant resources, identification of adequate sources of raw materials and supplies, and necessary cooperation from national and regional governments, none of which can be assured.

We have operations or potential development projects in countries where government-provided infrastructure may be inadequate and regulatory regimes for access to infrastructure may be uncertain, which could adversely impact the efficient operation and expansion of our business. We may not secure and maintain access to adequate infrastructure in the future, or we may not do so on reasonable terms which may adversely affect our business, results of operations and financial condition.

Mining companies face strong competition and industry consolidation.

The mining industry is competitive in all of its phases. We compete with other mining companies and individuals for the acquisition of mining and exploration assets, for mining claims and leases on exploration properties, as well as for specialized equipment, components and supplies necessary for exploration, development and mining of the relevant mining or exploration asset. These competitors may have greater financial resources, operational experience and technical capabilities than us and may also be lower on the industry cost curve than us. Competition may increase our cost of acquiring suitable claims, properties and assets, which could have a material adverse effect on our financial condition and results of operations.

Further, industry consolidation may lead to increased competition due to lesser availability of mining and exploration assets. A number of transactions have been completed in the gold mining industry in recent years. In this regard, some of our competitors have made acquisitions or entered into business combinations, joint ventures, partnerships or other strategic relationships. For example, Barrick Gold Corporation (“Barrick”) completed its merger with Randgold Resources Limited in January 2019 and Newmont Corporation (formerly Newmont Mining Corporation) completed its business combination with Goldcorp Inc. in April 2019. Similar consolidations in the form of acquisitions, business combinations, joint ventures, partnerships or other strategic relationships may continue in the future. The companies or alliances resulting from these transactions or any further consolidation involving our competitors may benefit from greater economies of scale as well as significantly larger and more diversified asset bases than us. In addition, following such transactions certain of our competitors may decide to sell specific mining assets increasing the availability of such assets in the market, which could adversely impact any sale process that we may undertake at the same time, including such sales processes taking longer to complete or not completing at all or not realizing the full value of the assets being disposed of.

Such developments could have a material adverse effect on our business, operating results and financial condition.

Our mineral deposits, Ore Reserve and mining operations are located in countries where political, tax and economic laws and policies may change rapidly and unpredictably and such changes and policies may adversely affect both the terms of our mining concessions, as well as our ability to conduct operations in certain countries.

Past experience demonstrates that political, tax and economic laws and policies in countries in which we operate can change rapidly. Examples include the foreign currency regulations that were imposed from 2011 to 2015 and since September 2019 in Argentina and the ban on gold ore exports announced by the Tanzanian government in March 2017. As mining assets are fixed and largely immovable, the adverse impacts of such changes may be unavoidable and immediate.

Any existing and new mining, exploration operations and projects that we carry out are subject to various national and local laws, policies and regulations governing the ownership, prospecting, development and mining of Ore Reserve, taxation and royalties, exchange controls, import and export duties and restrictions, investment approvals, employee and social community relations and other matters.

In many of the countries in which we operate, there is an ongoing focus by governments seeking greater economic benefit and increased financial and social benefits from extractive industries and mining in particular. This entails the review of mining codes and stability agreements, which were in many cases designed under particular economic conditions, and the formulation or amendment of laws, policies and regulations relating to issues such as mineral rights and asset ownership, royalties, taxation and taxation disputes, “windfall” or “super” taxation, non-recovery of taxation refunds, import and export duties, currency transfers, restrictions on foreign currency holdings and repatriation of earnings. The laws, policies and regulations are increasingly uncertain, changing and generally require progressively higher payments to governments, notably in the form of increased royalties and taxes, mandated beneficiation, export levies and increasing or retaining state or national ownership of resources. For example, the royalty rate applicable to gold increased from 2.5% to 3.5% in 2018 in the DRC and from 4% to 6% in Tanzania in 2017. In particular, changes to the fiscal terms governing our operations may have a material adverse impact on our results of operations or financial condition, threaten the viability of existing operations, and discourage future investments in certain jurisdictions. This may therefore have an adverse impact on our ability to access new assets and potentially reduce future growth opportunities.

For example, in July 2017, the government of Tanzania enacted new legislation which purports to make a number of changes to the operating environment for Tanzania’s extractive industries, including its mining sector. These changes include, among other things, the right for the government of Tanzania to renegotiate existing mining development agreements at its discretion and the provision to the government of Tanzania of a non-dilutable, free-carried interest of no less than 16% in all mining projects. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine—Africa—Tanzania” in our 2020 Form 20-F incorporated herein by reference. Any future amendments to the mining codes of the countries in which we operate or attempts to renegotiate our existing mining conventions in such countries could have further adverse effects on our financial condition and results of operations.

Another example were the amendments to the fiscal mining regime in Ghana introduced in 2012 by the government of Ghana which, among other things, increased the corporate taxation and royalty rates. In this regard, AngloGold Ashanti (Ghana) Limited negotiated in relation to the Obuasi mine a new development agreement (“Obuasi DA”) and tax concession agreement (“Obuasi TCA”) with the government of Ghana. As a result of the parliamentary ratification of the Obuasi DA and Obuasi TCA in June 2018, the 2004 Ghana Stability Agreement ceased to apply to the Obuasi mine but continued to apply to the Iduapriem mine until it expired in April 2019. Relevant engagements are currently ongoing between AngloGold Ashanti (Iduapriem) Limited with the government of Ghana to obtain a new agreement for the Iduapriem mine. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine—Africa—Ghana” in our 2020 Form 20-F incorporated herein by reference. Any future amendments to the Ghanaian mining regime, negotiation of new agreements, or attempts or failures to renegotiate existing agreements on the same favorable conditions or at all may have a material adverse effect on our results of operations or financial condition.

In addition, some of our mineral deposits and mining and exploration operations are located in countries that are experiencing social and political instability as well as economic uncertainty. For example, in Guinea, a military coup in September 2021, during which the president was captured, resulted in political instability. Furthermore, political instability and related events in Mali led to the president formally resigning in August 2020 after being detained by a group of soldiers. The political instability in Mali may negatively affect our ability to consummate the disposal of our interests in the Yatela joint venture, including the terms, fulfilment of conditions precedent or timing thereof. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine—Africa—Mali” in our 2020 Form 20-F incorporated herein by reference. In these countries, there is a risk that political influence may delay or hinder strategic imperatives for cost rationalization especially in the areas of procurement and labor reductions. In addition, allegations of corruption in Brazil, the DRC and Guinea against top political and industry leaders have increased political instability and distrust. Efforts at political and economic reforms in Brazil and such other countries may lead to increased instability. Furthermore, elections in the countries in which we operate may be accompanied by social, political and economic uncertainty and instability. The high levels of unemployment, poverty and inequality remain in each of these countries, further increasing the risk of social instability that will continue to negatively impact their economies, business and the mining industry.

Mining is a long-term activity and assets may be located in jurisdictions with elevated risk. Political instability and the resulting unstable business environment in such countries in which companies operate may discourage future investment in those jurisdictions, and may have an adverse impact on our ability to access new assets, potentially reducing growth opportunities.

We are subject to an uncertain tax environment. Increased taxes are expected in most countries of operation. Changes in tax laws could result in higher tax expense and payments and could materially impact our tax receivables and liabilities as well as deferred tax assets and deferred tax liabilities. In addition, the uncertain tax environment in some regions could limit our ability to enforce our rights. As a global company, we conduct our business in countries subject to complex tax rules, which may be interpreted in different ways. Further interpretations or developments of tax regimes may affect our tax liability, return on investments and business operations. We are regularly examined by tax authorities in our various jurisdictions of operation. In Tanzania, the Tanzania Revenue Authority (“TRA”) has been raising audit findings during the past decade on various tax matters in relation to fiscal years 2009 to 2019. A total amount of $267 million was in dispute as of June 30, 2021 (2020: $254 million), including additional tax assessments of $13 million received during the first half of 2021. We have challenged those audit findings through the applicable administrative and judicial processes. These matters are at different stages of appeal, including before the two administrative bodies, the Tax Revenue Appeals Board and the Tax Revenue Appeals Tribunal, and the Court of Appeal of Tanzania. In March 2020, the Tax Revenue Appeals Board found in favor of the TRA in a tax dispute relating to our tax assessment for fiscal year 2012. We appealed this decision to the Tax Revenue Appeals Board. Our inability to resolve these and other tax disputes favorably or to enforce our rights, may have a material adverse impact on our financial performance, cash flow and results of operations.

In Guinea, DRC and Tanzania, we are due refunds of input tax and fuel duties which have remained outstanding for periods longer than those provided for in the respective statutes. In Tanzania, we calculate that overdue recoverable input tax, fuel duties and appeal deposits of $236 million (2020: $229 million) (including $144 million of value added tax (VAT) input credit refunds (2020: $139 million)) were owed to us as of June 30, 2021 and held by the Tanzanian government and it is not certain if and when we will be refunded these amounts. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine—Africa—Tanzania” in our 2020 Form 20-F incorporated herein by reference. In the DRC, we calculate that our attributable share of the recoverable VAT balance owed to us by the DRC government amounted to $74 million as of June 30, 2021 (2020: $69 million). Whilst an agreement was reached with the DRC government on the reimbursement of the refundable VAT in the last quarter of 2018, uncertainty remains regarding the timing and level of cash receipts and offsets against other taxes for purposes of the recovery of our VAT receivables in the DRC. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine—Africa—Democratic Republic of the Congo (DRC)” in our 2020 Form 20-F incorporated herein by reference. Similarly, as a general matter, it is not certain when or whether we will be refunded all tax-related amounts due from any other government.

The countries in which we operate may also introduce export restrictions, exchange controls, impose restrictions to source materials and services locally, or impose other similar restrictions that hinder foreign companies’ operations within such countries as well as adversely affect their results of operations and financial condition. For example, in March 2017, the Tanzanian government announced an immediate ban on gold, silver, copper and nickel ore exports, in an attempt to ensure that mineral value-addition activities would be carried out in-country. Further, in 2018, the DRC government imposed new exchange control rules, as part of its reform of the DRC’s mining code, which resulted in our inability to repatriate dividends from our DRC operations. Our attributable share of the outstanding cash balances awaiting repatriation from the DRC amounted to $485 million as of June 30, 2021 (2020: $424 million). Our joint venture partner, Barrick, which operates the Kibali gold mine, continues to engage with the DRC government regarding the new mining code and the cash repatriation. In this respect, our temporary or permanent inability to repatriate cash from the countries in which we operate could have a material adverse effect on our results of operations and financial condition. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine—Africa—Democratic Republic of the Congo (DRC)” in our 2020 Form 20-F incorporated herein by reference.

Additionally, from 2011 to 2015, the Argentinian government introduced stricter exchange controls and related protracted approval processes which limited our ability to repatriate dividends from our Argentinian subsidiaries. In September 2018, export duties were re-imposed by the Argentinian government, which are currently set at 8% for certain goods, including doré bars and gold alloys. Our export duty receivables in Argentina amounted to $23 million as of June 30, 2021 (2020: $23 million). These re-imposed export duties, if not compensated with other tax reductions, affect the tax stability guarantee granted to CVSA and could have a material adverse impact on our results of operations and financial condition. Furthermore, in September 2019, the Argentinian government re-established foreign exchange and export controls. Outstanding cash balances awaiting repatriation from Argentina amounted to $144 million as of June 30, 2021 (2020: $65 million). In addition, increased socio-political tensions and hyper-inflation over the past few years have greatly increased the country risk which in turn has lowered the potential future earnings of our investment in CVSA. Political uncertainty following the 2019 presidential election further exacerbates the risk. The economic contraction for 2020 ended at 10.5% and a further recession is expected in 2021. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine—Americas—Argentina” in our 2020 Form 20-F incorporated herein by reference.

If, in one or more of the countries in which we operate, we were not able to obtain or maintain necessary permits, authorizations or agreements to implement planned projects or continue our operations under conditions or within timeframes that make such plans and operations economically viable, or if the applicable legal, ownership, fiscal (including all royalties and duties), exchange control, employment, environmental and social laws or regimes change materially, or if the governing political authorities change resulting in amendments to such laws and regimes, this could have a material adverse effect on our operating results, financial condition, and, in extreme situations, on the viability of an operation. See “—Our rights in the countries in which we operate could be altered, suspended or canceled for a variety of reasons, including breaches in our obligations in respect of such mining rights” and “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine” in our 2020 Form 20-F incorporated herein by reference.

The prevalence of occupational health diseases and other diseases and the potential costs and liabilities related thereto may have an adverse effect on our business and results of operations.

The primary areas of focus in respect of occupational health of employees within our operations are noise-induced hearing loss and occupational lung diseases (“OLD”), which include pulmonary diseases such as tuberculosis from various causes and silicosis in individuals exposed to silica dust, and which require active dust management strategies in underground operations. In South Africa, a significant number of silicosis cases by former employees alleging past exposures are still reported each year to the board for statutory compensation. If the costs associated with providing occupational health services, implementing dust control measures or supplying protective equipment increase significantly beyond anticipated or budgeted amounts, this could have an adverse effect on our results of operations and financial condition. Actual and alleged health and safety incidents or breaches of standards may also adversely impact our reputation.

In South Africa, we have been subject to numerous claims, including class action litigation with respect to alleged OLD with two certified industry-wide classes, i.e., a Silicosis Class and a Tuberculosis Class. The settlement agreement in relation to this silicosis and tuberculosis class action came into effect in December 2019, following the approval of the settlement by the High Court in Johannesburg in July 2019. As a result, a trust (Tshiamiso Trust) was established for a minimum of 13 years responsible for making payments to eligible beneficiaries. The amount of monetary compensation will vary depending on the nature and seriousness of the disease. As of June 30, 2021, we have recorded a provision of $59 million (2020: $61 million, 2019: $65 million and 2018: $63 million) to cover the estimated settlement costs and related expenditure of the silicosis litigation. Although significant judgment was applied in estimating the costs incurred to settle the silicosis and tuberculosis class action claim, the final costs and related expenditure may differ from current cost estimates. In addition, even though management believes the assumptions are appropriate, changes in the assumptions may materially affect the provision and final costs of settlement. For example, the final settlement costs and related expenditure may be higher than the recorded provision depending on various factors, such as, among other things, potential changes in the settlement terms, differences in the number and profile of eligible claimants actually compensated compared to current estimates and fluctuations in foreign exchange rates. There can be no assurance that ultimately this matter will not result in losses in excess of the recorded provision, which may have a material adverse effect on our financial position. The recent sale of our South African operating assets and liabilities to Harmony did not include the silicosis obligation relating to South African employees, which was retained by us. For further information, see “Item 18: Financial Statements—Note 1—Accounting Policies—Provision for silicosis” in our 2020 Form 20-F incorporated herein by reference.

We also face certain risks in dealing with HIV/AIDS and with tropical disease outbreaks such as malaria, and other diseases which may have an adverse effect on our results of operations and financial condition. Malaria and other tropical diseases pose significant health risks at all of our operations in Central, West and East Africa where such diseases may assume epidemic proportions because of ineffective national control programs. Malaria is a major cause of death in young children and pregnant women in these areas but also gives rise to fatalities and absenteeism in adult men. Other conditions such as heart disease, chronic diseases and obesity are also of increasing incidence and concern. Such diseases impair the health of workers and negatively affect productivity and profitability as a result of workers’ diminished focus or skill, absenteeism, treatment costs and allocated resources. Any current or future medical program may not be successful in preventing or reducing the infection rate among our employees or in affecting consequent illness or mortality rates. We may incur significant costs in addressing these issues in the future, which could also adversely impact our results of operations and financial condition.

We may face additional health care challenges as a result of other public health crises, pandemics or epidemics. For example, there is a risk that the outbreak of the SARS-CoV-2 virus responsible for COVID-19 may significantly impair the health or mobility of our labor force and, as a result, our ability to maintain our production levels or operations. Excessive absenteeism in, or travel restrictions impacting, our workforce as the result of COVID-19 may lead to a full or partial shutdown of our mines in the affected areas and, as a result, a halt or slowdown in related mining operations. The extent to which the COVID-19 pandemic will impact our results will depend on the scale and duration of future developments in each of the regions where we operate, which are highly uncertain and cannot be predicted, including notably the possibility of a recurrence or “multiple waves” of the outbreak and new variants. For example, uncertainties remain with respect to the spread of COVID-19 viral mutations, as observed with the “Delta” variant, and the efficacy of the COVID-19 vaccines currently available to address these mutations. A curtailment or suspension at our mining operations in certain or all regions due to shutdowns, either those requested or mandated by governmental authorities or otherwise elected by us, including for safety or staffing reasons, may have a material adverse impact on our results of operations and financial condition. See “—Mining operations and projects are vulnerable to supply chain disruption such that operations and development projects could be adversely affected by shortages of, as well as the lead times to deliver, strategic spares, critical consumables, mining equipment or metallurgical plant”.

In South Africa, we retained the legal and financial obligations in respect of a historical post-retirement medical scheme for certain employees and their dependents following the recent sale of our South African operating assets and liabilities to Harmony. Our responsibility extends to South African employees who historically qualified for such scheme (which was discontinued about two decades ago) and who were either not transferred to Harmony in connection with the asset sale but remained employed by us as of the consummation of the sale or who had retired prior to the completion of the transaction. As of June 30, 2021, we have recorded a provision of $79 million (2020: $77 million, 2019: $93 million and 2018: $93 million) to cover the estimated contribution costs of the post-retirement medical scheme for such current and retired employees. In the event that the required contribution costs ultimately exceed the estimates on which the recorded provision is based, the additional costs incurred by us may have a material adverse effect on our financial position. For further information, see “Item 18: Financial Statements—Note 28—Provision for pension and post-retirement benefits” in our 2020 Form 20-F incorporated herein by reference.

Our inability to retain our senior management may have an adverse effect on our business.

Our success depends largely upon the continued service of our senior management, including our chief executive officer, chief financial officer, the executive officers at each of our business divisions and the general managers at our mines. The departure of one or more members of our senior management may have an adverse effect on our business, results of operations and financial condition. In addition, the loss of one or more members of the senior management team, coupled with any reduced attractiveness of the gold mining sector, could lead to the departures of other members of the management team. Our inability to retain our senior management could disrupt our operations, and have a material adverse impact on our business, results of operations and financial condition.

We compete with mining and other companies for key human resources with critical skills and our inability to retain key personnel could have an adverse effect on our business.

We compete on a global basis with mining and other companies to attract and retain key human resources at all levels with the appropriate technical skills and operating and managerial experience necessary to operate and supervise our business. This is exacerbated by the global shortage of persons with critical mining skills, including geologists, mining engineers, metallurgists and skilled artisans. Furthermore, the often remote locations of mining operations may make the mining industry unattractive to potential employees. Changes in taxation and the regulatory environment where we operate may also impact our ability to attract and retain key personnel, especially those from abroad.

For example, despite the scale of mining activities in many African countries, recruitment of skilled personnel has been challenging as the local development of critical skills struggles to match an increasing demand. Recruitment remains difficult due to university offerings and other training institution offerings often not well-suited to the specific needs of the mining industry, as well as other factors such as language barriers and low literacy skills. Furthermore, local workers with critical skills, such as jumbo operators and tele-remote bogger operators from Ghana and Tanzania are increasingly being targeted for expatriate opportunities across the continent. In addition, it has become increasingly difficult to secure work permits for our expatriate workforce in Tanzania as a result of the Tanzanian government’s efforts to promote the employment of Tanzanian citizens. Difficulties in obtaining such non-citizen work permits due to increased pressure for localization of labor, if continuing, may have an adverse impact on our operations in Tanzania, Ghana and Guinea. Other jurisdictions, such as Ghana, have also adopted local content and local participation policies.

Other regions experience similar challenges. For example, while there is a high concentration of specialized and skilled mining workers in Australia and Brazil, there is significant competition for such personnel in those markets. Additionally, we may incur significant costs to build talent, capacity and expertise across our global operations. Despite our investments, we may not be able to retain and attract sufficient skilled and experienced employees in all areas of the business. Should we fail to do so or lose any of our key personnel with critical skills, business and growth prospects may be harmed and this could have an adverse impact on our results of operations and financial condition.

Increased labor costs could have a material adverse effect on our results of operations and financial condition.

Labor costs represent a substantial proportion of our total operating costs and at many operations in the Americas, constitute approximately 30% to 40% of the operations’ operating costs. Absent any simultaneous increase in productivity, any change to our wage agreements or other factors that could increase labor costs may have a material adverse effect on our results of operations and financial condition.

Our results may be further impaired if we incur penalties for failing to meet standards set by labor laws regarding workers’ rights or incurs costs to comply with new labor laws, rules and regulations. For example, Ghanaian law contains broad provisions requiring mining companies to recruit and train Ghanaian personnel and to use the services of Ghanaian companies. Penalties and compliance costs, as well as increased costs due to laws and regulations less favorable to employers, could have a material adverse effect on our results of operations and financial condition.

The use of contractors at certain of our operations may expose us to delays or suspensions in mining activities and increases in mining costs.

We use contractors at certain of our operations to mine and deliver ore to processing plants as well as for other purposes. At mines employing mining contractors, contracting costs represent a significant proportion of the total operating costs of these operations.

Our operations could be disrupted, resulting in additional costs and liabilities, if the mining contractors at affected mines have financial difficulties, or if a dispute arises in renegotiating a contract, or if there is a delay in replacing an existing contractor and its operating equipment to meet business needs at expected cost levels. Increases in contract mining rates, in the absence of associated productivity increases, may also have an adverse impact on our results of operations and financial condition. In addition, restrictions on travel imposed by governments as a result of the outbreak of infectious diseases, a pandemic or other public health threat, such as the outbreak of the SARS-CoV-2 virus responsible for COVID-19, may prevent mining contractors from reaching our mining sites which could have an adverse effect on the operations of the affected mines.

Contractor disputes can also arise after the termination of the contractual relationship or the sale of the applicable mine. For example, we recently settled arbitration proceedings with contractors in Ghana with regard to our Obuasi mine. See “Item 8A: Legal Proceedings—Ghana” in our 2020 Form 20-F as well as our 2021 Half Year Report, each incorporated herein by reference.

In addition, our reduced control over those aspects of operations which are the responsibility of contractors, their failure to comply with applicable legal, human rights and regulatory requirements, or their inability to manage their workforce or provide high quality services or a high level of productivity could adversely affect our reputation, results of operations and financial condition, and may result in our incurrence of liability to third parties due to the actions of contractors.

Risks Related to Our Operations and Business

Our Ore Reserve, deposits and mining operations are located in countries that face instability and security risks that may adversely affect both the terms of our mining concessions, as well as our ability to conduct operations in certain countries.

Some of our mineral deposits and mining and exploration operations are located in countries that are experiencing political and economic instability and other uncertainty.

Certain of the countries in which we have mineral deposits or mining or exploration operations, including the DRC, Guinea, Ghana, Tanzania, Colombia and Brazil, have in the past experienced, and in certain cases continue to experience, a difficult security environment. In particular, various illegal groups active in regions in which we are present may pose a credible threat of organized crime, military repression, terrorism, civil unrest and disturbances, sabotage, extortion and kidnapping, which could have an adverse effect on our operations in these and other regions.

Attacks on mining companies (for example, attacks targeting gold rooms where smelted gold bars are stored before being transported to other facilities) have also been occurring over the last couple of years, especially in Brazil, and the risk of future attacks remains a threat and could adversely affect our activities.

Intrusions onto our tenement and operational areas, including artisanal and illegal mining-related activities in particular, continue to be a challenge. The most significant security challenges remain in Tanzania, Guinea and Ghana, in areas where there is endemic poverty, high levels of unemployment and an increased level of organization and funding of criminal activity. See “—Artisanal and illegal mining occurs on our properties, which can disrupt our business and expose us to liability”. If the security environment surrounding our operations that are most exposed to these challenges deteriorates, employee, third party and community member injuries and fatalities could also increase. Any such increase could disrupt our operations in certain mines and adversely affect our reputation, results of operations and financial condition. In some instances, risk assessments categorize threats as serious enough to require resorting to public security forces, such as national police or military units on a near-permanent basis. In the event that continued invasions in any of our countries of operations compromise our security or business principles, we may withdraw from any such countries on a temporary or permanent basis. This could have a material adverse impact on our results of operations and financial condition.

Furthermore, we continue to experience strained relationships with certain of our host communities. We operate in several regions where poverty, unemployment and the lack of access to alternative livelihoods mean that the creation and distribution of economic benefit from mining operations is a significant area of focus for community and government. We have also been publicly accused of inadequate resettlement practices at our Siguiri operation in Guinea by local and international NGOs, which poses reputational risk.

In addition, infectious diseases are also a threat to the stability of some of the countries in which we operate, where limited local health infrastructure weakens governments’ ability to manage and contain outbreaks effectively, in particular prolonged or sustained outbreaks. For example, during August 2014, cases of the Ebola virus were reported in Siguiri, which is located near our Siguiri mine in Guinea. We implemented certain restrictions on travel to and from the Siguiri mine as a precaution. As the Ebola virus caused significant disruptions in our exploration activities, particularly relating to field mapping and geophysics, we also suspended our brownfields work program and greenfields field work in the middle of 2014. A new Ebola outbreak was detected in early 2021 in Guinea, which continued until the summer of 2021. The DRC also experienced an outbreak of the Ebola virus in 2018.

Similarly, we operate mines in regions that have had confirmed cases of COVID-19 and resulting deaths. In some countries, national or state governments declared a state of emergency empowering such governments to take actions or impose restrictions to contain the virus that otherwise would not be permitted under the applicable legal and regulatory framework. Governments also imposed certain restrictions on travel or business activities as protective measures, including nationwide lockdowns (quarantine), which have disrupted, and may in the future if reimposed disrupt, our activities and operations and even lead to a full or partial shutdown of our mining operations in those countries. For example, in March 2020, following the Argentinian government’s decision to impose a nationwide lockdown (quarantine), including travel restrictions, border closings and shutdown of most industries, CVSA was required to temporarily suspend mining activities. CVSA restarted milling operations in April 2020. However, in August 2020, a rotation of workers was affected by travel restrictions between the provinces in Argentina and, in November 2020, operations were voluntarily suspended to mitigate the risk of the spread of the COVID-19 virus. Although operations were expected to resume in December 2020, the Argentinian government imposed another partial shutdown of operations which had a negative impact on production at CVSA. Operations resumed in January 2021; however, our operations at CVSA continue to be affected by restrictions on the movement of employees between certain localities within the province of Santa Cruz, due to recent incidents of community transmission. In March 2020, in Brazil, the State of Goiás extended a set of restrictions on the operation of non-essential business, which ran through the beginning of April 2020, to include mining, resulting in the temporary suspension of mining activities at our Serra Grande operations until that time. In these countries, the suspension of mining activities continued for the period during which the respective restrictions were in force. Any such emergency governmental action may have a material adverse effect on our operating and financial results, which may result in a negative impact on our cashflows, funding requirements and overall liquidity.

The extent to which the COVID-19 pandemic will impact our results will depend on the scale, duration and geographic reach of future developments, which are highly uncertain and cannot be predicted, including notably the possibility of a recurrence or “multiple waves” of the outbreak and new variants. There have been instances in which governmental restrictions have been re-imposed where infection rates have started to increase again and there is a risk that widespread measures such as strict social distancing and curtailing or ceasing normal business activities may be reintroduced in the future until effective treatments or vaccines have been developed and administered. In addition to governmental measures, we may also consider additional safety measures which may further the negative impacts on our operations or our exploration projects in countries that may be affected by infectious diseases, such as Ebola or COVID-19.

Labor unrest, activism and disruptions (including protracted stoppages) could have a material adverse effect on our results of operations and financial condition.

Our employees in Ghana, Guinea, Tanzania, Brazil and Argentina are highly unionized and unions are active at some of our other operations. Trade unions working with communities and NGOs, therefore, have a significant impact on the general labor relations environment, including labor relations at an operational level and operational stability at times. Unions are characterized by their robust and positional engagement with us, both in the context of existing collective bargaining structures to improve and advance conditions of employment, and in the context of changing economic conditions, downsizing and downscaling of operations. These factors expose our operations to potential strike action and work stoppages. Any future labor unrest and disruptions could have a material adverse effect on our results of operations and financial condition.

Unions are also increasingly affiliated to global union federations and championing broader political, economic and social issues such as carbon emissions, environmental issues, health and safety, human rights, job losses, unemployment and restructuring, gender and inclusion issues, and migrant labor, as rallying points. Rolling mass action, picketing, protests and community involvement may create safety, security and related risks to us and our assets. Future disruptions, strikes, and protest actions cannot be excluded and may have a material adverse effect on our results of operations and financial condition, especially if these actions have a long duration. Furthermore, IndustriALL, representing more than 50 million workers globally, is expected to continue its attempts to enter into a global framework agreement with mining and resources companies. A global framework agreement will expose us to the risk of standardization and equalizations of labor terms and conditions across the group, irrespective of the peculiar conditions applicable in the various jurisdictions in which the group operates. Any labor unrest and disruptions caused by such international trade unions could have a material adverse effect on our results of operations and financial condition.

Artisanal and illegal mining occurs on our properties, which can disrupt our business and expose us to liability.

Artisanal and illegal miners are active on, or adjacent to, at least 11 of our properties, which at times may lead to interference with our operations and results in conflict that presents a security threat to property and human life. Our operations and projects affected and potentially at risk by artisanal and/or illegal small-scale mining are mainly situated in Tanzania, Ghana, Guinea and Brazil. Artisanal and illegal small-scale mining is associated with a number of negative impacts, including environmental degradation, flouting of land rights, poor working practices, erosion of civil society, human rights abuse and funding of conflict. The environmental, social, safety and health impacts of artisanal mining are frequently attributed to formal mining activity, and it is often assumed that artisanally-mined gold is channeled through large-scale mining operators, even though artisanal and large-scale miners have distinct supply chains. These misconceptions impact negatively on the reputation of the industry.

The activities of the illegal miners, which include theft and shrinkage, could cause damage to our properties, including pollution, underground fires, or personal injury or death, for which we could potentially be held responsible. Illegal mining could result in the depletion of mineral deposits, potentially making the future mining of such deposits uneconomical. The presence of illegal miners could lead to project delays and disputes regarding the development or operation of commercial gold deposits. In addition, illegal mining could lead to an increase in the level of organization and funding of criminal activity around some of our operations. The most significant security challenges have occurred in Tanzania, Guinea and Ghana in areas where there is endemic poverty and high levels of unemployment.

More generally, illegal mining and theft could also result in lost gold Ore Reserve, mine stoppages, and have other material adverse effects on our results of operations or financial condition.

Our mining rights in the countries in which we operate could be altered, suspended or canceled for a variety of reasons, including breaches in our obligations in respect of such mining rights.

Our right to own and exploit Ore Reserve and deposits is governed by the laws and regulations of the jurisdictions in which the mineral properties are located. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine” in our 2020 Form 20-F incorporated herein by reference. Currently, a significant portion of our Ore Reserve and deposits are located in countries where mining rights could be suspended or canceled should we breach our obligations in respect of the acquisition and exploitation of these rights.

In each of the countries in which we operate, the formulation or implementation of government policies on certain issues may be unpredictable. This may include changes in laws relating to mineral rights, ownership of mining assets and the right to prospect and mine, and in extreme cases, nationalization, expropriation or nullification of existing concessions, licenses, permits, agreements and contracts.

Any existing and new mining and exploration operations and projects are subject to various national and local laws, policies and regulations governing the ownership and the right to prospect or mine or develop proposed projects. For more details on the risks surrounding ownership of mining assets, see “—Title to our properties may be uncertain and subject to challenge” and “—Our mineral deposits, Ore Reserve and mining operations are located in countries where political, tax and economic laws and policies may change rapidly and unpredictably and such changes and policies may adversely affect both the terms of our mining concessions, as well as our ability to conduct operations in certain countries”.

Project implementation delays could result in licenses not being renewed and the loss of mining rights. Some of our mining concessions, authorizations, licenses and permits are subject to expiry, limitations on renewal and various other risks and uncertainties.

In addition, any dispute with governments or other stakeholders, including labor unions, involving one of our operations, as a result of rationalization efforts or otherwise, could negatively affect our relationship with such government or stakeholders in respect of other operations within the same country, which could result in adverse consequences, including unfavorable regulatory action, claims and labor disputes. Such adverse consequences could be exacerbated due to the holding company structure of our subsidiaries in some of the countries in which we operate.

In Colombia, a government agency grants exclusive concession contracts for exploration and exploitation which contain specified timelines for the completion of the various phases of a mining project. We must comply with these timelines unless performance is suspended, for example, due to force majeure or extensions or modifications to the timelines. If we do not comply with the specified timelines for the completion of the various phases of a mining project, we may be found in breach of our concession contract or mining license and such breach could constitute grounds for the mining authority to terminate such concession contract or mining license. Force majeure was declared at the La Colosa project by the Colombian mining authority, stopping all activities, pending issuance of permits required to continue the next phase of operations. The force majeure has been extended multiple times and is now expected to expire in June 2022, after which such declaration will once more need to be extended in case the relevant permits have not been granted. However, there can be no guarantee that such declaration, if required to be extended, will be extended at that time. Force majeure generally remains in force as long as the underlying circumstances which led to its declaration persist. See also “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine—Americas—Colombia” in our 2020 Form 20-F incorporated herein by reference and “Summary—Recent Developments—Regulatory Update—Colombia”.

Our insurance does not cover most losses caused by the risks described in this section. See “—The occurrence of events for which we are not insured or for which our insurance is inadequate may adversely affect cash flows and overall profitability”.

If we are not able to obtain or maintain necessary permits, authorizations or agreements to prospect or mine or to implement planned projects, or continue our operations, or comply with all laws, regulations or requirements, or do so within timeframes that make such plans and operations economically viable, or if the laws impacting our ownership of our mineral rights or the right to prospect or mine change materially, or should governments increase their ownership in the mines or nationalize them, our results of operations and financial condition could be adversely affected.

We may also prove unable to deliver on production targets, including in potentially critical areas, as well as on the timely, cost-effective and successful execution, including ramping-up, of key capital projects. For example, Colombia is an untested jurisdiction for us, so permitting, licensing, stakeholder expectations and demands and other external factors could affect timelines and cause capital overruns. Unforeseen difficulties, delays or costs may adversely affect the successful implementation of our business strategy and projects, and such strategy and projects may not result in the anticipated benefits, which could have a material adverse effect on our results of operations, financial condition and prospects.

Title to our properties may be uncertain and subject to challenge.

We have operations in several countries where ownership of land is uncertain and where disputes may arise in relation to ownership. Certain of our properties may be subject to the rights or the asserted rights of various community stakeholders, including indigenous people. The presence of those stakeholders may have an impact on our ability to develop or operate our mining interests. Title legislation is complex and difficult to predict and disputes or failure to maintain title could negatively affect the business results of new or existing projects.

For example, in Australia, the Native Title Act 1993 (Cth) provides for the establishment and recognition of native title under certain circumstances. Once a native title claim is registered, the native title party has a right to negotiate prior to the grant of certain mining tenements within the native title claim area. Registration of a native title claim, or a determination of native title, does not affect operations on mining tenements that were validly granted prior to the registration of the native title claim, although registered or determined native title holders will ordinarily have a right to claim compensation from the relevant Commonwealth or State government in respect of the impact of the tenement on their property rights. However, in the state of Western Australia, the Mining Act 1978 (WA) provides that an applicant for the grant of, or the holder of, a mining tenement is responsible for native title compensation, if determined to be payable, to native title holders. See “Item 4B: Business Overview—The Regulatory Environment Enabling AngloGold Ashanti to Mine—Australia” in our 2020 Form 20-F incorporated herein by reference.

Title to our properties, particularly undeveloped ones, may also be defective or subject to challenge. Title insurance generally is not available, and title review does not necessarily preclude third parties from contesting ownership. Where surveys have not been conducted, the precise area and location of our claims may be in doubt and concessions granted under various titles in a single area may turn out not to be perfectly contiguous, leaving title to areas between concessions open to challenge. Accordingly, our mineral properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims, and title may be affected by, among other things, undetected defects.

Risks Related to Our Corporate and Financing Structure and Strategy

We expect to have significant financing requirements.

Our existing board-approved development projects and exploration initiatives as well as our potential development projects will require significant funding. Our capital expenditure plans and requirements are subject to a number of risks, contingencies and other factors, some of which are beyond our control, including volatile or sustained lower gold prices, and therefore the actual future capital expenditure and investments may differ significantly from the current planned amounts.

As a result, new sources of capital may be needed to help meet the funding requirements of these developments, to fund ongoing business activities and to pay dividends. Our ability to further raise and service significant new sources of capital will be a function of macroeconomic conditions, the condition of the financial markets, future gold prices, our operational performance and operating cash flow and debt position, among other factors. Our ability to raise further debt, equity or quasi-equity financing in the future and the cost of such financing will depend on, among other factors, our prevailing credit rating, which may be affected by our ability to maintain our outstanding debt and financial ratios at levels acceptable to the credit ratings agencies, our business prospects, risks relating to the countries in which we operate or other factors. As a result, in the event of depressed gold prices, unanticipated operating or financial challenges, any dislocation in financial markets (including due to the impact of public health crises, epidemics or pandemics) or new funding limitations, our ability to pursue new business opportunities on reasonable terms, invest in existing and new projects, fund our ongoing business activities, exit projects and retire or service outstanding debt and pay dividends could be significantly constrained, all of which could adversely impact our results of operations and financial condition.

Certain factors may affect our ability to support the carrying amount of our property, plant and equipment, intangible assets and goodwill on the balance sheet. If the carrying amount of our assets is not recoverable, we may be required to recognize an impairment charge, which could be significant.

We review and test the carrying amount of our assets when events or changes in circumstances suggest that the carrying amount may not be recoverable. We value individual mining assets at the lowest level for which cash flows are identifiable and independent of cash flows of other mining assets and liabilities.

If there are indications that impairment may have occurred, we prepare estimates of a recoverable amount for each group of assets. Expected future cash flows are inherently uncertain and could materially change over time. Recoverable amounts are significantly affected by Ore Reserve and production estimates, together with economic factors such as spot and forward gold prices and currency exchange rates, as well as discount rates and estimates of costs to produce Ore Reserves and future capital expenditure. Estimated rehabilitation and closure costs could also materially affect our financial performance and could result in the need to recognize an impairment charge.

If any of these uncertainties occur, either alone or in combination, management could be required to recognize an impairment, which could have a material adverse effect on our results of operations and financial condition.

We do not have full management control over some of our significant joint venture projects and other interests. If the operators of these projects do not manage these effectively and efficiently, our investment in these projects could be adversely affected and our reputation could be harmed.

Our joint venture at Kibali in the DRC is managed by our joint venture partner Barrick following the completion of the merger between Randgold Resources Limited and Barrick in January 2019. In addition, certain of our exploration ventures are managed by the relevant joint venture partner. For example, in January 2020, our joint venture partner B2Gold Corp. assumed the role of manager of the Gramalote project in Colombia, in which we now hold a 50% interest.

We cannot ensure that these projects are operated in compliance with the standards that we apply to our other operations. If these joint ventures are not operated effectively or efficiently, including as a result of weaknesses in the policies, procedures and controls implemented by the joint venture partners, our investment in the relevant project could be adversely affected. In addition, negative publicity associated with operations that are ineffective or inefficiently operated, particularly relating to any resulting accidents or environmental incidents, could harm our reputation and therefore our prospects and potentially our financial condition. Furthermore, any failure of joint venture partners to meet their obligations to us or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse impact on our results of operations and financial condition. In particular, we and Barrick retain equal representation, with neither party holding a deciding vote, on the board of the company that has overall management control of the Kibali project in the DRC and all major management decisions for this project, including approval of the budget, require board approval. If a dispute arises between us and Barrick with respect to the Kibali project and the parties are unable to amicably resolve such dispute, it may be difficult for the parties to make strategic decisions relating to the project affected by such dispute, the day-to-day operations and the development of such project may be adversely affected and we may have to participate in proceedings to resolve the dispute, which could adversely affect our results of operations and financial condition.

Our joint venture partners may have economic or business interests or goals that are not consistent with ours or may, as a result of financial or other difficulties, be unable or unwilling to fulfill their obligations under the joint venture or other agreements. For example, a joint venture partner could decide to sell its shares in the joint venture in breach of any pre-emptive rights which we may have under the relevant joint venture agreement. Disputes between us and our joint venture partners may lead to legal action, including litigation between us and our joint venture partners. Such disputes could adversely affect the operation of the joint venture, may prevent the realization of the joint ventures’ goals and could adversely affect our investment in the joint venture or harm our reputation. There is no assurance that our joint venture partners will continue their relationship with us in the future or that we will be able to achieve our financial or strategic objectives relating to the joint ventures.

Any downgrade of credit ratings assigned to our debt securities could increase future interest costs and adversely affect the availability of new financing.

An actual, anticipated or unexpected negative development of our results of operations or cash flows, country risk, financial metrics, or an increase in net debt position could result in a deterioration of our credit ratings. Our ratings are influenced inter alia, by the location of our domicile and our operations. S&P Global, Moody’s and Fitch have assigned sub-investment grade credit ratings to the Republic of South Africa and the South African sovereign ratings may have an adverse impact on our credit ratings. Furthermore, we operate in a number of jurisdictions which have a deteriorating credit quality. Any downgrade of AngloGold Ashanti Limited, or our operational jurisdictional rating, by any rating agency could increase our cost of capital, reduce our investor base and have a material adverse effect on our business, results of operations and financial condition.

The level of our indebtedness could adversely impact our business.

As at June 30, 2021, we had gross borrowings of $1.929 billion (2020: $1.931 billion and 2019: $2.033 billion), excluding all leases.

Our indebtedness could have a material adverse effect on our flexibility to conduct business. For example, we may be required to use a large portion of our cash flow from operations to pay the principal and interest on our debt, which will reduce funds available to finance existing operations and the development of new organic growth opportunities and potential acquisitions. In addition, under the terms of our borrowing facilities from our banks, we are obliged to meet certain financial and other covenants. Our ability to continue to meet these covenants and to service our debt will depend on our future financial performance, which will be affected by our operating performance as well as by financial and other factors, including in particular the gold price, certain of which are beyond our control.

Should the cash flow from operations be insufficient, we could breach our financial and other covenants. Covenant breaches, if interpreted as events of default under one or more debt agreements, could allow lenders to accelerate payment of such debt. Any such acceleration could result in the acceleration of indebtedness under other financial instruments. As a result, we may be required to refinance all or part of the existing debt, use existing cash balances, issue additional equity or sell assets. However, we may be unable to sell assets on reasonable or profitable terms as and when necessary. Additionally, we cannot be sure that we will be able to refinance our debt on commercially reasonable terms, if at all.

Our ability to access the bank, public debt or equity capital markets on an efficient basis may be constrained by dislocation in the credit markets or capital and liquidity constraints in the banking, debt or equity markets at the time of issuance. The outbreak of the SARS-CoV-2 virus responsible for COVID-19, which reached pandemic proportions, led to disruption and volatility in financial and capital markets. Any prolonged dislocations in financial and capital markets could impact our ability to refinance our debt on commercially reasonable terms, if at all, and could as a result have a material adverse effect on our funding requirements and overall liquidity.

Any acquisition or acquisitions that we may complete may expose us to new geographic, political, legal, social, operating, financial and geological risks.

We may pursue the acquisition of assets, properties or companies, which may include producing, development as well as advanced stage exploration assets or properties. Any such acquisition may change the scale of our business and operations and may expose us to new geographic, geological, political, social, operating, financial, fiscal, legal, regulatory and contractual risks. For example, there may be a significant change in the legal, regulatory and fiscal framework applicable to us after we have completed a relevant transaction; commodity prices may also significantly change after we have committed to complete the transaction and established the purchase price or share exchange ratio; a material ore body may prove below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls; the integration may disrupt our ongoing business and our relationships with employees, suppliers and contractors; and the acquisition may divert management’s attention from our day-to-day business. Furthermore, we operate and acquire businesses in different countries, with different regulatory, business and operating cultures, which may exacerbate the risks described in this section. In addition, the acquired business may have undetected liabilities which may be significant. On September 13, 2021, we entered into a definitive arrangement agreement with Corvus, a North American gold exploration and development company, which owns mining projects that are in close proximity to, or contiguous with, our exploration assets in Nevada, pursuant to which we agreed to acquire the remaining 80.5% of common shares of Corvus not already owned by us.

In the event that we choose to raise debt capital to finance any acquisition, our leverage will be increased. Alternatively, we may choose to finance any acquisition with our existing resources, which could decrease our ability to fund future capital expenditures.

We may not be successful in overcoming these risks or any other problems encountered in connection with acquisitions. Failure by us to implement our acquisition strategy or to integrate acquired businesses successfully could have material adverse effects on our growth, financial performance and results of operations.

The occurrence of events for which we are not insured or for which our insurance is inadequate may adversely affect cash flows and overall profitability.

We maintain insurance to protect against events which could have a significant adverse effect on our operations and profitability. This insurance is maintained in amounts that we believe to be reasonable depending upon the circumstances surrounding each identified risk. However, damage and third-party claims arising from catastrophic events may exceed the limit of liability covered under these insurance policies. Furthermore, our insurance does not cover all potential risks associated with our business and may exclude certain parts of our business. We may elect not to insure certain risks due to the high premiums or for various other reasons, including an assessment that the risks are remote.

In order to reduce or maintain the cost of our insurance program, we may in some instances retain a portion of the financial loss associated with an insurable event. These financial losses could be significant and could have an adverse effect on our financial condition.

Insurance for certain risks in particular, such as loss of title to mineral property, political risks in certain jurisdictions, environmental pollution, or other hazards resulting from exploration and production, is not generally available to mining companies on acceptable terms. The availability and cost of insurance coverage can vary considerably from year to year as a result of events beyond our control or as a result of previous claims. This can result in higher premiums and periodically being unable to maintain the levels or types of insurance we typically carry.

The failure to obtain adequate insurance could impair our ability to continue to operate in the normal course of our business. This could adversely impact our cash flows, results of operations and financial condition.

Changes in the method of determining LIBOR, or the replacement of LIBOR with an alternative reference rate, may adversely affect interest expense related to our credit facilities.

LIBOR, the London interbank offered rate, is the basic rate of interest used in lending between banks on the London interbank market and is widely used as a reference for setting the interest rate on loans globally. Some of our revolving credit facilities bear interest rates in relation to LIBOR and our future indebtedness may bear interest at floating rates of interest. In July 2017, the UK Financial Conduct Authority (“FCA”), which regulates LIBOR, announced that it intends to stop encouraging or requiring banks to submit LIBOR rates after 2021, and it is unclear if LIBOR will cease to exist or if new methods of calculating LIBOR will evolve. The Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee, which, on July 29, 2021, identified the Secured Overnight Financing Rate (“SOFR”) as its preferred alternative to U.S. dollar LIBOR in derivatives and other financial contracts. We are not able to predict if and when LIBOR will cease to be available or if SOFR, or another alternative reference rate, attains market traction as a LIBOR replacement. If LIBOR ceases to exist or if the methods of calculating LIBOR change from their current form, interest rates on our current or future indebtedness may increase and we may need to renegotiate our revolving credit facilities to replace LIBOR with a new standard, both of which may have an adverse effect on our liquidity, results of operations or financial condition. In addition, the issues that may lead to the discontinuation or unavailability of LIBOR may make one or more of the alternative methods impossible or impracticable to determine. Further, there can be no guarantee that a transition from LIBOR to an alternative will not result in financial market disruptions, significant increases in benchmark rates or borrowing costs to borrowers, any of which could have a material adverse effect on our liquidity, results of operations or financial condition.

Market Risks

The price of gold, our principal product, and other commodity market price fluctuations could adversely affect the profitability of operations.

Our revenues are primarily derived from the sale of gold and, to a lesser extent, silver and sulphuric acid. The market prices for these commodities fluctuate significantly. These fluctuations are caused by numerous factors beyond our control. For example, the market price of gold may change for a variety of reasons, including:

•	speculative positions taken by investors or traders in gold;

•	monetary policies announced or implemented by central banks, including the U.S. Federal Reserve, such as changes in interest rates;

•	changes in the demand for gold as an investment;

•	changes in the demand for gold used in jewelry and for other industrial uses, including as a result of prevailing economic conditions;

•	changes in the supply of gold from production, divestment, scrap and hedging;

•	financial market expectations regarding the rate of inflation;

•	the strength of the U.S. dollar (the currency in which gold trades internationally) relative to other currencies;

•	actual or anticipated sales or purchases of gold by central banks and the IMF;

•	gold hedging and de-hedging by gold producers;

•	global or regional political or economic events; and

•	the cost of gold production in major gold-producing countries.

The market price of gold has been and continues to be significantly volatile. During 2020, the market spot gold price traded from a low of $1,469.80 per ounce to a high of $2,063.19 per ounce. Between January 1, 2021 and October 14, 2021, the market spot gold price traded between a low of $1,681.24 per ounce and a high of $1,949.35 per ounce. On October 14, 2021, the afternoon price for gold on the London Bullion Market was

$1,795.56 per ounce. In addition to protracted declines, the price of gold is also often subject to sharp, short-term changes. For example, the market spot gold price decreased from a high of $1,673.85 per ounce on March 6, 2020 to a low of $1,469.80 per ounce on March 19, 2020 in the midst of a wider market dislocation related to the COVID-19 pandemic and despite the alleged investor perception of gold as a relatively safe haven in periods of market volatility.

Any sharp or prolonged fluctuations in the price of gold can have a material adverse impact on our profitability and financial condition.

In addition, any announcements or proposals by central banks, such as the U.S. Federal Reserve, or any of its board members or regional presidents or other similar officials in other major economies, may materially and adversely affect the price of gold and, as a result, our financial condition and results of operations.

Events that affect the supply and demand of gold may have an impact on the price of gold. Demand for gold is also significantly impacted by trends in China and India, which account for the highest gold consumption worldwide. Government policies in these countries or other large gold-importing countries could adversely affect demand for, and consequently prices of, gold and, as a result, may adversely affect our financial condition and results of operations. Furthermore, despite its generally favorable impact on the market price of gold, the COVID-19 pandemic has been a driving factor behind weakness in consumer demand for gold throughout 2020, culminating in a 14% decline in annual demand to 3,759.6 tonnes, the first time demand remained below 4,000.0 tonnes per year since 2009, according to the World Gold Council.

Furthermore, the shift in demand from physical gold to gold-related investments and speculative instruments may exacerbate the volatility of the gold price. Slower consumption of physical gold, resulting from a move toward gold-tracking investments or otherwise, may have an adverse impact on global demand for, and prices of, gold.

A sustained period of significant gold price volatility may adversely affect our ability to evaluate the feasibility of undertaking new capital projects or the continuity of existing operations, to meet our operational targets or to make other long-term strategic decisions. Lower and more volatile gold prices, together with other factors, have led us in the past and may lead us in the future to alter our expansion and development strategy and consider ways to align our asset portfolio to take account of such expectations and trends. As a result, we may decide to curtail or temporarily or permanently shut down certain of our exploration and production operations, which may be difficult and costly to effect. A sustained decrease in the price of gold could also have a material adverse effect on our financial condition and results of operations, as we may be unable to quickly adjust our cost structure to reflect the reduced gold price environment. Mines with marginal headroom may be subject to decreases in value that are not temporary, which may result in impairment losses. See “—Certain factors may affect our ability to support the carrying amount of our property, plant and equipment, intangible assets and goodwill on the balance sheet. If the carrying amount of our assets is not recoverable, we may be required to recognize an impairment charge, which could be significant”. The market value of gold inventory may be reduced, and marginal stockpile and heap leach inventories may be written down to net realizable value or may not be processed further as it may not be economically viable at lower gold prices. In addition, we are obliged to meet certain financial covenants under the terms of our borrowing facilities and our ability to continue to meet these covenants could be adversely affected by a further sustained decrease in the price of gold. The use of lower gold prices in Ore Reserve estimates or life of mine plans from those prices used previously to determine Ore Reserves or life of mine plans could also result in material impairments of our investment in mining properties or a reduction in our Ore Reserve estimates and corresponding restatements of our Ore Reserve and increased amortization, reclamation and closure charges. Whilst, from time to time, we may enter into gold price hedges on an ad hoc basis on a portion of our production, we do not systematically do so. In addition, even when we enter into gold price hedges, there is no certainty that such hedges will adequately protect us against gold price volatility.

The price of silver has also experienced significant fluctuations in past years. During 2020, the price varied between a low of $11.98 per ounce and a high of $29.15 per ounce. On October 14, 2021, the price of silver was $23.54 per ounce.

Factors affecting the price of silver include investor demand, physical demand for silver bars, industrial and retail off-take, and silver coin minting.

If revenue from sales of gold, silver or sulphuric acid falls below their respective cost of production for an extended period, we may experience losses and curtail or suspend some or all of our exploration projects and existing operations or sell underperforming assets. Declining commodities prices, including gold, copper and silver, may also force a reassessment of the feasibility of a particular project or projects, which could cause substantial delays or interrupt operations until the reassessment can be completed.

Foreign exchange fluctuations could have a material adverse effect on our results of operations and financial condition.

Gold is principally a U.S. dollar-priced commodity and most of our revenues are realized in, or linked to, U.S. dollars, whilst cost of sales are largely incurred in the local currency where the relevant operation is located. Given our global operations and local foreign exchange regulations, some of our funds are held in local currencies, such as the Brazilian real, Argentinian peso, Australian dollar, Ghanaian cedi and the South African rand. The weakness of the U.S. dollar against local currencies results in higher cost of sales and other costs in U.S. dollar terms. Conversely, the strengthening of the U.S. dollar lowers local cost of sales and other costs in U.S. dollar terms.

Exchange rate movements may have a material impact on our operating results. For example, based on average exchange rates received in 2020, we estimate that a 1% strengthening of all of the Brazilian real, Argentinian peso, Australian dollar, Ghanaian cedi and the South African rand against the U.S. dollar, other factors remaining equal, would have resulted in an increase in cost of sales and total cash costs per ounce of approximately $12 million and $4 per ounce, respectively. As a result of the sale of our remaining South African operations, our exposure to fluctuations in the strength of the South African rand has been reduced.

The profitability of mining companies’ operations and the cash flows generated by these operations are significantly affected by fluctuations in input production prices, many of which are linked to the prices of oil and steel.

Fuel, energy and consumables, including diesel, heavy fuel oil, chemical reagents, explosives, tires, steel and mining equipment used or consumed in mining operations form a significant part of the operating costs and capital expenditure of any mining company.

We have no influence over the cost of these consumables, many of which are linked to some degree to the price of oil and steel. Whilst, from time to time, we may implement financial derivatives intended to reduce exposure to changes in the oil price, such input cost protection strategies may not always be successful, and any of our diesel consumption not covered by these derivatives will continue to be subject to market fluctuations.

The price of oil has fluctuated between $5.6 and $71.44 per barrel of Brent Crude in 2020. In recent weeks, the oil price has increased precipitously and, as of October 14, 2021, it was at $83.84 per barrel of Brent Crude.

We estimate that for each U.S. dollar per barrel rise or fall in the oil price, other factors remaining equal, cost of sales and total cash costs per ounce of all our operations change by approximately $2 million and $0.60 per ounce, respectively. The cost of sales and total cash costs per ounce of certain of our mines, particularly Siguiri, Geita, Tropicana and Iduapriem are most sensitive to changes in the price of oil. Even when fuel prices are in decline, expected savings may be partly offset by increases in governments’ fixed fuel levies or the introduction of new levies.

Furthermore, the price of steel has also been volatile. Steel is used in the manufacture of most forms of fixed and mobile mining equipment, which is a relatively large contributor to the operating costs and capital expenditure of a mine. On October 14, 2021, the price of flat hot rolled coil (North American Domestic FOB) was $1,895.00 per tonne.

Fluctuations in oil and steel prices have a significant impact on operating costs and capital expenditure estimates and, in the absence of other economic fluctuations, could result in significant changes in the total expenditure estimates for new mining projects or render certain projects non-viable, which could have a material adverse impact on our results of operations and financial condition.

Global economic conditions could adversely affect the profitability of operations.

Our operations and performance depend significantly on worldwide economic conditions. Despite signs of economic recovery in certain geographic markets, global economic conditions remain fragile with significant uncertainty regarding recovery prospects, levels of recovery and long-term economic growth effects. Concerns remain regarding the evolution of the economic and security relationship, including trade arrangements, between the European Union (“EU”) and the United Kingdom, particularly following the withdrawal of the United Kingdom from the EU on January 31, 2020.

These conditions and other disruptions to international credit markets and financial systems caused a loss of investor confidence and resulted in widening credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Any economic recovery may remain limited in geographic scope. A significant risk also remains that this recovery could be slow or that the global economy could quickly fall back into an even deeper and longer lasting recession or even a depression.

Global economic turmoil, or the expectation that economic turmoil could worsen, could have follow-on effects on our business that include inflationary cost pressures, interest rate fluctuations and commodity market fluctuations. The COVID-19 pandemic resulted in disruption and volatility in global financial markets and capital markets and a significant decrease in global economic activity, which may have an adverse effect on worldwide demand for gold and may also materially adversely affect the profitability of our operations or financial condition. Further deteriorations in economic conditions, as a result of the COVID-19 pandemic or otherwise, could lead to a further or prolonged decline in demand for gold and negatively impact our business. See also “—The prevalence of occupational health diseases and other diseases and the potential costs and liabilities related thereto may have an adverse effect on our business and results of operations”.

Other factors that could negatively affect our financial results and results of operations include, for example:

•	the insolvency of key suppliers or contractors, which could result in contractual breaches and a supply chain breakdown;

•	the insolvency of one or more joint venture partners, which could result in contractual breaches and disruptions at the operations of our joint ventures;

•

changes in other income and expense, which could vary materially from expectations, depending on gains or losses realized on the sale or exchange of financial instruments and impairment charges that may be incurred with respect to investments;

•	a reduction in the availability of credit, which may make it more difficult for us to obtain financing for our operations and capital expenditures or make that financing more costly;

•	exposure to the liquidity and insolvency risks of our lenders and customers; and

•	impairment of operations.

In addition to the potentially adverse impact on the profitability of our operations, any deterioration in or increased uncertainty regarding global economic conditions may increase volatility or negatively impact the market value of our securities.

Energy cost increases and power fluctuations and stoppages could adversely impact our results of operations and financial condition.

Increasing global demand for energy, concerns about nuclear power and the limited growth of new supply are impacting the price and supply of energy. The transition of emerging markets to higher energy consumption, actual and proposed pricing or taxation of carbon emissions as well as unrest and potential conflict in the Middle East, among other factors, could result in increased demand or constrained supply and sharply escalating oil and energy prices.

Electricity is currently used for most of our business and safety-critical operations, including cooling, hoisting and dewatering. Loss of power can therefore impact production and employee safety, and prolonged outages could lead to flooding of workings and ore sterilization. Our mining operations are substantially dependent upon a mix of electrical power generated by local power utilities and by own power generation plants situated at some of our operations. The unreliability of local power utilities in some of the developing countries in which we operate could have a material adverse effect on our operations, as large amounts of power are required for ventilation, exploration, development, extraction, processing and other mining activities on our properties. For example, in Tanzania, government policies increased pressure on companies to utilize the national grid, which could adversely impact our mining operations in the country due to potential power quality issues.

Certain of our mining operations depend on supplies of fuel delivered by road which have been disrupted in the past and may be disrupted again in the future. Any such disruptions could negatively impact operating costs and cashflows from these operations.

Concerns about the integrity or reliability of the LBMA Gold Price Benchmark could adversely affect investor interest in gold and confidence in the gold market.

Historically, the gold market relied on prices and trades made relative to a benchmark known as the London Gold Fix (“Fix”), set by a group of five fixing banks that matched buyers and sell orders. Following a series of allegations regarding the possible manipulation of the Fix by fixing banks, U.S., German and UK regulators undertook a review of the fixing process.

In 2015, the Fix was replaced by the LBMA Gold Price Benchmark, which is run and managed by the Intercontinental Exchange (“ICE”). The ICE is independent of the gold market as it does not conduct any trading of gold.

Whilst we had no role in the operation of the Fix during the period under review and have no responsibility for the conduct of the market makers in the gold market, the gold market could still be affected if the integrity of the LBMA Gold Price Benchmark is undermined as a result of ongoing lawsuits, resulting in reduced demand for our gold, greater volatility in gold prices and less liquidity in the gold market. Since 2015, when we joined the new oversight committee for the LBMA Gold Price Benchmark which is regulated by the FCA, the volumes being traded through the benchmarks have steadily increased, as have the number of direct participants. Due to some issues around the LBMA Silver Price Benchmark, ICE, under the auspices of the LBMA Gold Price Benchmark, was asked to assume the duties of managing the Silver Benchmark. As such, the LBMA Gold Price Oversight Committee has now become the LBMA Precious Metals Oversight Committee. If further allegations are made against the LBMA Gold Price Benchmark in the future, we could be implicated more directly, which may have an adverse effect on our reputation.

Inflation may have a material adverse effect on results of operations.

Many of our operations are located in countries that have experienced high rates of inflation during certain periods. It is possible that significantly higher future inflation in the countries in which we operate may result in an increase in operational costs in local currencies (without a concurrent devaluation of the local currency of operations against the U.S. dollar or an increase in the U.S. dollar price of gold). This could have a material adverse effect on our results of operations and financial condition. Significantly higher and sustained inflation, with a consequent increase in operational costs, could result in the rationalization (including closure) of higher-cost mines or projects. Furthermore, when inflation reaches highly inflationary levels in a country in which we operate, social unrest and union activity may increase, which in turn may have an adverse effect on our operational costs and results of operation in that country.

Of particular concern is the increasing inflation rate in Argentina which was recorded at 25.3% in the first half of 2021, 36.1% in 2020, 53.8% in 2019, 47.6% in 2018 and 24.8% in 2017. Hyper-inflationary reporting will be reflected in the financial statements of our local subsidiaries. However, hyper-inflationary movements are not reflected in the group’s consolidated financial statements as our local Argentinian subsidiary is deemed to have a U.S. dollar functional currency.

Other Regulatory and Legal Risks

Failure to comply with laws, regulations, standards and contractual obligations, breaches in governance processes or fraud, bribery and corruption may lead to regulatory penalties, loss of licenses or permits, negative effects on our reported financial results, and adversely affect our reputation.

Our operations must comply with the U.S. Foreign Corrupt Practices Act and similar anti-corruption and anti-bribery laws of the jurisdictions in which we operate. There has been a substantial increase in the global enforcement of these laws and an increased focus on the actions of mining companies. Any violation of such laws could result in significant criminal or civil sanctions. Conversely, in certain circumstances, strict compliance with anti-bribery laws may conflict with certain local customs and practices. Since we operate globally in multiple jurisdictions, including those with less developed political and regulatory environments, and within numerous and complex frameworks, our governance and compliance processes may not prevent potential breaches of law, accounting principles or other governance or customary practices.

Our Code of Business Principles and Ethics and Policy on Anti-Bribery and Anti-Corruption, among other policies, standards and guidance, and training thereon may not prevent instances of unethical or unlawful behavior, including bribery or corruption. They also may not guarantee compliance with legal and regulatory requirements and may fail to enable management to detect breaches thereof.

Sanctions for failure by us or others acting on our behalf to comply with these laws, regulations, standards and contractual obligations could include fines, penalties, resignation or removal of officers, imprisonment of officers, litigation, and loss of operating licenses or permits, suspensions of operations and negative effects on our reported financial results and may damage our reputation. Such sanctions could have a material adverse impact on our financial condition and results of operations.

We are subject to the risk of litigation, the causes and costs of which are not always known.

We are subject to litigation, arbitration and other legal proceedings arising in the normal course of business and may be involved in disputes that may result in litigation. The causes of potential future litigation cannot be known and may arise from, among other things, business activities, environmental and health and safety concerns, share price volatility or failure to comply with disclosure obligations. The results of litigation cannot be predicted with certainty but could include costly damage awards or settlements, fines, and the loss of licenses, concessions, or rights, among other things. See “Item 8A: Legal Proceedings” in our 2020 Form 20-F incorporated herein by reference.

In the event of a dispute, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in South Africa. An adverse or arbitrary decision of a foreign court could have a material adverse impact on our financial performance, cash flow and results of operation.

For example, in Colombia, we are involved in class action lawsuits in relation to each of our Santa María-Montecristo and La Colosa projects seeking to stop us from conducting exploration, development and mining activities in certain areas, in which these exploration projects are located, due to environmental concerns. See “Item 8A: Legal Proceedings—Colombia” in our 2020 Form 20-F incorporated herein by reference.

Should we be unable to resolve disputes favorably or to enforce our rights, this may have a material adverse impact on our financial performance, cash flow and results of operations.

Compliance with “conflict minerals” and “responsible gold” legislation and standards could result in significant costs.

Stringent standards relating to “conflict minerals” and “responsible” gold including, but not limited to, the U.S. Dodd-Frank Act, the EU Regulation 2017/821 on supply chain due diligence obligations for EU importers of gold originating from conflict-affected and high-risk areas, the OECD Due Diligence Guidelines for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, the World Gold Council Conflict-Free Gold Standard and the London Bullion Market Association Responsible Gold Guidance have been introduced. Any such legislation and standards may result in significant costs to ensure and demonstrate compliance (particularly where standards change rapidly or lack certainty due to court challenges) and may complicate the sale of gold emanating from certain areas. The complexities of the gold supply chain, especially as they relate to “scrap” or recycled gold, and the fragmented and often unregulated supply of artisanal and small-scale mined gold are such that there may be significant uncertainties at each stage in the chain as to the provenance of the gold. As a result of the uncertainties in the process, the costs of due diligence and audit, or the reputational risks of defining their product or a constituent part as containing a “conflict mineral” may be too burdensome for our customers. Accordingly, manufacturers may decide to switch supply sources or to substitute gold with other minerals not covered by the initiatives. This could have a material negative impact on the gold industry, including on our results of operations and financial condition.

Compliance with emerging climate change regulations could result in significant costs and climate change may present physical risks to a mining company’s operations.

Greenhouse gases (“GHGs”) are emitted directly by our operations, as well as by external utilities from which we purchase electricity. As a result of commitments made at the UN Climate Change Conference in Durban, South Africa, in December 2011, certain members of the international community negotiated a treaty at the Conference of the Parties of the UN Framework Convention on Climate Change in Paris in December 2015 (“Paris Agreement”). The Paris Agreement, which came into force in November 2016, requires developed countries to set targets for GHG emissions reductions. In order to meet national reductions commitments, including a goal of “net zero” carbon or carbon neutrality by 2050 set by numerous jurisdictions, it is likely that additional measures addressing GHG emissions, including stricter GHG emissions limits, will be implemented in various countries in the future.

Such measures could require us to reduce our direct GHG emissions or energy use or to incur significant costs for GHG emissions allowances or taxes, including as a result of costs or taxes passed on by electricity utilities which supply our operations. We could also incur significant costs associated with capital equipment to reduce GHG emissions, as well as GHG monitoring and reporting and other obligations to comply with applicable requirements.

Certain countries, including Australia and Brazil, have passed or are considering GHG trading or tax schemes and/or other regulation of GHG emissions, although the precise impact on our operations cannot yet be determined. See also “Item 4B: Business Overview—Environmental, Health and Safety Matters” in our 2020 Form 20-F incorporated herein by reference.

In addition, our operations could be exposed to a number of physical risks from climate change, such as changes in rainfall rates or patterns, rising sea levels, reduced process water availability, higher temperatures and extreme weather events. Such events or conditions, including flooding or inadequate water supplies, could disrupt mining and transport operations, mineral processing and rehabilitation efforts, create resource or energy shortages or damage our property or equipment and increase health and safety risks on site. Such events or conditions could have other adverse effects on our workforce and on the communities around our mines, such as an increased risk of food insecurity, water scarcity and prevalence of disease, all of which could have a material adverse effect on our results of operations and financial condition.

Our inability to maintain an effective system of internal control over financial reporting may have an adverse effect on investors’ confidence in the reliability of our financial statements.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external purposes in accordance with IFRS as issued by the IASB. Disclosure controls and procedures are designed to ensure that information required to be disclosed by a company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. These disclosure controls and procedures include without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding disclosure. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. If we are unable to maintain an effective system of internal control over financial reporting, investors may lose confidence in the reliability of our financial statements and this may have an adverse impact on investors’ abilities to make decisions about their investment in us. See “Item 15: Controls and Procedures” in our 2020 Form 20-F incorporated herein by reference.

Breaches in cybersecurity and violations of data protection laws may adversely impact our business.

We maintain global information technology (IT) and communication networks and applications to support our business activities. We outsource several information technologies functions and applications to third-party vendors and these engagements may have an impact on our overall cybersecurity position. The primary company systems managed by third-party vendors include, but are not limited to, cloud infrastructure, data center management, server/personal computing support, enterprise resource planning business applications, email and digital documents and the Cyber Security Operations Center.

We must continuously monitor the solutions implemented to support our global information technology and communication networks and applications to maintain a suitable and well-managed environment. There can be no assurance that these efforts will always be successful.

The sophistication and magnitude of cybersecurity incidents are increasing and include malicious software, attempts to gain unauthorized access to data and other electronic security and protected information breaches that could lead to production downtimes, operational delays, the compromising of confidential or otherwise protected information, destruction or corruption of data, other manipulation or improper use of our systems and networks or financial losses from remedial actions. For example, in late 2020, a threat to our computer systems was detected and neutralized within hours in connection with the SolarWinds supply chain compromise which affected over 18,000 companies. The systems affected were limited to network monitoring applications in Brazil which monitored certain technology systems across the local network. In addition, there was a notable increase in phishing campaigns linked to COVID-19 in the second half of 2020 which continued through the first half of 2021. A sharp increase in ransomware-related threats have also been recorded throughout the mining industry with several high-profile organizations experiencing disruptions.

Information technology security processes may not prevent future malicious actions, denial-of-service attacks, or fraud, which could result in the corruption of operating systems, theft of commercially sensitive data, misappropriation of funds and business and operational disruption. Our insurance program includes limited coverage for cyber-related crimes and incidents as part of the global insurance program, and material system breaches and failures could result in significant interruptions that could adversely affect our operating results and reputation.

The interpretation and application of consumer and data protection laws in South Africa, the United States and elsewhere are evolving. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. Complying with these various laws is essential and could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

For example, the penalties for failure to comply with the South African Protection of Personal Information Act, No. 4 of 2013 (POPIA) are severe and may include an administrative fine of up to R10 million or imprisonment of up to ten years. The European General Data Protection Regulation (“GDPR”) may lead to administrative fines of up to €20 million or 4% of a company’s total worldwide annual turnover of the preceding financial year, whichever is higher. Also, the GDPR has a scope that extends beyond the borders of the EU and does not only affect EU operations.

U.S. securities laws do not require us to disclose as much information to investors as a U.S. issuer is required to disclose, and investors may receive less information about us than they might otherwise receive from a comparable U.S. company.

We are subject to the periodic reporting requirements of the SEC and the New York Stock Exchange that apply to “foreign private issuers”. The periodic disclosure required of foreign private issuers under applicable rules is more limited than the periodic disclosure required of U.S. issuers. Accordingly, there may be less publicly available information concerning us than there is for U.S. public companies. For example, in 2016, we announced that we would no longer voluntarily publish reviewed financial statements and analyses of operating and financial results for the quarters ended 31 March and 30 September of each year. As a result of this transition to half-yearly reporting, investors will receive less information about us than they had in years preceding that change. In addition, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. As a result, investors will also receive less timely financial reports than they otherwise might receive from a comparable U.S. company or from certain of our peers in the industry. This may have an adverse impact on investors’ abilities to make decisions about their investment in us.

Risks Related to an Investment in the Notes

There may not be a liquid market for the notes.

The notes are a new issue of securities for which there is currently no trading market. We cannot assure you that a trading market for the notes will develop or be maintained in the United States or elsewhere. If an active market for the notes fails to develop or be sustained, the trading price of the notes could fall, and even if an active trading market were to develop, the notes could trade at prices that may be lower than the initial offering price. There can be no assurance as to the liquidity of any market that may develop for the notes, the ability of holders to sell their notes, or the prices at which holders might be able to sell their notes.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes and the guarantee of the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control, including the recent COVID-19 pandemic.

Ratings for the notes may not reflect all risks of an investment in the notes, are not recommendations to buy or hold the notes and may be subject to revision, suspension or withdrawal at any time.

The notes will be rated by at least three nationally recognized statistical rating organizations. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings are limited in scope and do not comment as to market price or suitability for a particular investor. The ratings for the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. In addition, ratings at any time may be lowered or withdrawn in their entirety. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the notes and increase our borrowing costs.

If Holdings’ subsidiaries are unable to make distributions and other payments to Holdings, Holdings may be unable to pay amounts due on the notes.

The notes will be obligations of Holdings and guaranteed by AngloGold Ashanti Limited only, and not of any of our subsidiaries. Holdings is a holding company that does not directly conduct any business operations. Holdings’ only assets are the capital stock of its subsidiaries, some of which are themselves holding companies. Because all of Holdings’ operations are conducted solely by its subsidiaries, Holdings expects to obtain the money to make payments of principal or interest on the notes through cash dividends, distributions or other transfers from its subsidiaries. Therefore, Holdings’ ability to make payments of principal or interest on the notes, will be contingent upon Holdings’ subsidiaries generating sufficient cash to make payments to it. These subsidiaries may not be able to make distributions to Holdings. Moreover, AngloGold Ashanti Limited is also a holding company since the completion of the sale of the South Africa assets. As a result, its ability as a guarantor to make payments on its guarantee will be substantially dependent on the same factors. Any payment of interest, dividends, distributions, loans or advances by Holdings’ subsidiaries to Holdings could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate.

Our subsidiaries are separate and distinct legal entities and because they do not guarantee the notes they have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that Holdings has to receive any assets of any of its operating subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent right of holders of notes to realize proceeds from the sale of their assets, may be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors and holders of debt issued by that subsidiary.

The notes do not restrict our ability to incur additional debt, including debt of our subsidiaries, or prohibit us from taking other action that could negatively impact holders of the notes. Your right to receive payments on the notes is structurally subordinated to other liabilities of our subsidiaries other than Holdings.

We are not restricted under the terms of the indenture or the notes from incurring additional indebtedness, including indebtedness of our subsidiaries. None of our subsidiaries will guarantee the notes. As such, the notes will be structurally subordinated to any existing or future indebtedness of our subsidiaries other than Holdings to the extent of the assets of such subsidiaries. As at June 30, 2021, the aggregate amount of outstanding debt of our subsidiaries other than Holdings was $177 million.

The terms of the indenture limit our ability to secure additional capital markets debt without also securing the notes and to enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions, including an exception for the incurrence of non-capital markets debt such as debt under credit facilities. See “Description of Notes—Covenants” in this prospectus supplement and “Description of Debt Securities—Limitations on Liens” in the accompanying prospectus. In addition, the terms of the indenture and the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due.

Holdings may be unable to purchase the notes upon a change of control repurchase event.

If we experience a change of control and the notes experience a specified credit rating decline, we will be required to offer to purchase the notes for cash at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of purchase in order to avoid an event of default under the indenture governing the notes. See “Description of Notes—Change of Control Repurchase Event”. A change of control may also require us to repay other outstanding debt, including the $700 million 3.750% notes due 2030 and the $300 million 6.500% notes due 2040, each issued by Holdings, the issuer of the notes offered hereby. In the event of a change of control and a specified credit rating decline relating to the notes, we may not have sufficient funds to purchase all of the affected notes and to repay other debt that may become due.

A holder’s right to receive payments may be adversely affected by the notes and the guarantee being unsecured obligations of Holdings and AngloGold Ashanti Limited, respectively, and subordinated to secured obligations on insolvency.

The notes will be unsecured. Holders of secured obligations of Holdings will have claims that are prior to the claims of holders of the notes to the extent of the value of the assets securing those other obligations. The notes issued by Holdings will rank equally with all its other unsecured and unsubordinated indebtedness, and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing those other obligations. Similarly, the guarantee provided by AngloGold Ashanti Limited will rank equally with all its other unsecured and unsubordinated indebtedness, and will be effectively subordinated to any secured indebtedness to the extent of the value of the assets securing those obligations. If Holdings defaults on the notes or AngloGold Ashanti Limited defaults on the guarantee, or after any distribution of assets or payment in any foreclosure, dissolution, insolvency, winding-up, liquidation, reorganization or other bankruptcy proceeding (other than on a solvent basis), then, to the extent that Holdings or AngloGold Ashanti Limited have granted security over their assets, the assets that secure their debts will be used to satisfy the obligations under that secured debt before Holdings or AngloGold Ashanti Limited can make payment on the notes or the guarantee. There may only be limited assets available to make payments on the notes or the guarantee in the event of an acceleration of the notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness and holders of the notes may receive less, ratably, than holders of secured obligations.

A holder’s actual yield on the notes may be reduced from the stated yield by transaction costs.

When notes are purchased or sold, several types of incidental costs (including transaction fees and commissions) are incurred in addition to the then current prices of the security. These incidental costs may significantly reduce or even exclude the profit potential of the debt securities. For instance, credit institutions as a rule charge their clients for their own commissions which are either fixed minimum commissions or pro rata commissions depending on the order value. To the extent that additional domestic or foreign parties are involved in the execution of an order, including but not limited to domestic dealers or brokers in foreign markets, holders must take into account that they may also be charged for the brokerage fees, commissions and other fees and expenses of such parties.

A holder’s effective yield on the notes may be diminished by the tax impact on that holder of its investment in the notes.

Payments of interest on the notes, or profits realized by the holder upon the sale or repayment of the notes, may be subject to taxation in its home jurisdiction or in other jurisdictions in which it is required to pay taxes.

However, the tax impact on a particular holder may differ from the situation described for holders generally. Certain tax consequences of the United States, South Africa, the Isle of Man and the United Kingdom relating to the purchase and ownership of the debt securities are described below under the heading “Taxation”.

Exchange rate risks and exchange controls may adversely impact currency conversions of principal and interest paid on the notes.

Holdings will pay principal and interest on the notes in U.S. dollars (the “Specified Currency”). This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than the Specified Currency. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Specified Currency or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Specified Currency would decrease the Investor’s Currency equivalent yield on the notes, the Investor’s Currency equivalent value of the principal payable on the notes and the Investor’s Currency equivalent market value of the notes.

The notes will initially be held in book-entry form and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

Unless and until definitive registered notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of the notes. Instead, the registered holder, or their respective nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to The Bank of New York Mellon (as paying agent for the notes), which will make payments to the common depositary, which will in turn distribute payments to DTC. Thereafter, payments will be made by DTC to participants in these systems and then by such participants to indirect participants. After payment to the common depositary, none of us, the trustee or the paying agent will have any responsibility or liability of any aspect of the records related to, or payments of, interest, principal or other amounts to DTC or to owners of book-entry interests.

Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations or consents or requests for waivers or other actions from holders of the notes that we may choose to make in the future. Rather, owners of book-entry interests will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any such solicitations or requests for actions on a timely basis.

You may be unable to recover in civil proceedings for U.S. securities laws violations.

Holdings is incorporated under the laws of the Isle of Man and AngloGold Ashanti Limited is incorporated under the laws of the Republic of South Africa. Many of our assets are located outside the United States. In addition, all of the directors and officers of Holdings reside outside the United States. All except one of AngloGold Ashanti Limited’s directors and all (and, as of November 1, 2021, all except one) of AngloGold Ashanti Limited’s officers reside outside the United States. As a result, it may be impossible for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in the Isle of Man or the Republic of South Africa. See “Enforceability of Certain Civil Liabilities”.

Your rights under the notes and the guarantee may be limited by laws in various jurisdictions, including fraudulent conveyance and insolvency laws.

If Holdings defaults on the notes or AngloGold Ashanti Limited defaults on the guarantee, we may become subject to bankruptcy, insolvency, liquidation, winding up or similar proceedings in the Isle of Man, South Africa or other non-U.S. jurisdictions. The procedural and substantive provisions of bankruptcy or insolvency laws of such non-U.S. jurisdictions may be substantially less favorable to creditors than, or otherwise different from, those of the United States. For example, holders of the notes may have limited voting rights at creditors’

meetings in the context of a court reorganization proceeding. In addition, creditors of Holdings or AngloGold Ashanti Limited may be entitled to priority status under applicable law or hold security that grants rights to attach the assets of Holdings or AngloGold Ashanti Limited, which attachment may result in priorities benefiting those creditors when compared to the rights of holders of the notes. See “—A holder’s right to receive payments may be adversely affected by the notes and the guarantee being unsecured obligations of Holdings and AngloGold Ashanti Limited, respectively, and subordinated to secured obligations on insolvency”.

USE OF PROCEEDS

The net proceeds of the offering of the notes, after payment of the underwriting discount and other expenses of the offering, are expected to amount to approximately $740.4 million. We intend to use the net proceeds from the offering of the notes, together with cash on hand, to (i) fund the purchase price for the 2022 notes to the extent validly tendered and accepted for payment in the tender offer, (ii) redeem any remaining outstanding 2022 notes, which have not been validly tendered and accepted for payment in the tender offer, and (iii) pay related transaction fees, including applicable premia and expenses. See “Summary—Recent Developments—Cash tender offer for the 5.125% notes due 2022 and subsequent “make-whole” redemption”.

On July 30, 2012, Holdings issued $750 million aggregate principal amount of its 5.125% notes due 2022, which are fully and unconditionally guaranteed by AngloGold Ashanti Limited. The 2022 notes bear interest at a rate of 5.125% per year, which is payable semi-annually on February 1 and August 1 of each year, commencing on February 1, 2013. The 2022 notes mature on August 1, 2022.

CAPITALIZATION

The following table sets forth our consolidated capitalization at June 30, 2021, unless otherwise stated, on an actual basis and “as adjusted” to give effect to our estimated offering proceeds of approximately $740.4 million after deducting the underwriting discount and other offering-related expenses and the use of such proceeds as described in “Use of Proceeds” as if such events had occurred on June 30, 2021. You should read this table together with our financial statements and related management’s discussion and analysis of financial condition and results of operations included in our 2020 Form 20-F and 2021 Half Year Report.

	As at June 30, 2021 (unaudited)
	Actual	As adjusted
	(In $ millions)
Cash and cash equivalents	1,081	1,030
Total debt(1)	(1,929)	(1,908)
5.125% notes due 2022(2)	(764)	—
3.750% notes due 2030	(692)	(692)
6.500% notes due 2040	(296)	(296)
$1.4 billion multi-currency RCF(3)	—	—
Notes offered hereby	—	(743)
Other debt(4)	(177)	(177)
Equity (excluding non-controlling interests)	(3,815)	(3,815)
417,345,340 authorized ordinary shares in issue of 25 ZAR cents each(5)	(17)	(17)
Additional paid-in capital (share premium)	(7,204)	(7,204)
Accumulated losses	2,178	2,178
Accumulated other comprehensive income and other reserves	1,228	1,228
Total capitalization	(4,663)	(4,693)

(1)

Excludes $176 million of lease liabilities as at June 30, 2021. As at June 30, 2021, approximately 98% of our total debt was denominated in U.S. dollars and less than 2% in other currencies. For a discussion regarding our indebtedness, see “Item 5: Operating and financial review and prospects” included in our 2020 Form 20-F. As at June 30, 2021, unsecured debt accounted for all of our total debt. The amounts of indebtedness set forth in the table include accrued but unpaid interest and are net of unamortized issuance costs.

(2)

On October 18, 2021, Holdings commenced a cash tender offer to purchase any and all of its outstanding 2022 notes. Completion of the cash tender offer is conditioned upon, among other things, the Financing Condition. The tender offer is not subject to any minimum tender condition. On or about the date of settlement of the tender offer, and subject to the satisfaction of the Financing Condition, Holdings intends to issue a redemption notice for any remaining outstanding 2022 notes, which have not been validly tendered and accepted for payment in the tender offer, at the “make-whole” redemption price set forth in the terms and conditions of the 2022 notes and related indenture.

(3)	As at June 30, 2021, our $1.4 billion multi-currency syndicated revolving credit facility (“$1.4 billion multi-currency RCF”) was undrawn.
(4)

Includes a drawing of $110 million under our $143 million multi-currency revolving credit facility (“$143 million Geita RCF”) and a drawing of $67 million under our $65 million revolving credit facility (“$65 million Siguiri RCF”). As at June 30, 2021, our R500 million RMB corporate overnight facility was undrawn.

(5)

As at June 30, 2021, there were 600,000,000 authorized ordinary shares of 25 ZAR cents each. As at June 30, 2021, a total of 3,955,193 options were granted and outstanding and up to 1,834,464 of our ordinary shares were issuable upon exercise of fully-vested options.

Since June 30, 2021, our total debt has increased by approximately $43.5 million as a result of a drawing of A$70 million under our $1.4 billion multi-currency RCF on August 17, 2021 of which A$10 million was repaid on September 10, 2021. Except as disclosed above, there has been no material change since the dates indicated above in our consolidated capitalization or indebtedness.

NON-GAAP RECONCILIATIONS

All-in sustaining costs and all-in costs

During June 2013, the World Gold Council, an industry body, published a Guidance Note (which was updated in November 2018) on “all-in sustaining costs” and “all-in costs” metrics, which gold mining companies can use to supplement their overall non-GAAP disclosure. The World Gold Council worked closely with its members (including AngloGold Ashanti) to develop these non-GAAP measures which are intended to provide further transparency into the full cost associated with producing gold. It is expected that these metrics, in particular, the “all-in sustaining cost” and “all-in cost” metrics which AngloGold Ashanti provides in this prospectus supplement, will be helpful to investors, governments, local communities and other stakeholders in understanding the economics of gold mining. “All-in sustaining costs” is a non-GAAP measure which is an extension of the existing “total cash costs net of by-product revenue” metric and incorporates all costs related to sustaining production and in particular, recognizes sustaining capital expenditures associated with developing and maintaining gold mines. In addition, this metric includes the cost associated with corporate office structures that support these operations, the community and rehabilitation costs attendant with responsible mining and any exploration and evaluation cost associated with sustaining current operations. “All-in sustaining costs per ounce” is arrived at by dividing the dollar value of this cost metric by the ounces of gold sold. “All-in costs” is a non-GAAP measure comprising “all-in sustaining costs” as well as additional costs which reflect the varying costs of producing gold over the life-cycle of a mine including costs incurred at new operations and costs related to major projects at existing operations, which are expected to increase production. “All-in costs per ounce” is arrived at by dividing the dollar value of this cost metric by the ounces of gold sold.

Average gold price received per ounce

“Average gold price received per ounce” is a non-GAAP measure which gives an indication of revenue earned per unit of gold sold and includes gold income and realized non-hedged derivatives in its calculation and serves as a benchmark of performance against the spot price of gold. This metric is calculated by dividing attributable gold income by attributable ounces of gold sold.

Total cash costs net of by-product revenue

“Total cash costs net of by-product revenue” is calculated in accordance with the guidelines of the Gold Institute industry standard and industry practice and is a non-GAAP measure. The Gold Institute, which has been incorporated into the National Mining Association, is a non-profit international association of miners, refiners, bullion suppliers and manufacturers of gold products, which developed a uniform format for reporting total cash costs on a per ounce basis. The guidance was first adopted in 1996 and revised in November 1999.

“Total cash costs net of by-product revenue” as calculated and reported by AngloGold Ashanti include costs for all mining, processing, onsite administration costs, royalties and production taxes, as well as contributions from by-products, but exclude amortization of tangible, intangible and right of use assets, rehabilitation costs and other non-cash costs, retrenchment costs, corporate administration, marketing and other costs, capital costs and exploration costs. “Total cash costs per ounce” is calculated by dividing attributable total cash costs net of by-product revenue by attributable ounces of gold produced.

“All-in sustaining costs”, “all-in sustaining costs per ounce”, “all-in costs”, “all-in costs per ounce”, “total cash costs net of by-product revenue”, “total cash costs per ounce” and “average gold price received per ounce” should not be considered by investors in isolation or as alternatives to cost of sales, profit/(loss) applicable to equity shareholders, profit/(loss) before taxation, cash flows from operating activities or any other measure of financial performance presented in accordance with IFRS or as an indicator of our performance. While the World Gold Council has published guidance on how to define “all-in sustaining costs” and “all-in costs” and the Gold Institute has provided definitions for the calculation of “total cash costs per ounce”, the calculation of these metrics may vary significantly among gold mining companies, and by themselves do not necessarily provide a basis for comparison with other gold mining companies.

However, AngloGold Ashanti believes that “all-in sustaining costs”, “all-in costs” and “total cash costs net of by-product revenue” in total and per ounce and “average gold price received per ounce” are useful indicators to investors and management as they provide:

•	an indication of profitability, efficiency and cash flows;

•	the trend in costs as the mining operations mature over time on a consistent basis; and

•	an internal benchmark of performance to allow for comparison against other mines, both within the AngloGold Ashanti group and at other gold mining companies.

Reconciliations (continuing operations)

A reconciliation of cost of sales as included in our financial statements to “all-in sustaining costs”, “all-in sustaining costs per ounce”, “all-in costs”, “all-in costs per ounce”, “total cash costs net of by-product revenue”, “total cash costs per ounce” and “average gold price received per ounce” for each of the three years in the period ended December 31, 2020 and for each of the six-month periods ended June 30, 2021 and June 30, 2020, in each case only with respect to continuing operations, is presented in the tables below.

	Year ended December 31
	2020		2019		2018
	Joint Ventures	Subsidiaries	Joint Ventures	Subsidiaries	Joint Ventures	Subsidiaries
	$	$	$	$	$	$
	(in millions, except as otherwise noted)
All-in sustaining costs
Cost of sales per segmental information(4)	340	2,699	428	2,626	480	2,584
By-product revenue	(1)	(105)	(1)	(86)	(1)	(133)
Amortization of tangible and intangible assets	(104)	(570)	(137)	(583)	(165)	(558)
Adjusted for decommissioning and inventory amortization	1	4	2	1	4	(5)
Lease payment sustaining	9	52	—	51	—	—
Corporate administration and marketing related to current operations	—	67	—	82	—	76
Inventory write-down to net realizable value and other stockpile adjustments	—	—	—	—	—	—
Sustaining exploration and study costs	—	15	—	31	—	38
Total sustaining capital expenditure	52	445	46	390	56	445
Amortization relating to inventory	—	—	—	—	—	—
Realized other commodity contracts	—	5	—	—	—	(5)

All-in sustaining costs	297	2,612	338	2,512	374	2,443
Adjusted for non-controlling interests and non-gold producing companies(1)	—	(67)	—	(60)	—	(64)

All-in sustaining costs adjusted for non-controlling interests and non-gold producing companies	297	2,545	338	2,452	374	2,379

All-in sustaining costs	297	2,612	338	2,512	374	2,443
Non-sustaining project capital expenditure	—	260	5	313	11	133
Lease payment non sustaining	—	2	—	1	—	—
Technology improvements	—	—	—	—	—	—
Non-sustaining exploration and study costs	—	112	4	85	1	65
Care and maintenance costs	—	—	—	47	—	39
Corporate and social responsibility costs not related to current operations	4	29	—	38	—	22
Other provisions	—	—	—	2	—	(1)

All-in costs	301	3,015	347	2,998	386	2,702
Adjusted for non-controlling interests and non-gold producing companies(1)	—	(70)	—	(62)	—	(69)

	Year ended December 31
	2020		2019		2018
	Joint Ventures	Subsidiaries	Joint Ventures	Subsidiaries	Joint Ventures	Subsidiaries
	$	$	$	$	$	$
	(in millions, except as otherwise noted)
All-in costs adjusted for non-controlling interests and non-gold producing companies	301	2,945	347	2,936	386	2,634

Gold sold—oz (000)(2)	365	2,376	442	2,410	459	2,463
All-in sustaining cost per ounce—$/oz(3)	810	1,072	767	1,017	820	970
All-in cost per ounce—$/oz(3)	824	1,240	785	1,218	846	1,075

(1)	Adjusting for non-controlling interest of items included in calculation, to disclose the attributable portions only. Other consists of heap leach inventory.
(2)	Attributable portion (excluding pre-production ounces).
(3)

In addition to the operational performances of the mines, “all-in sustaining cost per ounce”, “all-in cost per ounce” and “total cash costs per ounce” are affected by fluctuations in currency exchange rates. AngloGold Ashanti reports “all-in sustaining cost per ounce” and “all-in cost per ounce” calculated to the nearest U.S. dollar amount and gold sold in ounces. AngloGold Ashanti reports “total cash costs per ounce” calculated to the nearest U.S. dollar amount and gold produced in ounces.

(4)	Refer to “Item 18: Financial Statements—Note 2—Segmental Information” in our 2020 Form 20-F.

	Year ended December 31
	2020		2019		2018
	Joint Ventures	Subsidiaries	Joint Ventures	Subsidiaries	Joint Ventures	Subsidiaries
	$	$	$	$	$	$
	(in millions, except as otherwise noted)
Total cash costs
Cost of sales per segmental information(4)	340	2,699	428	2,626	480	2,584
By-product revenue	(1)	(105)	(1)	(86)	(1)	(133)
Inventory change	(1)	(21)	3	(5)	(2)	(9)
Amortization of intangible assets	—	(2)	—	—	—	(5)
Amortization of tangible assets	(104)	(568)	(137)	(583)	(165)	(553)
Rehabilitation and other non-cash costs	(4)	(32)	(1)	(53)	(2)	(17)
Retrenchment costs	—	(2)	—	(4)	(2)	(4)

Total cash costs net of by-product revenue	230	1,969	292	1,895	308	1,863
Adjusted for non-controlling interests, non-gold producing companies and other(1)	—	(59)	—	(53)	—	(47)

Total cash costs net of by-product revenue adjusted for non-controlling interests and non-gold producing companies	230	1,910	292	1,841	308	1,816

Gold produced—oz (000)(2)	364	2,345	445	2,415	452	2,460
Total cash costs (adjusted) per ounce—$/oz(3)	629	815	657	763	680	743

(1)	Adjusting for non-controlling interest of items included in calculation, to disclose the attributable portions only. Other consists of heap leach inventory.
(2)	Attributable portion (excluding pre-production ounces).
(3)

In addition to the operational performances of the mines, “all-in sustaining cost per ounce”, “all-in cost per ounce” and “total cash costs per ounce” are affected by fluctuations in currency exchange rates. AngloGold Ashanti reports “all-in sustaining cost per ounce” and “all-in cost per ounce” calculated to the nearest U.S. dollar amount and gold sold in ounces. AngloGold Ashanti reports “total cash costs per ounce” calculated to the nearest U.S. dollar amount and gold produced in ounces.

(4)	Refer to “Item 18: Financial Statements—Note 2—Segmental Information” in our 2020 Form 20-F.

	Six-month period ended June 30
	2021		2020
	Joint Ventures	Subsidiaries	Joint Ventures	Subsidiaries
	$	$	$	$
	(in millions, except as otherwise noted)
All-in sustaining costs
Cost of sales per segmental information(4)	178	1,400	164	1,290
By-product revenue	(1)	(54)	(1)	(46)
Realized gain (loss) on other commodity contracts	—	—	—	4
Amortization of tangible and intangible assets	(49)	(213)	(51)	(277)
Adjusted for decommissioning amortization	—	1	—	4
Lease payment sustaining	5	33	1	26
Corporate administration and marketing related to current operations	—	37	—	36
Inventory write-down to net realizable value and other stockpile adjustments	—	—	—	—
Sustaining exploration and study costs	—	3	—	7
Total sustaining capital expenditure	31	280	35	164
Amortization relating to inventory	—	(2)	—	(4)

All-in sustaining costs	164	1,485	149	1,202
Adjusted for non-controlling interests and non-gold producing companies(1)	—	(31)	—	(32)

All-in sustaining costs adjusted for non-controlling interests and non-gold producing companies	164	1,454	149	1,171

All-in sustaining costs	164	1,485	149	1,202
Non-sustaining Project capex	—	150	—	147
Non-sustaining lease payments	—	1	—	1
Technology improvements	—	—	—	—
Non-sustaining exploration and study costs	1	57	1	50
Care and maintenance costs	—	13	—	—
Corporate and social responsibility costs not related to current operations	1	7	(7)	14
Other provisions	—	—	—	—

All-in costs	166	1,713	143	1,415
Adjusted for non-controlling interests and non-gold producing companies(1)	—	(33)	—	(32)

All-in costs adjusted for non-controlling interests and non-gold producing companies	166	1,680	143	1,382

Gold sold—oz (000)(2)	179	1,035	184	1,134
All-in sustaining cost per ounce—$/oz(3)	919	1,405	812	1,033
All-in cost per ounce—$/oz(3)	929	1,623	780	1,220

(1)	Adjusting for non-controlling interest of items included in calculation, to disclose the attributable portions only. Other consists of heap leach inventory.
(2)	Attributable portion (excluding pre-production ounces).
(3)

In addition to the operational performances of the mines, “all-in sustaining cost per ounce”, “all-in cost per ounce” and “total cash costs per ounce” are affected by fluctuations in currency exchange rates. AngloGold Ashanti reports “all-in sustaining cost per ounce” and “all-in cost per ounce” calculated to the nearest U.S. dollar amount and gold sold in ounces. AngloGold Ashanti reports “total cash costs per ounce” calculated to the nearest U.S. dollar amount and gold produced in ounces.

(4)	Refer to “Segmental Reporting” in our 2021 Half Year Report.

	Six-month period ended June 30
	2021		2020
	Joint Ventures	Subsidiaries	Joint Ventures	Subsidiaries
	$	$	$	$
	(in millions, except as otherwise noted)
Total cash costs
Cost of sales per segmental information(4)	178	1,400	164	1,291
By-product revenue	(1)	(54)	(1)	(46)
Inventory change	(1)	(11)	(3)	(37)
Amortization of intangible assets	—	(1)	—	(1)
Amortization of tangible assets	(49)	(212)	(51)	(277)
Rehabilitation and other non-cash costs	(3)	(12)	(2)	(29)
Retrenchment costs	—	(1)	—	(1)

Total cash costs net of by-product revenue	124	1,109	108	900
Adjusted for non-controlling interests, non-gold producing companies and other(1)	—	(30)	—	(27)

Total cash costs net of by-product revenue adjusted for non-controlling interests and non-gold producing companies	124	1,079	108	873

Gold produced—oz (000)(2)	177	1,023	181	1,092
Total cash costs (adjusted) per ounce—$/oz(3)	699	1,055	594	799

(1)	Adjusting for non-controlling interest of items included in calculation, to disclose the attributable portions only. Other consists of heap leach inventory.
(2)	Attributable portion (excluding pre-production ounces).
(3)

In addition to the operational performances of the mines, “all-in sustaining cost per ounce”, “all-in cost per ounce” and “total cash costs per ounce” are affected by fluctuations in currency exchange rates. AngloGold Ashanti reports “all-in sustaining cost per ounce” and “all-in cost per ounce” calculated to the nearest U.S. dollar amount and gold sold in ounces. AngloGold Ashanti reports “total cash costs per ounce” calculated to the nearest U.S. dollar amount and gold produced in ounces.

(4)	Refer to “Segmental Reporting” in our 2021 Half Year Report.

	Year ended December 31			Six-month period ended June 30
	2020	2019	2018	2021	2020
	$	$	$	$	$
	(in millions, except as otherwise noted)
Average gold price received per ounce
Gold income	4,322	3,439	3,203	1,911	1,917
Adjusted for non-controlling interests	(95)	(77)	(84)	(47)	(43)

	4,227	3,362	3,119	1,864	1,874
Associates and joint ventures’ share of gold income including realized non-hedge derivatives	647	615	581	322	303

Attributable gold income	4,874	3,977	3,700	2,186	2,177

Attributable gold sold—oz (000)	2,741	2,852	2,922	1,214	1,318
Average gold price received per ounce—$/oz	1,778	1,394	1,266	1,801	1,652

DESCRIPTION OF NOTES

This section describes the specific financial and legal terms of the notes and the indenture, and should be read together with the more general description under “Description of Debt Securities” of the attached prospectus. To the extent that the following description is inconsistent with the terms described under “Description of Debt Securities” in the attached prospectus, the following description replaces that in the attached prospectus.

The following description is a summary of material provisions of the notes and the indenture and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions therein of certain terms.

General

The 3.375% notes due 2028 (the “notes”) will be issued under the indenture dated April 28, 2010 (the “indenture”), among Holdings as issuer, AngloGold Ashanti Limited as guarantor, and The Bank of New York Mellon as trustee. Book-entry interests in the notes will be issued in minimum denominations of $200,000 and in integral multiples of $1,000 in excess thereof. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The indenture is, and the notes and the guarantee will be, governed by the laws of the State of New York.

The notes will initially be issued in an aggregate principal amount of $750,000,000 and will mature on November 1, 2028. The notes will bear interest at a rate of 3.375% per annum, payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2022. The regular record dates for the notes will be every April 15 and October 15 of each year (whether or not a business day).

If any scheduled interest payment date is not a business day, Holdings will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date. If the scheduled maturity date or date of redemption or repayment is not a business day, Holdings may pay interest and principal and premium, if any, on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City or in the City of London.

The notes will constitute unsecured and unsubordinated indebtedness of Holdings and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to any of Holdings’ existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of Holdings’ subsidiaries. As at June 30, 2021, all of the debt of Holdings was unsecured. See “Risk Factors—A holder’s right to receive payments may be adversely affected by the notes and the guarantee being unsecured obligations of Holdings and AngloGold Ashanti Limited, respectively, and subordinated to secured obligations on insolvency”.

None of our subsidiaries will guarantee the notes. As such, the notes will be structurally subordinated to any existing or future indebtedness of our subsidiaries other than Holdings to the extent of the assets of such subsidiaries. As at June 30, 2021, the aggregate amount of outstanding debt of our subsidiaries other than Holdings was $177 million. See “Risk Factors—The notes do not restrict our ability to incur additional debt, including debt of our subsidiaries, or prohibit us from taking other action that could negatively impact holders of the notes. Your right to receive payments on the notes is structurally subordinated to other liabilities of our subsidiaries other than Holdings”.

The principal corporate trust office of the trustee in New York City is designated as the principal paying agent. Holdings may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

Further Issuances

Holdings may, without the consent of the holders of the notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as described in this prospectus supplement except for the price to the public and issue date; provided, however, that no such additional notes may be issued unless they are fungible with the notes offered hereby for U.S. federal income tax purposes. Any such additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of securities under the indenture and are included in the definition of “notes” in this section where the context requires. There is no limitation on the amount of notes or other debt securities that Holdings may issue under the indenture.

Optional Redemption

Prior to September 1, 2028, Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes matured on September 1, 2028 (exclusive of interest accrued and unpaid to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the Make-whole Spread, plus, in each case, accrued and unpaid interest thereon to, but not including, the date of redemption.

On or after September 1, 2028, Holdings or AngloGold Ashanti Limited may redeem the notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the date of redemption.

Further installments of interest on the notes to be redeemed that are due and payable on the interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the registered holders as of the close of business on the relevant regular record date according to the notes and the indenture.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed (assuming, for this purpose, that the notes mature on September 1, 2028) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes (assuming, for this purpose, that the notes mature on September 1, 2028).

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if Holdings obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by Holdings.

“Make-whole Spread” means 30 basis points.

“Reference Treasury Dealer” means each of any four of Barclays Bank PLC, BNP Paribas, BofA Securities, Inc., J.P. Morgan Securities plc, BMO Capital Markets Corp., Citigroup Global Markets Inc., Deutsche Bank AG, London Branch, Goldman Sachs International, RBC Capital Markets, LLC and Scotia Capital (USA) Inc. or their respective affiliates, in each case that are primary U.S. Government securities dealers, selected by Holdings, and their respective successors; provided, however, that if any of the foregoing or their respective affiliates shall cease to be a primary U.S. Government securities dealer in New York City, Holdings shall substitute therefor another such primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Holdings, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Holdings by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third business day preceding such redemption date.

Holdings will give notice to each holder of notes to be redeemed of any redemption Holdings or AngloGold Ashanti Limited proposes to make at least 10 days, but not more than 60 days, before the redemption date or request that the trustee send such notice of redemption to each holder of notes to be redeemed in the name of Holdings and at its expense. If fewer than all of the notes are to be redeemed, the notes to be redeemed shall be selected as set forth under “—Selection and Notice” below.

Subject to the terms of the applicable redemption notice, notes called for redemption become due on the date fixed for redemption. Unless Holdings or AngloGold Ashanti Limited defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Holdings or AngloGold Ashanti Limited may at any time, and from time to time, purchase notes at any price or prices in the open market or otherwise.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption in compliance with the requirements of the principal securities exchange, if any, on which the notes are listed, as certified to the trustee by Holdings, and in compliance with the requirements of DTC, or if the notes are not so listed or such exchange prescribes no method of selection and the notes are not held through DTC or DTC prescribes no method of selection, on a pro rata basis; provided, however, that no note of $200,000 in aggregate principal amount or less shall be redeemed in part.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed, in which case a portion of the original note will be issued in the name of the holder thereof upon cancelation of the original note. In the case of a global note, an appropriate notation will be made on such note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof.

Optional Tax Redemption

In the event of any tax law changes after the date of this prospectus supplement that require Holdings or AngloGold Ashanti Limited to pay additional amounts, as described in the attached prospectus under “Description of Debt Securities—Payment of Additional Amounts with Respect to the Debt Securities” and “ —Payment of Additional Amounts” below, and in other limited circumstances, Holdings or AngloGold Ashanti Limited may redeem all, but not less than all, of the notes. This means Holdings or AngloGold Ashanti Limited may repay the notes early. You have no right to require Holdings or AngloGold Ashanti Limited to redeem the notes. We discuss our ability to redeem the notes in greater detail under “Description of Debt Securities—Optional Tax Redemption” in the attached prospectus.

If Holdings or AngloGold Ashanti Limited redeem the notes, Holdings or AngloGold Ashanti Limited must pay you 100% of their principal amount. Holdings or AngloGold Ashanti Limited will also pay you unpaid accrued interest to the redemption date. The notes will stop bearing interest on the redemption date, even if you do not collect your money, unless Holdings or AngloGold Ashanti Limited defaults in payment of the redemption price. Holdings will give notice to each holder of notes to be redeemed of any redemption Holdings or AngloGold Ashanti Limited proposes to make at least 10 days, but not more than 60 days, before the redemption date or request that the trustee send such notice of redemption to each holder of notes to be redeemed in the name of Holdings and at its expense.

Change of Control Repurchase Event

If a change of control repurchase event occurs in respect of the notes, unless either Holdings or AngloGold Ashanti Limited has exercised its right to redeem the notes as described under “—Optional Redemption” or

“—Optional Tax Redemption” above or under “Description of Debt Securities—Optional Tax Redemption” in the attached prospectus, Holdings will be required to make an offer to each holder of notes to repurchase all or any part (in minimal denominations of $200,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at Holdings’ option, prior to any change of control, but after the public announcement of the proposed change of control, Holdings will mail or deliver through the relevant securities clearing system a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed or delivered, other than as may be required by law. The notice shall, if mailed or delivered prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Holders of notes electing to have their notes purchased pursuant to a change of control repurchase event offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the repurchase payment date. Holdings will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any applicable securities or corporate laws or regulations conflict with the change of control repurchase event provisions of the notes, Holdings will comply with the applicable securities or corporate laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, Holdings will, to the extent lawful:

(1)	accept for payment all notes or portions of the notes properly tendered pursuant to Holdings’ offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by Holdings.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes (or make payment through the depositary), and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, however, that each new note will be in a minimum principal amount of $200,000 and integral multiples of $1,000 in excess thereof.

Holdings will not be required to make an offer to repurchase the notes issued by it upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Holdings and such third party purchases all notes properly tendered and not withdrawn under its offer.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, scheme of arrangement, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of AngloGold Ashanti Limited and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to AngloGold Ashanti Limited, a Qualified Holding Company and/or one of their respective subsidiaries;

(2)

the consummation of any transaction (including, without limitation, any merger, scheme of arrangement, amalgamation or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a subsidiary of AngloGold Ashanti Limited)

becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of AngloGold Ashanti Limited’s voting stock or other voting stock into which AngloGold Ashanti Limited’s voting stock is reclassified, consolidated, exchanged or changed measured by voting power rather than number of shares; or

(3)

AngloGold Ashanti Limited consolidates with, or merges with or into, or enters into a scheme of arrangement with or amalgamates with, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), or any person consolidates with, or merges with or into, or enters into a plan or arrangement with, AngloGold Ashanti Limited, in any such event pursuant to a transaction in which any of the outstanding voting stock of AngloGold Ashanti Limited or such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the voting stock of AngloGold Ashanti Limited outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a Permitted Reorganization will be deemed not to involve a change of control.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of AngloGold Ashanti Limited’s and its subsidiaries’ assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Holdings to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of AngloGold Ashanti Limited’s and its subsidiaries’ assets taken as a whole to another person or group may be uncertain.

“change of control repurchase event” means the circumstance where each of the rating agencies has reduced its rating of the notes by one or more gradations (including gradations within rating categories as well as between rating categories) on any date during the 60-day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control; and (2) public notice of the intention by AngloGold Ashanti Limited to effect a change of control; provided, however, that a change of control repurchase event shall be deemed not to have occurred if (A) a rating agency that has reduced its rating of the notes by one or more gradations (including gradations within rating categories as well as between rating categories) during that period does not announce or publicly confirm or inform the trustee in writing at Holdings’ request that the reduction was the result, in whole or in part, of any event or circumstance comprised from or arising as a result of the applicable change of control (regardless of whether that change of control shall then have occurred) or (B) a rating of the notes by one of the rating agencies is within that period subsequently upgraded to a credit rating gradation not less than that at the commencement of such 60-day period. Notwithstanding the foregoing, a change of control repurchase event will be deemed not to have occurred in connection with any particular change of control unless and until such change of control has actually been consummated. Any change in the outlook of a rating will not constitute a change in gradation.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Reorganization” means a transaction or a series of related transactions in which (1) AngloGold Ashanti Limited becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of AngloGold Ashanti Limited’s voting stock immediately prior to that transaction or (B) immediately following that transaction, no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Qualified Holding Company” means a holding company of which AngloGold Ashanti Limited becomes a direct or indirect wholly-owned subsidiary pursuant to a Permitted Reorganization, and its successors and assigns.

“rating agency” means each of Fitch, Moody’s and S&P; provided, however, that if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of AngloGold Ashanti Limited’s control, AngloGold Ashanti Limited may select (as certified by a resolution of AngloGold Ashanti Limited’s board of directors) a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of AngloGold Ashanti Limited and, thus, the removal of incumbent management. Subject to the limitations discussed below, AngloGold Ashanti Limited could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control repurchase event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect AngloGold Ashanti Limited’s capital structure or the credit ratings of the notes. Restrictions on AngloGold Ashanti Limited’s ability to incur liens are contained in the covenants as described under “Description of Debt Securities—Limitation on Liens” in the prospectus and under “—Covenants” below.

Holdings may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. See “Risk Factors—Risks relating to an investment in the notes—Holdings may be unable to purchase the notes upon a change of control repurchase event”.

Payment of Additional Amounts

The government of South Africa, the Isle of Man, the United Kingdom or any other jurisdiction where Holdings or AngloGold Ashanti Limited is a tax resident or in which Holdings does business, or the government of a jurisdiction in which a successor to Holdings or AngloGold Ashanti Limited is organized or is a tax resident, or any political subdivision or taxing authority thereof or therein, may require Holdings or AngloGold Ashanti Limited to withhold or deduct amounts from payments of principal of, or any premium or interest on, the notes or any amounts to be paid under the guarantee, as the case may be, for taxes, duties, assessments or any other governmental charges. If a withholding of this type is required, Holdings or AngloGold Ashanti Limited, as the case may be, may be required to pay you, subject to certain exceptions, an additional amount so that the net amount you receive will be the amount specified in the note to which you are entitled.

In addition to the exceptions and limitations described in the accompanying prospectus, neither Holdings nor AngloGold Ashanti Limited shall be required to pay any additional amounts for or on account of any taxes required to be withheld or deducted under Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, or any amended or successor versions of such Sections (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA.

For more information on additional amounts and the situations in which Holdings or AngloGold Ashanti Limited must pay additional amounts, see “Description of Debt Securities—Payment of Additional Amounts with Respect to the Debt Securities” in the attached prospectus.

Covenants

Certain restrictive covenants apply to the notes as set forth in the indenture and described in “Description of Debt Securities—Limitation on Liens” and “Description of Debt Securities—Limitation on Sale and Lease Back Transactions” of the attached prospectus.

In connection with the restrictive covenants set forth in the indenture, the lien restriction, which applies to capital market indebtedness (generally defined as indebtedness for money borrowed or interest thereon in the form of bonds, notes, debentures, loan stock or similar securities that are, or are capable of being, listed on a securities market) secured by a lien, does not apply if the capital markets indebtedness, together with all other capital markets indebtedness secured by liens (not including permitted liens described in “Description of Debt Securities—Limitation on Liens” of the attached prospectus) and the Attributable Debt associated with sale and lease back transactions entered into after April 28, 2010 (the date of the indenture) (but not including sale and lease back transactions pursuant to which debt has been retired), does not exceed 10% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS.

In addition, the limitation on sale and leaseback transactions does not apply if Attributable Debt associated with the sale and lease back transaction, together with the Attributable Debt of all other sale and lease back transactions entered into after April 28, 2010 (the date of the indenture) and the aggregate principal amount of the AngloGold Ashanti Limited’s debt secured by liens on Principal Property of AngloGold Ashanti Limited or any restricted subsidiary (but not including permitted liens described under “Description of Debt Securities—Limitation on Liens” of the attached prospectus, and sale and lease back transactions pursuant to which debt has been retired) would not exceed 10% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS.

The term “Principal Property” is defined in the indenture to mean any mine, together with any fixtures comprising a part thereof, and any plant or other facility, together with any land upon which such plant or other facility is erected and fixtures comprising a part thereof, used primarily for mining or processing, in each case, the net book value of which on the date as of which the determination is being made exceeds 5% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS; provided, that Principal Property shall not include (a) any mine, plant or facility which, in the opinion of the board of directors of AngloGold Ashanti Limited, is not of material importance to the total business conducted by AngloGold Ashanti Limited and its restricted subsidiaries as an entirety or (b) any portion of a particular mine, plant or facility which, in the opinion of AngloGold Ashanti Limited is not of material importance to the use or operation of such mine, plant or facility.

“Attributable Debt” means, as to any particular lease in a sale and leaseback transaction, synthetic lease or other finance-type lease under which any person is at the time liable for a term of more than 12 months (but, for the sake of clarity, excluding any operating lease (as determined in accordance with IFRS, as in effect immediately prior to the adoption of IFRS 16 —“Leases”) and lease entered into for the bona fide purpose of conducting mining, exploration or other operations), at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of such lease (as determined by any two directors, or any director and secretary, of AngloGold Ashanti Limited), compounded monthly. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount of rent shall include the lesser of (i) the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, and (ii) the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

Consolidation, merger, conveyance or transfer

Neither Holdings nor AngloGold Ashanti Limited will consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless:

(1)

either Holdings or AngloGold Ashanti Limited will be the continuing corporation, or the corporation formed by such consolidation or into which Holdings or AngloGold Ashanti Limited is merged or the person which acquires by conveyance or transfer the properties and assets of Holdings or AngloGold Ashanti Limited substantially as an entirety (or in the case of any conveyance or transfer of the properties and assets of AngloGold Ashanti Limited substantially as an entirety to a Qualified Holding Company and/or any direct or indirect wholly-owned subsidiary of a Qualified Holding Company in connection with a Permitted Reorganization, such Qualified Holding Company) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee acting reasonably, in the case of Holdings, the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the notes and the performance of every covenant of the indenture on the part of Holdings to be performed or observed, and, in the case of AngloGold Ashanti Limited, the due and punctual performance of the guarantee and the performance or observance of every covenant of the indenture on the part of AngloGold Ashanti Limited to be performed or observed;

(2)	immediately after giving effect to such transaction, no default or event of default will have occurred and be continuing; and

(3)

Holdings or such person will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with these provisions and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

The above paragraph will only apply to a merger or consolidation in which Holdings or AngloGold Ashanti Limited, as the case may be, is not the surviving corporation and to conveyances and transfers by Holdings or AngloGold Ashanti Limited, as the case may be, as transferor.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of Holdings or AngloGold Ashanti Limited, as the case may be, substantially as an entirety to any person in accordance with the preceding paragraphs, the successor person formed by such consolidation or into which Holdings or AngloGold Ashanti Limited is merged or to which such conveyance or transfer is made (or in the case of any such conveyance or transfer to a Qualified Holding Company and/or any direct or indirect wholly-owned subsidiary of a Qualified Holding Company in connection with a Permitted Reorganization, such Qualified Holding Company) will succeed to, and be substituted for, and may exercise every right and power of, Holdings or AngloGold Ashanti Limited under the indenture with the same effect as if such successor person had been named as Holdings or AngloGold Ashanti Limited, as the case may be, in the indenture; and in the event of any such conveyance or transfer, Holdings or AngloGold Ashanti Limited, as the case may be, will be discharged from all obligations and covenants under the indenture and the notes and the coupons, or the guarantee, as the case may be, and may be dissolved and liquidated.

Sinking Fund

The notes will not be entitled to the benefit of a sinking fund.

Defeasance

The notes will be subject to defeasance and covenant defeasance as set forth in the indenture and described in “Description of Debt Securities—Defeasance” of the attached prospectus.

Listing

Holdings will apply for the listing of the notes on the New York Stock Exchange in accordance with its rules. There can be no guarantee that the application to list the notes on the New York Stock Exchange will be approved as of the date the notes are issued or that the notes will be listed at any time thereafter, and settlement of the notes is not conditioned on obtaining this listing.

Guarantee

AngloGold Ashanti Limited will fully and unconditionally guarantee the payment of the principal of, premium, if any, and interest on the notes, including any additional amounts, when and as any such payments become due, whether at maturity, upon redemption or declaration of acceleration, or otherwise. AngloGold Ashanti Limited has obtained the approval of the South African Reserve Bank to provide the guarantee. The guarantee of the notes will constitute unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited and will rank equally with all of its other unsecured and unsubordinated indebtedness from time to time outstanding. The guarantee will be effectively subordinated to any of AngloGold Ashanti Limited’s existing and future secured debt, to the extent of the value of the assets securing such debt, and structurally subordinated to all of the existing and future liabilities (including trade payables) of each of AngloGold Ashanti Limited’s subsidiaries. As at June 30, 2021, all of the debt of AngloGold Ashanti Limited was unsecured. See “Risk Factors—A holder’s right to receive payments may be adversely affected by the notes and the guarantee being unsecured obligations of Holdings and AngloGold Ashanti Limited, respectively, and subordinated to secured obligations on insolvency”. Under the terms of the full and unconditional guarantee, holders of notes will not be required to exercise their remedies against Holdings before they proceed directly against AngloGold Ashanti Limited.

Events of Default

“Events of default” with respect to the notes are defined to include certain failures to make payment on the notes, failures to comply with certain covenants applicable to the notes after giving of notice and lapse of grace periods, and commencement by Holdings or AngloGold Ashanti Limited of certain bankruptcy or reorganization proceedings or becoming subject to such proceedings. These events of default are described in detail under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus. In addition, failure to pay when due, after the expiration of any applicable grace period, any portion of the principal of, or involuntary acceleration of the maturity (which acceleration is not rescinded or annulled within 10 days) of, debt of Holdings or AngloGold Ashanti Limited having an aggregate principal amount in excess of the greater of (i) $100,000,000 and (ii) 5% of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries (as set forth on the most recent balance sheet but, in any event, as of a date within 150 days of the date of determination) prepared in accordance with IFRS, shall also constitute an event of default with respect to the notes.

Trustee

The Bank of New York Mellon is trustee, paying agent, registrar and transfer agent under the indenture. The Bank of New York Mellon’s address is 240 Greenwich Street, New York, New York 10286, United States of America. The Bank of New York Mellon also serves as depositary under the American Depositary Share program of AngloGold Ashanti Limited.

BOOK-ENTRY, DELIVERY AND FORM

Book-Entry System

Global Notes

Holdings will issue the notes in the form of one or more global notes in fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company, which we refer to as “DTC”, and registered in the name of Cede & Co., as nominee of DTC or such other name as may be requested by an authorized representative of DTC. For more information on the global notes, see “Description of Debt Securities—Global Securities” and “—Holders of Registered Debt Securities” in the attached prospectus.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC, in the United States, Clearstream Banking, S.A., Luxembourg, which we refer to as “Clearstream”, or Euroclear Bank SA/NV, which we refer to as “Euroclear”, outside the United States, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

DTC

We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, which we refer to as “direct participants,” deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, which we refer to as “DTCC”. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we refer to as “indirect participants”. The DTC rules applicable to direct and indirect participants are on file with the SEC.

Clearstream

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Euroclear

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV, which we refer to as the “Euroclear Operator”, under contract with Euroclear plc, a UK corporation. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed to carry out banking activities on a global basis and, as a Belgian bank, it is regulated and examined by the Belgian Financial Services and Markets Authority (Autorité des Services et Marchés Financiers) and the National Bank of Belgium (Banque Nationale de Belgique).

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters, the trustee or their respective agents takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities, in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee nor each of our or its respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants, in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between participants in DTC, on the one hand, and Clearstream or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time zone differences, the securities account of a Clearstream or Euroclear participant purchasing an interest in a note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Clearstream or Euroclear participant, during the securities settlement processing day (which must be a business day for Clearstream or Euroclear) immediately following the settlement date of DTC. We understand that cash received in Clearstream or Euroclear as a result of sales of interests in a note by or through a Clearstream or Euroclear participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day for Clearstream or Euroclear following DTC’s settlement date.

Although we understand that DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

None of Holdings, AngloGold Ashanti Limited, the trustee or each of our or its respective agents will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. Holdings, AngloGold Ashanti Limited, the trustee and each of our or its respective agents may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

TAXATION

South African Taxation

General

The following is a summary of pertinent South African tax consequences relating to the holding, disposal and redemption of the notes. This information is not a substitute for independent advice pertaining to the particular circumstances of a holder of notes. It is intended as a general guide only and is based on current South African tax legislation and practice in force as at the date of this document.

This information relates only to the position of a holder of notes who is the absolute beneficial owner of the notes and who holds the notes as a capital investment. It is not intended to apply to certain classes of holders of notes, such as brokers or dealers. If a holder of notes is in any doubt as to its tax position, or is resident or subject otherwise to tax in any jurisdiction other than South Africa, such holder should consult its own tax advisor.

Interest on the Notes

Holders of notes who are resident for income tax purposes in South Africa will generally be liable for South African income tax on the amount of any interest accruing in respect of the notes, subject to available deductions, allowances and exemptions. For South African tax purposes, a holder who is a natural person will be a South African tax resident if he/she is ordinarily resident in South Africa or has physically been in South Africa for periods prescribed in the South African tax legislation. A company (or other juristic person) which is incorporated, formed or established outside South Africa will be a South African tax resident if such company or juristic person is effectively managed in South Africa. The residence status of both natural persons and juristic persons is subject to them not being regarded as tax residents in another jurisdiction in terms of a double tax treaty to which South Africa is a contracting state.

For South African tax residents who are natural persons, the effective rate at which any interest will be taxed will not exceed 45% (at the current maximum personal income tax rate). Furthermore, the first R23,800 per annum (for natural persons under 65 years of age) and the first R34,500 per annum (for natural persons over 65 years of age) of the total interest earned by the holder will be exempt from income tax. The effective tax rate for South African resident companies with respect to any interest earned on the notes is currently 28%. The National Treasury department has proposed to decrease the income tax rate for companies to 27%, depending on whether corresponding tax amendments are introduced to limit the use of assessed losses against taxable income.

Holders of notes who are not resident for income tax purposes in South Africa will generally not be liable for South African income tax on the amount of any interest accruing in respect of the notes, unless the interest accruing in respect of the notes is deemed to be received or accrue to the non-resident holders of notes from a South African source on the basis that the interest expenditure will be incurred by a South African resident and the interest will be received or accrue in respect of the utilization of funds in South Africa. Therefore, in the instance that interest is paid by the guarantor, the interest received by the non-resident noteholders will be subject to South African income tax, unless such interest income is exempt from South African income tax under section 10(1)(h) of the South African Income Tax Act, No. 58 of 1962 (the “SA Income Tax Act”).

In terms of section 10(1)(h) of the SA Income Tax Act, interest which is received by or accrues to a holder of notes who is not a resident of South Africa during any year of assessment is exempt from income tax, unless:

1.

that person is a natural person who was physically present in South Africa for a period exceeding 183 (one hundred and eighty three) days in aggregate during the 12-month period preceding that date on which the interest is received or accrues by or to that person; or

2.	the debt from which the interest arises is effectively connected to a permanent establishment of that person in South Africa.

If a noteholder does not qualify for the exemption in section 10(1)(h) of the SA Income Tax Act, an exemption from, or reduction of the South African income tax liability may be available under an applicable double taxation treaty.

Noteholders are advised to consult their own professional advisers as to whether the interest income earned under the notes will be exempt under section 10(1)(h) of the SA Income Tax Act.

Interest on a note will be taxable in respect of a South African noteholder as gross income upon accrual (and therefore not upon receipt). All amounts defined as “interest” under section 24J of the SA Income Tax Act, including any discount or premium to the principal amount of the notes, will be spread for accrual purposes over the period from which the relevant South African noteholder acquired the note until the date of maturity or disposal thereof, on a yield-to-maturity basis, pursuant to the provisions of section 24J of the SA Income Tax Act.

The payment of interest on the notes is not subject to South African interest withholding tax.

Noteholders are advised to consult their own professional advisers to ascertain whether the above-mentioned provisions may apply to them.

Disposal of the Notes prior to Redemption

If the notes are disposed of by means of a sale prior to their maturity, it may result in either a gain or a loss for the holder of the note. The gain or loss is determined in accordance with the provision of South African tax legislation. The capital gains tax implications for the holder of the notes where the notes are disposed of prior to redemption will be identical to the tax implications where the notes are redeemed upon maturity, see “—Redemption of the Notes”.

Holders of notes who are resident for income tax purposes in South Africa will be taxed in South Africa on any gains realized on the disposal of the notes. The rate of tax will depend on whether the gain is a revenue amount or a capital amount.

Holders of notes who are not resident for income tax purposes in South Africa will generally not be liable for South African income tax in respect of the disposal of the notes.

Redemption of the Notes

Upon the transfer or redemption of the notes, a difference could arise between the payments actually received by a South African noteholder and the payments which are deemed to have accrued to such South African noteholder (due to the interest being spread in equal instalments over the term of the instrument pursuant to section 24J of the SA Income Tax Act), and as such a so-called adjusted gain or loss upon transfer or redemption of the notes may arise. A South African noteholder would generally be liable for income tax on any adjusted gain so arising, and would generally be entitled to deduct the adjusted loss as a deduction from its taxable income.

Where the notes are held as a capital asset, the redemption of the notes would constitute a “disposal” by the noteholder for South African capital gains tax purposes, which may result in either a gain or a loss for the holder of the note.

Capital gains and losses of residents of South Africa on the disposal of any notes are subject to South African capital gains tax. Any discount or premium on acquisition which has already been treated as interest for income tax purposes under section 24J of the SA Income Tax Act will not be taken into account when determining any capital gain or loss.

Noteholders who are “covered persons” as defined in Section 24JB of the SA Income Tax Act may be subject to taxation in South Africa in respect of the notes pursuant to that provision. Section 24JB of the SA Income Tax Act specifies the fair value taxation of specified financial assets and liabilities for certain types of taxpayers. Noteholders should seek advice as to whether these provisions may apply to them.

The capital gains tax provisions would not apply to the extent that a South African noteholder constitutes a “covered person” in terms of section 24JB of the SA Income Tax Act.

Capital gains tax will not be levied in relation to any notes disposed of by a person who is not a resident of South Africa unless the notes disposed of are attributable to a permanent establishment of that person in South Africa. Therefore, holders of the notes who are not resident for income tax purposes in South Africa will generally not be liable for South African income tax in respect of the redemption of the notes.

Exchange gains and losses

Under section 24I of the SA Income Tax Act, South African noteholders must account for and file their income tax returns in South African rands. As a result, South African noteholders must translate notes denominated in a foreign currency to South African rands on an annual basis. This requirement does not apply to natural persons who hold the notes for investment purposes (i.e., as a capital asset) or trusts that do not carry on a trade. Any foreign exchange gain (whether realized or unrealized) would generally be taxable at the applicable income tax rate and any foreign exchange loss (whether realized or unrealized) would generally be deductible against taxable income.

Value Added Tax

No value added tax (“VAT”) is payable on the issue or transfer of the notes, which constitute “debt securities” as defined in section 2 of the South African Value-Added Tax Act, No. 89 of 1991. The issue, allotment, drawing, acceptance, endorsement or transfer of ownership of a debt security is a “financial service” which is exempt from VAT.

Securities Transfer Tax

No South African securities transfer tax will be payable on the issue, transfer, cancelation or redemption of the notes.

Payments under the guarantee

Payments of the principal amount under the guarantee to holders of notes who are resident for income tax purposes in South Africa could be subject to South African income tax, depending on whether the receipt is a revenue amount or a capital amount.

Where interest payments are made to the non-resident holders under the guarantee, such interest payments will be subject to interest withholding tax at the rate of 15%, subject to an exemption or a reduction in the rate in accordance with the provisions of an applicable double tax treaty with South Africa. Subject to the exceptions described under “Description of Debt Securities—Payment of Additional Amounts with Respect to the Debt Securities” in the attached prospectus and “Description of Notes—Payment of Additional Amounts” in this prospectus supplement, all payments under the guarantee by the South African guarantor to non-South African tax resident holders would, based on the terms of the notes, be made free and clear of and without withholding or deduction for or on account of any taxes, duties, assessments or governmental charges in South Africa. The guarantor, as the payor of the interest, would be liable to make payment of the interest withholding tax obligation to the South African Revenue Service.

An exemption from the withholding tax applies to any South African sourced interest paid to a non-resident in respect of any debt listed on a recognized exchange. The notes constitute debt instruments, and the New York Stock Exchange qualifies as a recognized exchange. Consequently, interest paid on the notes would not be subject to the withholding tax where the notes are listed on the New York Stock Exchange. Where the notes are listed on the New York Stock Exchange or any other recognized exchange, and cease to be so listed, interest payments on the notes would be subject to interest withholding tax. For purposes of the interest withholding tax provisions, interest is deemed to be paid on the earlier of the date on which the interest is paid or becomes due and payable. The interest withholding tax provisions described above may apply upon interest becoming due and payable in terms of the notes, irrespective of such interest only being paid at a later date. Pursuant to the U.S.–South Africa double tax treaty, if interest payments under the guarantee are made to U.S. tax residents who are entitled to the benefits under such treaty, the South African withholding tax would generally not apply to such holders. See “—United States Federal Income Taxation” regarding U.S. federal income tax consequences that may apply to U.S. tax residents.

United Kingdom Taxation

The following is a summary of the material UK tax consequences for a holder of the notes, and in particular U.S. Holders (as defined below under “—United States Federal Income Taxation”), of the ownership and disposal of the notes. This summary is based on current UK law and on what is understood to be the current practice of Her Majesty’s Revenue and Customs (“HMRC”) in the United Kingdom, either of which is subject to change, possibly with retroactive effect. Any change in applicable laws or the current practice of HMRC may affect the continuing validity of this summary.

This summary applies only to holders of the notes who hold their securities as an investment and are the absolute beneficial owners of them, who are not resident for tax purposes in the United Kingdom or carrying on a trade (or profession or vocation) in the United Kingdom and who are not employees of Holdings or of any person connected with Holdings.

The paragraphs below do not attempt to describe all possible UK tax considerations that may be relevant to a holder of notes. Any holders of notes who are in any doubt about any aspect of their particular tax position should consult appropriate independent tax advisers.

Payments

Payments of interest by Holdings on the notes will be made without withholding for or deduction of UK income tax, provided that the notes are and remain listed on a “recognised stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007. The New York Stock Exchange is currently a “recognised stock exchange” for these purposes. The notes will be treated as listed on the New York Stock Exchange if they are officially listed in the United States in accordance with provisions corresponding to those generally applicable in the European Economic Area (“EEA”) states and are admitted to trading on the New York Stock Exchange.

In all other cases, an amount on account of UK income tax must generally be withheld at the basic rate (currently 20%), unless one of certain exceptions relating to the status of the holder applies. In particular, certain U.S. Holders will be entitled to receive payments free of withholding of UK income tax under the UK/U.S. double taxation convention and will under current HMRC administrative procedures be able to apply for the issuance of a direction by HMRC to this effect. However, such directions will be issued only on prior application to the relevant tax authorities by the holder in question. If the notes are not listed on a “recognised stock exchange” and such a direction is not given, Holdings will be required to withhold tax, although a U.S. Holder entitled to relief under the UK/U.S. double taxation convention may subsequently claim the amount withheld from HMRC.

Interest on the notes constitutes UK source income for UK tax purposes and, as such, may be subject to UK income tax by direct assessment irrespective of the residence of the holder. However, where the payments are made without withholding or deduction on account of UK income tax, the payments will not be assessed to UK income tax (other than in the hands of certain trustees) if the holder is not resident in the United Kingdom for tax purposes, except if the holder carries on a trade, profession or vocation in the United Kingdom through a UK branch or agency in connection with which the payments are received or to which the notes are attributable (or in the case of a corporate U.S. Holder, if the holder carries on a trade in the United Kingdom through a permanent establishment in the United Kingdom in connection with which the payments are received or to which the notes are attributable), in which case (subject to exemptions for payments received by certain categories of agent), tax may be levied on the UK branch or agency (or permanent establishment).

Annual Tax Charges

Corporate U.S. Holders who are not resident in the United Kingdom and do not carry on a trade in the United Kingdom through a permanent establishment in the United Kingdom to which the notes are attributable will not be liable to UK tax charges or relief by reference to fluctuations in exchange rates or in respect of profits, gains and losses arising from the notes.

Disposal

Subject to the provisions set out in the next paragraph in relation to temporary non-residents, a U.S. Holder will not, upon disposal (including redemption) of a note, be liable for UK taxation on gains realized, unless at the relevant time (a) the U.S. Holder is resident for tax purposes in the United Kingdom, or (b) the U.S. Holder carries on a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the notes are attributable or, in the case of a corporate U.S. Holder, carries on a trade in the United Kingdom through a permanent establishment in the United Kingdom to which the notes are attributable.

A U.S. Holder who is an individual and who has ceased to be resident for tax purposes in the United Kingdom for a period of five years or less before again becoming resident for tax purposes in the United Kingdom and who disposes of a note during that period may be liable to UK tax on chargeable gains arising during the period of absence in respect of the disposal (including redemption), subject to any available exemption or relief.

A U.S. Holder who is an individual or other non-corporation taxpayer will not, upon transfer or redemption of a note, be subject to any UK income tax charge on accrued but unpaid interest (assuming, as noted above, in the case of a payment of accrued interest upon redemption, that the notes are listed on a “recognised stock exchange” when the payment is made), unless the U.S. Holder at any time in the relevant tax year was resident in the United Kingdom or carried on a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom to which the note is attributable.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No UK stamp duty or UK SDRT should be payable on the issue of the notes into a clearance service or depositary receipt arrangement.

No UK stamp duty should be required to be paid on the transfer of the notes within a clearance service or depositary receipt arrangement, provided that no instrument is used to effect the transfer. No UK SDRT should be payable on the transfer of the notes within a clearance service or depositary receipt arrangement, provided that no election has been made under which the alternative system of charge (as provided for in section 97A Finance Act 1986) applies to the notes.

No UK stamp duty or UK SDRT should be payable on the redemption of the notes.

Payments by the Guarantor

The UK withholding tax treatment of payments under the terms of the guarantee in respect of interest on the notes (or other amounts due under the notes other than the repayment of amounts subscribed for the notes) is uncertain. If the guarantor is required to make a payment under the guarantee and any such payment can be characterized as interest or an annual payment, in either case, with a UK source, it may have to be paid under deduction of UK income tax (currently at the rate of 20%), subject to the availability of exemptions including a direction to the guarantor by HMRC pursuant to the provisions of an applicable double tax treaty. Such payments by the guarantor may not be eligible for the exemption in respect of securities listed on a “recognised stock exchange” described above in relation to payments of interest by Holdings.

Isle of Man Taxation

Holdings is not resident for taxation purposes in the Isle of Man and there will be no withholding to be made by Holdings on account of Isle of Man tax in respect of payments made to holders of the notes by Holdings.

Holders of the notes resident in the Isle of Man will, depending upon their particular circumstances, be liable to Manx income tax on principal, premium (if any) and interest in respect of the notes.

There is no capital gains tax, inheritance tax, stamp duty or stamp duty reserve tax in the Isle of Man. A probate fee may be payable in respect of the estate of a deceased holder of the notes, up to a current maximum of £8,490.00 (for estates in excess of £1 million).

United States Federal Income Taxation

The following is a summary of certain U.S. federal income tax considerations that may be relevant to U.S. Holders (as defined below) acquiring, holding and disposing of the notes. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations (“Regulations”), and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect, or differing interpretations, which could affect the tax considerations described in this summary.

We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, without limitation: (i) certain financial institutions; (ii) insurance companies; (iii) broker-dealers; (iv) regulated investment companies; (v) real estate investment trusts; (vi) tax-exempt organizations; (vii) individual retirement accounts or qualified pension plans or investors in pass-through entities, including partnerships and Subchapter S corporations; (viii) holders that are not U.S. Holders (as defined below); (ix) investors that hold the notes as part of a straddle, hedge, conversion or other integrated transaction for U.S. federal income tax purposes; (x) investors that have a functional currency other than the U.S. dollar; (xi) certain U.S. expatriates and former long-term residents of the United States; (xii) traders in securities that elect mark-to-market treatment; (xiii) persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement; and (xiv) persons that actually or constructively own 10% or more of the total combined voting power of all our classes of stock that are entitled to vote), all of which may be subject to tax rules that differ significantly from those summarized below. This summary does not address U.S. federal estate, gift, Medicare contribution or alternative minimum tax considerations, or non-U.S., state or local tax considerations. This summary addresses only the U.S. federal income tax considerations for initial purchasers of the notes at their original issuance at the issue price (which is the first price at which a substantial amount of the notes is sold to the public) and assumes that investors will hold the notes as capital assets (generally, property held for investment).

For the purposes of this summary, a “U.S. Holder” is a beneficial owner of notes that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any State thereof, including the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (1) is subject to the primary supervision of a U.S. court and all of the substantial decisions of which one or more U.S. persons have the authority to control or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

Payments of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with the holder’s method of accounting for U.S. federal income tax purposes. Interest will be treated as foreign source income and generally should constitute “passive category” income for purposes of a U.S. Holder’s foreign tax credit limitation.

In the event that additional amounts are paid in respect of withholding or deductions for taxes imposed on payments on the notes (as described under “Description of Notes—Payment of Additional Amounts”), those additional amounts will be taxable to a U.S. Holder in the same manner as stated interest as described in the previous paragraph. The amount taxable will also include all taxes withheld or deducted in respect thereof. Thus, in such an event, a U.S. Holder would be required to report income in an amount greater than the cash it receives in respect of payments on the notes. U.S. Holders may be eligible to claim a credit or deduction in respect of those taxes for purposes of computing their U.S. federal income tax liability, subject to certain limitations. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Sale, Exchange, Retirement or Other Disposition of Notes

A U.S. Holder will generally recognize gain or loss on the sale, exchange, retirement or other disposition of a note equal to the difference between the amount realized on the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest that the U.S. Holder did not previously include in income, which will be taxable as interest income as described above) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will generally be its cost for that note. Except to the extent attributable to accrued but unpaid interest (which will be taxable as such), gain or loss recognized on the sale or other disposition of a note will be capital gain or loss and will generally be treated as from sources within the United States. In the case of a U.S. Holder that is an individual, estate or a trust, the maximum marginal federal income tax rate applicable to capital gains is currently lower than the maximum marginal rate applicable to ordinary income if the notes are held for more than one year. The deductibility of capital losses is subject to significant limitations.

Backup Withholding and Information Reporting

In general, payments of principal and interest on, and the proceeds of a sale, exchange, retirement or other disposition of, the notes, payable to a U.S. Holder by a U.S. paying agent or other U.S. intermediary, will be reported to the IRS and to the U.S. Holder as may be required under applicable Regulations. Additionally, backup withholding will apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or otherwise fails to comply with the applicable backup withholding requirements. Certain U.S. Holders are not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability as long as the holder timely provides the required information to the IRS.

Foreign Asset Reporting

Individuals that own specified foreign financial assets with an aggregate value in excess of $50,000 are generally required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on the individual’s circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons (such as the notes), (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in non-U.S. entities. If a U.S. Holder is subject to this information reporting regime, its failure to file information reports may subject it to penalties. You are urged to consult your own tax advisor regarding your obligations to file information reports with respect to the notes.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table:

Underwriters	Principal amount of the notes
Barclays Bank PLC	$154,110,000
BNP Paribas	$154,110,000
BofA Securities, Inc.	$154,110,000
J.P. Morgan Securities plc	$154,110,000
Australia and New Zealand Banking Group Limited	$13,356,000
BMO Capital Markets Corp.	$13,356,000
CIBC World Markets Corp.	$13,356,000
Citigroup Global Markets Inc.	$13,356,000
Deutsche Bank AG, London Branch	$13,356,000
Goldman Sachs International	$13,356,000
RBC Capital Markets, LLC	$13,356,000
Scotia Capital (USA) Inc.	$13,356,000
Standard Chartered Bank	$13,356,000
Westpac Banking Corporation	$13,356,000

Total	$750,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters have advised us that, subject to the selling restrictions set forth below, they propose to offer the notes to the public at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the public offering price, concession and discount may change. The offering of the notes is subject to receipt and acceptance of the notes and subject to the underwriters’ right to reject any order in whole or in part.

We have been advised by the underwriters that the underwriters are expected to make offers and sales of the notes both inside and outside the United States through their respective selling agents. One or more of the underwriters may not be U.S. registered broker dealers. All sales of securities in the United States will be made by or through U.S. registered broker-dealers, which may include affiliates of one or more of the underwriters. Any offers and sales in the United States will be conducted by brokers and dealers registered with the SEC.

We have agreed in the underwriting agreement that we will not offer, sell, contract to sell or otherwise dispose of any securities that are substantially similar to the notes during the period from the date of this prospectus supplement until the date of the delivery of the notes other than commercial paper in the ordinary course or with the consent of Barclays Bank PLC, BNP Paribas, BofA Securities, Inc. and J.P. Morgan Securities plc, which act as representatives for the underwriters in certain circumstances. The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the issue of the notes, J.P. Morgan Securities plc (in this capacity, the “Stabilization Manager”) (or any person acting on its behalf) may over-allot notes or effect transactions with a view to supporting the market price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilization Manager (or any person acting on its behalf) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 calendar days after the issue date of the notes and 60 calendar days after the date of the allotment of the notes. Any stabilization action or over-allotment of the notes must be conducted by the Stabilization Manager (or any person acting on its behalf) in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the Stabilization Manager. The Stabilization Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilization Manager commences any stabilization action, it may discontinue them at any time. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

In connection with the offering, the underwriters may also purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions as described above and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We expect that delivery of the notes will be made against payment therefor on or about the date specified on the cover of this prospectus supplement, which will be the third business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to make such trades should consult their own advisor.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect thereof.

We have agreed to pay all fees and expenses in connection with this offering. Set forth below is an itemization of the estimated total fees and expenses, excluding the underwriting discount, that are expected to be incurred in connection with the offer and sale of the notes by us.

SEC registration fee	$69,525
Printing costs	$45,000
Legal fees and expenses	$1,800,000
Accounting fees and expenses	$380,000
Trustee fees	$21,500
NYSE fees	$25,000
Miscellaneous costs	$150,000

Total	$2,491,025

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of AngloGold Ashanti Limited or its affiliates.

The underwriters and/or their respective affiliates that have a lending relationship with us routinely hedge, and the underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The underwriters and/or their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Holdings or AngloGold Ashanti Limited, or our affiliates, for which they received or will receive customary fees and expenses. In particular, the underwriters and/or their respective affiliates are lenders to Holdings, AngloGold Ashanti Limited or their respective affiliates under the $1.4 billion multi-currency RCF and the $143 million Geita RCF and have, from time to time, entered into hedging transactions with us and certain of our affiliates. In addition, representatives of the underwriters and/or their respective affiliates are acting as dealer managers in connection with Holdings’ substantially concurrent cash tender offer to purchase any and all of its outstanding 2022 notes.

Certain of the underwriters and/or their respective affiliates may own a portion of the 2022 notes, in which case such underwriters and/or their respective affiliates would receive a portion of the net proceeds of this offering of notes to the extent any such 2022 notes are tendered and accepted for purchase in the tender offer or subsequently redeemed by Holdings. See “Summary—Recent Developments—Cash tender offer for the 5.125% notes due 2022 and subsequent “make-whole” redemption”.

Barclays Bank PLC may be contacted at 5 The North Colonnade, Canary Wharf, London E14 4BB, United Kingdom. BNP Paribas may be contacted at 16 Boulevard des Italiens, 75009 Paris, France. BofA Securities, Inc. may be contacted at One Bryant Park, New York, New York 10036, United States of America. J.P. Morgan Securities plc may be contacted at 25 Bank Street, Canary Wharf, London E14 5JP, United Kingdom.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Westpac Banking Corporation is not registered with the SEC in the United States as a broker-dealer. To the extent that Westpac Banking Corporation intends to effect sales in the United State or to U.S. persons, it will do so only through one or more U.S. registered broker-dealers or as otherwise permitted by applicable U.S. laws and regulations.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the notes or the possession, circulation or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the notes may be distributed or published in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

South Africa

The notes will not be offered and no offers for the sale or subscription of any notes will be solicited, in each case except in accordance with the South African exchange control regulations, the South African Companies Act, No. 71 of 2008, the South African Companies Regulations, 2011, the South African Banks Act, No. 94 of 1990 and any other applicable laws and regulations of South Africa in force from time to time. In particular, no notes will be offered for subscription, or otherwise sold, to any person who, or which, is a “resident” (as defined in the South African exchange control regulations), other than in strict compliance with the South African exchange control regulations in effect from time to time, and, without prejudice to the foregoing, that it will take all reasonable measures available to it to ensure that no notes will be acquired by, or sold to, or beneficially held or owned by, any “resident” other than in strict compliance with the South African exchange control regulations in effect from time to time.

European Economic Area

The notes have not been offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision: (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client, as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

United Kingdom

The notes have not been offered, sold or otherwise made available and will not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or (iii) not a qualified investor as defined in the UK Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA must be complied with in respect of anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws of Canada.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes may not be offered or sold or will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of C(WUMP)O. No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purposes of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA (as defined below)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities (as defined in Section 2(1) of the SFA) or securities-based derivatives contracts (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except (i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (ii) where no consideration is or will be given for the transfer, (iii) where the transfer is by operation of law, (iv) as specified in Section 276(7) of the SFA, or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the “SFA” is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term or provision as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

Notification under Section 309B(1) of the SFA. The notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in the Monetary Authority of Singapore (the “MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The offering of the notes in Switzerland is exempt from the requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because the notes have a minimum denomination of CHF 100,000 (or equivalent in another currency) or more and the notes will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus supplement does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the notes.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations of Taiwan and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

Australia

This prospectus supplement and the accompanying prospectus:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The notes may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of notes under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the notes you undertake to us that you will not, for a period of 12 months from the date of issue of the notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with the ASIC.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (“DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus supplement has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.

LEGAL MATTERS

Certain legal matters with respect to South African law will be passed upon for us by our South African counsel, ENSafrica (Edward Nathan Sonnenbergs Inc.). Certain legal matters with respect to Isle of Man law will be passed upon for us by Cains Advocates Limited. Certain legal matters with respect to United Kingdom law will be passed upon for us by Slaughter and May. Certain legal matters with respect to United States and New York law will be passed upon for us by Cravath, Swaine & Moore LLP. Certain legal matters with respect to United States and New York law will be passed upon for the underwriters by Davis Polk & Wardwell London LLP.

EXPERTS

The consolidated financial statements of AngloGold Ashanti Limited as of December 31, 2020, 2019 and 2018 and for each of the three years in the period ended December 31, 2020, appearing in AngloGold Ashanti Limited’s Annual Report on Form 20-F for the year ended December 31, 2020, and the effectiveness of AngloGold Ashanti Limited’s internal control over financial reporting as of December 31, 2020 have been audited by Ernst & Young Inc., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference which, as to the years 2020, 2019 and 2018, are based in part on the report of BDO LLP, independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Kibali (Jersey) Limited as of December 31, 2020, 2019 and 2018 and for each of the three years in the period ended December 31, 2020, incorporated by reference in this prospectus supplement and in the registration statement have been so incorporated in reliance on the report of BDO LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

PROSPECTUS

AngloGold Ashanti Limited

(Registration No. 1944/017354/06)

Ordinary Shares,

in the form of Ordinary Shares or American Depositary Shares

Debt Securities

Warrants to Purchase Ordinary Shares

Rights to Purchase Ordinary Shares

AngloGold Ashanti Holdings plc

Guaranteed Debt Securities

We will provide the specific terms of the securities that may be offered, and the manner in which they are being offered, in one or more supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information”, before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering. This prospectus may be used by a selling securityholder to sell securities from time to time.

Our American depositary shares, or ADSs, each representing one ordinary share, are listed on the New York Stock Exchange under the symbol “AU”. Our ordinary shares are listed on the JSE Limited under the symbol “ANG”, the Australian Securities Exchange in the form of CHESS depositary interests under the symbol “AGG”, each representing one-fifth of an ordinary share, the Ghana Stock Exchange under the symbol “AGA”, and in the form of Ghanaian depositary shares, or GhDSs, listed on the Ghana Stock Exchange under the symbol “AADS”, each representing one-hundredth of an ordinary share.

AngloGold Ashanti Limited’s principal executive offices are located at 76 Rahima Moosa Street, Newtown, Johannesburg, 2001 (P.O. Box 62117, Marshalltown, 2107), South Africa (Telephone +27 (0)11 637-6000). AngloGold Ashanti Holdings plc’s registered office is located at Falcon Cliff, Palace Road, Douglas, Isle of Man, IM2 4LB and its principal executive offices (UK establishment office) are located at 4th Floor, Communications House, South Street, Staines-upon-Thames, TW18 4PR, United Kingdom (Telephone +44 (0)203 968 3320).

Investing in these securities involves risks that are described under the heading “Risk Factors” on page 1 of this prospectus and in the “Risk Factors” section contained in the applicable prospectus supplement and may be described in certain of the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is 1 April 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed on 1 April 2019 with the Securities and Exchange Commission (the “Commission”), using a shelf registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

This prospectus and any accompanying prospectus supplements do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the Commission. For further information, we refer you to the registration statement on Form F-3, including its exhibits, of which this prospectus is a part. Statements contained in this prospectus and any accompanying prospectus supplements about the provisions or contents of any agreement or other document are not necessarily complete. If the Commission rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of those documents.

Unless the context otherwise requires, and except as used in “Description of Debt Securities” (where such terms have the meanings given in that section), in this prospectus the terms the “Company”, “we”, “us” and “our” refer to AngloGold Ashanti Limited and its consolidated subsidiaries.

RISK FACTORS

For a description of some of the risks that could materially affect an investment in the securities being offered, you should read the discussion of risk factors in “Part I, Item 3: Key Information—Risk Factors” of our most recent annual report on Form 20-F, and identified in our future filings with the Commission, incorporated herein by reference, and in any supplement to the prospectus in relation to any offering of securities. Additional risk factors not presently known to us or that we currently deem immaterial may also impair our business operations. You should carefully consider the aforementioned risks together with the other information in this prospectus and incorporated by reference herein, and in any supplement to the prospectus, before deciding to invest in the securities being offered.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports and other information with the Commission under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission (http://www.sec.gov), on which our annual and other reports are made available.

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that we file with the Commission in the future and incorporate by reference will automatically update and supersede the previously filed information.

We incorporate by reference our annual report on Form 20-F for the year ended 31 December 2018 filed with the Commission on 29 March 2019. We also incorporate by reference in this prospectus all subsequent annual reports filed with the Commission on Form 20-F under the Exchange Act and those of our reports submitted to the Commission on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.

As you read the above documents, this prospectus and any prospectus supplement, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document, including this prospectus and any prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:

AngloGold Ashanti North America Inc.

4601 DTC Boulevard

Suite 550

Denver, CO 80237

Telephone: +1 (303) 889-0700

Fax: +1 (303) 889-0707

E-mail: MOZarate@AngloGoldAshanti.com

When acquiring any securities discussed in this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any “free writing prospectus” that we authorise to be delivered to you. Neither we, nor any underwriters or agents, have authorised anyone to provide you with different information. We are not offering the securities in any jurisdiction in which an offer or solicitation is not authorised or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this document and the documents incorporated by reference herein, other than statements of historical fact, including, without limitation, those concerning the economic outlook for the gold mining industry, expectations regarding gold prices, production, total cash costs, all-in sustaining costs, all-in costs, cost savings and other operating results, return on equity, productivity improvements, growth prospects and outlook of our operations, individually or in the aggregate, including the achievement of project milestones, commencement and completion of commercial operations of certain of our exploration and production projects and the completion of acquisitions, dispositions or joint venture transactions, our liquidity, capital resources and capital expenditures, and the outcome and consequence of any potential or pending litigation or regulatory proceedings or environmental, health and safety issues, are forward-looking statements regarding our operations, economic performance and financial condition.

You should consider any forward-looking statements or forecasts in light of the risks and uncertainties described in the information contained or incorporated by reference in this prospectus. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from the anticipated results, performance or achievements expressed or implied in these forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements and forecasts are reasonable, no assurance can be given that such expectations will prove to have been correct. Accordingly, results could differ materially from those set out in the forward-looking statements as a result of, among other factors, changes in economic, social and political and market conditions, the success of business and operating initiatives, changes in the regulatory environment and other government actions, including environmental approvals, fluctuations in gold prices and exchange rates, the outcome of pending or future litigation proceedings and business and operational risk management. For a discussion of certain of these and other factors, refer to the information under the heading “Risk Factors” on page 1 of this prospectus. These factors are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Consequently, you are cautioned not to place undue reliance on forward-looking statements.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of the particular statement or to reflect the occurrence of unanticipated events, except to the extent required by applicable law. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements herein.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

AngloGold Ashanti Holdings plc is incorporated under the laws of the Isle of Man and AngloGold Ashanti Limited is incorporated under the laws of the Republic of South Africa. All of the directors and officers of

AngloGold Ashanti Holdings plc reside outside the United States and all except two of AngloGold Ashanti Limited’s directors, all except one of AngloGold Ashanti Limited’s officers, and the experts named herein, reside outside the United States, principally in South Africa. You may not be able, therefore, to effect service of process within the United States upon those directors and officers with respect to matters arising under the federal securities laws of the United States.

In addition, substantially all of our and AngloGold Ashanti Holdings plc’s respective assets and the assets of our and AngloGold Ashanti Holdings plc’s respective directors and officers are located outside the United States. As a result, you may not be able to enforce against us or AngloGold Ashanti Holdings plc, or any of our or its respective directors and officers, judgments obtained in U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

We have been advised by Cains Advocates Limited, our Isle of Man counsel, that there is no statutory procedure in the Isle of Man for the recognition or enforcement of judgments of U.S. courts. However, under Isle of Man common law, a judgment in personam given by a U.S. court may be recognised and enforced by an action for the amount due under it provided that the judgment: (i) is for a debt or definite sum of money (not being a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other penalty); (ii) is final and conclusive; (iii) was not obtained by fraud; (iv) is not one whose enforcement would be contrary to public policy in the Isle of Man; and (v) was not obtained in proceedings which were opposed to natural justice in the Isle of Man.

Based on the foregoing, we have been advised by our counsel in the Isle of Man that there is no certainty as to the enforceability in the Isle of Man, either in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated upon the civil liability provisions of the U.S. federal securities laws.

We have been advised by ENSafrica (Edward Nathan Sonnenbergs Inc.), our South African counsel, that there are certain factors to be considered under South African law in respect of the enforceability of judgments of U.S. courts in South Africa. These factors include, but are not necessarily limited to, (i) South African public policy considerations; (ii) South African legislation regulating the applicability and extent of damages and/or penalties that may be payable by a party; (iii) the applicable rules under the relevant South African legislation which regulate the recognition and enforcement of foreign judgments in South Africa; and (iv) the South African courts’ inherent jurisdiction to intervene in any matter which such courts may determine warrants the courts’ intervention (despite any agreement amongst the parties to (a) have any certificate or document being conclusive proof of any factor, or (b) oust the courts’ jurisdiction).

Based on the foregoing, we have been advised by our counsel in South Africa that there is no certainty as to the enforceability of judgments of U.S. courts in South Africa.

ANGLOGOLD ASHANTI LIMITED

We are a gold mining company headquartered in Johannesburg, South Africa, with a globally diverse portfolio of mining operations and projects. Based on production levels, we were the third largest gold mining company in the world in 2018. We work across the full spectrum of the mining value chain. Our 14 operating mines, which comprise open-pit and underground mines, are located in nine countries (Argentina, Australia, Brazil, Democratic Republic of Congo, Ghana, Guinea, Mali, South Africa and Tanzania), and are supported by extensive exploration activities. We conduct an exploration program, which covers greenfields and brownfields exploration and takes place in both established and new gold-producing regions through managed and non-managed joint ventures, strategic alliances and wholly-owned ground holdings.

We (formerly AngloGold Limited) (Registration number 1944/017354/06) were incorporated in the Republic of South Africa in 1944 under the name of Vaal Reefs Exploration and Mining Company Limited and we operate under the South African Companies Act, No. 71 of 2008, as amended (the “SA Companies Act 2008”). On 26 April 2004, we acquired the entire issued share capital of Ashanti Goldfields Company Limited and changed our name to AngloGold Ashanti Limited on the same day. Our registered office is located at 76 Rahima Moosa Street, Newtown, Johannesburg, 2001 (P.O. Box 62117, Marshalltown, 2107), South Africa (Telephone +27 (0)11 637-6000). Our internet address is at www.anglogoldashanti.com. Information available on our website is not, and shall not be deemed to be, part of or incorporated by reference into this prospectus.

ANGLOGOLD ASHANTI HOLDINGS PLC

AngloGold Ashanti Holdings plc is a wholly-owned subsidiary of AngloGold Ashanti Limited. The principal activity of AngloGold Ashanti Holdings plc is to act as a holding company for certain of AngloGold Ashanti Limited’s operations and assets located outside South Africa.

AngloGold Ashanti Holdings plc was incorporated on 10 January 1992, as a private limited company under the Isle of Man Companies Acts 1931 to 1986, under the name of S.M.I. Holdings Limited with company number 056961C. On 2 February 2004, S.M.I. Holdings Limited’s name was changed to AngloGold Holdings Limited in accordance with the provisions of the Isle of Man Companies Acts 1931 to 1993. On 6 February 2004, AngloGold Holdings Limited was converted to a public company and changed its name to become AngloGold Holdings plc on 10 February 2004. AngloGold Holdings plc’s name was changed to AngloGold Ashanti Holdings plc on 18 October 2005. On 17 July 2007, AngloGold Ashanti Holdings plc re-registered in the Isle of Man as a company incorporated and existing under the Isle of Man Companies Act 2006 with company number 001177V. On 1 December 2017, AngloGold Ashanti Holdings plc registered under the UK Companies Act 2006 as an overseas company with company number FC034822 having established a UK establishment in the United Kingdom with UK establishment number BR019915. As a result, AngloGold Ashanti Holdings plc transferred its tax residence from the Isle of Man to the United Kingdom. AngloGold Ashanti Holdings plc’s registered office is located at Falcon Cliff, Palace Road, Douglas, Isle of Man, IM2 4LB and its principal executive offices (UK establishment office) are located at 4th Floor, Communications House, South Street, Staines-upon-Thames, TW18 4PR, United Kingdom (Telephone +44 (0)203 968 3320).

REASONS FOR THE OFFERING AND USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from our sale of the securities under this prospectus to our general funds and will use them for funding any potential future acquisitions, or our working capital, project development or capital expenditure requirements or for our other general corporate purposes. In addition, we may apply the proceeds of such sale to the reduction of our short-term and other indebtedness as may be described in a prospectus supplement.

AngloGold Ashanti Holdings plc may also lend the proceeds from the sale of any guaranteed debt securities offered by it to AngloGold Ashanti Limited or its other subsidiaries to be used for these purposes.

We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement.

PROSPECTUS SUPPLEMENT

This prospectus provides you with a general description of the securities that may be offered. Unless the context otherwise requires, we will refer to the ordinary shares, ADSs, debt securities, guarantees, warrants and rights as the “offered securities”. Each time offered securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement, and the documents incorporated by reference in this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” carefully before investing in our securities.

The prospectus supplement to be attached to the front of this prospectus will describe the terms of the offering, including the amount and more detailed terms of offered securities, the initial public offering price, the price paid for the offered securities, net proceeds to us or a selling securityholder, the expenses of the offering, the terms of offers and sales outside of the United States, if any, our capitalization, the nature of the plan of distribution, the terms of any rights offering, including the subscription price for ordinary shares, record date, ex-rights date and exercise period, the other specific terms related to the offering, and any U.S. federal income tax consequences and any Isle of Man, UK or South African tax considerations, as the case may be, applicable to the offered securities.

For more detail on the terms of the offered securities, you should read the exhibits filed with, or incorporated by reference into, our registration statement on Form F-3, as well as our registration statements on Form F-6 (Registration No. 333-159248 and No. 333-133049 or such other registration statements on Form  F-6 as AngloGold Ashanti Limited may file from time to time) relating to the ADSs.

SOUTH AFRICAN RESERVE BANK APPROVAL

The issuance of securities under this prospectus may be subject to the approval of the South African Reserve Bank.

DESCRIPTION OF SHARE CAPITAL

For a description of our share capital, including the rights and obligations attached thereto, please refer to “Part I, Item 10: Additional Information—Share Capital” of our most recent annual report on Form 20-F, incorporated by reference herein.

DESCRIPTION OF ADSs

For a description of our ADSs, including the rights and obligations attached thereto, please refer to “Part I, Item 10: Additional Information—Memorandum of Incorporation—Description of ADSs” and “Part I, Item 10: Additional Information––Material Contracts—Description of AngloGold Ashanti ADSs” of our most recent annual report on Form 20-F, incorporated by reference herein, as well as to our registration statements on Form F-6 (Registration No. 333-159248 and No. 333-133049 or such other registration statements on Form F-6 as AngloGold Ashanti Limited may file from time to time).

DESCRIPTION OF DEBT SECURITIES

AngloGold Ashanti Limited and AngloGold Ashanti Holdings plc may each issue debt securities in one or more distinct series. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts the general information set forth below.

Except where the context clearly refers to AngloGold Ashanti Holdings plc as the issuer of the debt securities and AngloGold Ashanti Limited as the guarantor of those securities, “we”, “us” and “our” in this section refers to either AngloGold Ashanti Limited or AngloGold Ashanti Holdings plc, whichever is issuing the debt securities at any particular time.

As required by United States federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture”. An indenture is a contract between us and a financial institution acting as trustee on behalf of holders of such bonds or notes. The trustee has two main roles. First, the trustee can enforce the rights of such persons against us if we default. There are some limitations on the extent to which the trustee acts on such persons’ behalf, described under “Events of Default”. Second, the trustee performs certain administrative duties for us.

AngloGold Ashanti Limited will issue debt securities under an indenture, as supplemented from time to time (the “debt indenture”), to be entered into between AngloGold Ashanti Limited and The Bank of New York Mellon as trustee (the “debt trustee”). AngloGold Ashanti Holdings plc will issue guaranteed debt securities under the indenture dated as of 28 April 2010, as supplemented from time to time (the “AGA Holdings guaranteed debt indenture”), among AngloGold Ashanti Holdings plc, AngloGold Ashanti Limited as guarantor, and The Bank of New York Mellon as trustee (the “AGA Holdings guaranteed debt trustee”).

The term “trustee” refers to the debt trustee or the AGA Holdings guaranteed debt trustee, as appropriate. We will refer to the debt indenture and the AGA Holdings guaranteed debt indenture collectively as the “indentures” and each as an “indenture”. The indentures are or will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

As this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read the applicable indenture because it, and not this description, defines the rights of holders of debt securities. For example, in this section, we use capitalised words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the form or a conformed execution copy, as applicable, of each indenture as an exhibit to the registration statement that we have filed with the Commission. See “Where You Can Find More Information” for information on how to obtain a copy of the indentures.

General

The debt securities offered by this prospectus will not be limited and the indentures will not limit the amount of debt securities that may be issued under them. Each indenture provides that any debt securities proposed to be sold under this prospectus and any attached prospectus supplement and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of debt securities, as well as other unsecured debt securities, may be issued under that indenture in one or more series.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered including:

•	whether the debt securities are issued by AngloGold Ashanti Limited or AngloGold Ashanti Holdings plc;

•	the designation or title of the series of debt securities;

•	the aggregate principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates of interest (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any provisions modifying the restrictive covenants in the applicable indenture;

•	any provisions modifying the events of default in the applicable indenture;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions modifying the defeasance and covenant defeasance provisions;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are guaranteed and the terms and any subordination of such guarantee;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts, and the terms of this option;

•	any provisions granting special rights to the holders of the debt securities, including any provisions requiring us to offer to repurchase debt securities, upon the occurrence of specific events;

•

the percentages of consolidated net tangible assets applicable to each of (i) the definition of Principal Property, (ii) the limitation on liens and (iii) the limitation on sale and leaseback transactions; and

•	any other terms.

The debt securities will be the unsecured obligations of the issuer. Unless the debt securities are subject to subordination as specified in the prospectus supplement and related supplemental indenture, debt securities will rank equally with the other unsecured and unsubordinated indebtedness of the issuer. If subordinated, debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of the unsecured and unsubordinated indebtedness of the issuer, subject to the terms of subordination to be set forth in the prospectus supplement and the supplemental indenture.

Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by the issuer in immediately available funds.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

None of the indentures limits the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under that indenture, are called the “securities”. Each indenture also provides that there may be more than one trustee, each with respect to one or more different series of securities. See “Resignation of Trustee”. At a time when two or more trustees are acting under one of the indentures, each with respect to only certain series, the term “securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under one of the indentures, the powers and trust obligations of each trustee described in this prospectus will extend only to those series of securities for which it is trustee. If two or more trustees are acting under one of the indentures, then the securities for which each trustee is acting would be treated as if issued under separate indentures.

The indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue securities with terms different from those of securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of securities and issue additional securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Full and Unconditional Guarantee of Debt Securities of AngloGold Ashanti Holdings plc

AngloGold Ashanti Limited will fully and unconditionally guarantee any debt securities issued by AngloGold Ashanti Holdings plc under a guarantee of the payment of principal of, and any premium, interest and “additional amounts” on, these debt securities when due, whether at maturity or otherwise. AngloGold Ashanti Limited must obtain the approval of the South African Reserve Bank to provide this guarantee. Therefore, the issuance of guaranteed debt securities by AngloGold Ashanti Holdings plc under this prospectus will, in respect of the guarantee granted by AngloGold Ashanti Limited, require the approval of the South African Reserve Bank. Unless the guarantees are subject to subordination as specified in the prospectus supplement and related supplemental indenture, the guarantees will rank equally with other unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited. Because the guarantees determine the ranking of the debt guaranteed by them, guaranteed debt securities issued by AngloGold Ashanti Holdings plc will also rank equally with other unsecured and unsubordinated indebtedness of AngloGold Ashanti Limited, unless otherwise specified in the prospectus supplement and related supplemental indenture. For a discussion of the payment of “additional amounts”, see “Payment of Additional Amounts with Respect to the Debt Securities” below. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against AngloGold Ashanti Holdings plc before they proceed directly against AngloGold Ashanti Limited.

Payment of Additional Amounts with Respect to the Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, we will pay all amounts of principal of, and any premium and interest on, any debt securities, and all payments pursuant to any guarantee shall be made, without deduction or withholding for any taxes, duties, assessments or other charges imposed by the government of South Africa or the Isle of Man or any other jurisdiction where we (and, in the case of guaranteed debt securities, the guarantor) are tax resident or in which we do business, as the case may be, or the government of a jurisdiction in which a successor to any of us, as the case may be, is organized or tax resident (each such jurisdiction, a “Taxing Jurisdiction”), unless such taxes, duties, assessments or other governmental charges are required by a Taxing Jurisdiction to be deducted or withheld. In that event, we (or the guarantor) will pay any additional amounts necessary to make the net amount paid to the affected holders equal the amount the holders would have received in the absence of the deduction or withholding. However, these “additional amounts” will not include:

•

the amount of any tax, duty, assessment or other governmental charge imposed by any government of any jurisdiction other than a Taxing Jurisdiction (including any unit of the federal or a state government of the United States);

•	the amount of any tax, duty, assessment or other governmental charge that is only payable because either:

-	a type of connection exists between the holder and a Taxing Jurisdiction; or

-	the holder presented the debt security for payment more than 30 days after the date on which the relevant payment becomes due or was provided for, whichever is later;

•	any estate, inheritance, gift, sale, transfer, personal property or similar tax, duty, assessment or other governmental charge;

•	the amount of any tax, duty, assessment or other governmental charge that is payable other than by deduction or withholding from a payment on the debt securities;

•

the amount of any tax, duty, assessment or other governmental charge that is imposed or withheld due to the holder or beneficial owner of the debt security failing to accurately comply with a request from us either to provide information concerning the beneficial owner’s nationality, residence or identity or make any claim or to satisfy any information or reporting requirement, if the completion of either is required by statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from the applicable governmental charge;

•

any withholding or deduction that is imposed on a payment to an individual and required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Counsel Meeting of 26-27 November 2000 or any law implementing or complying with or introduced in order to conform to such Directive; or

•	any combination of the withholdings, taxes, duties, assessments or other governmental charges described above.

Additionally, additional amounts shall not be paid with respect to any payment to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such additional amounts had it been the holder.

The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to guaranteed debt securities.

References in this prospectus and the prospectus supplement to principal or interest will be deemed to include additional amounts payable with respect thereto.

Optional Tax Redemption

Unless otherwise indicated in the applicable prospectus supplement, we or the guarantor may redeem each series of guaranteed debt securities at our option in whole but not in part at any time (except in the case of debt securities that have a variable rate of interest, which may be redeemed on any interest payment date), if:

•

we or the guarantor would be required to pay additional amounts, as a result of any change in the tax laws or income tax treaties (including the official application or interpretation thereof) of a Taxing Jurisdiction or, in the case of an income tax treaty, to which a Taxing Jurisdiction is a party that, in the case of any of us, becomes effective on or after the date of issuance of that series (or, in the case of a successor that becomes effective after the date such successor becomes such, or, in the case of assumption by the guarantor, the date of such assumption), as explained above under “Payment of Additional Amounts with Respect to the Debt Securities”, or

•

there is a change in the official application or interpretation of an income tax treaty to which a Taxing Jurisdiction is a party, this change is proposed and becomes effective on or after a date on which one of our affiliates borrows money from us, and because of the change this affiliate would be required to deduct or withhold tax on payments to us to enable us to make any payment of principal, premium, if any, or interest.

In both of these cases, however, we will not be permitted to redeem a series of debt securities if we can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to us.

Except in the case of outstanding original issue discount debt securities, which may be redeemed at the redemption price specified by the terms of that series of debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption.

Additional Mechanics

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry form only represented by global securities.

Subject to receiving the prior approval from the South African Reserve Bank authorizing us to issue bearer securities, we also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement will set forth selling and other restrictions applicable to the offer and purchase of such debt securities and the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. tax law requirements.

Holders of Registered Debt Securities

Book-Entry Holders. We will issue registered debt securities in book-entry form only, unless we specify otherwise in our applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under each indenture, only the person in whose name a debt security is registered is recognised as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognise only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name”. Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor holds a beneficial interest in those debt securities through the account he or she maintains at that institution.

For our debt securities held in street name, we will recognise only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders. Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

What is a Global Security? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security that we issue in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated”. As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

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An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below.

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Holders of Registered Debt Securities” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are not permitted by law to own securities in book-entry form.

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•

The depositary requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under “Holders of Registered Debt Securities” above.

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 120 days;

•	if we notify the trustee that we wish to terminate that global security;

•	if an Event of Default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; or

•	if any other condition specified in our prospectus supplement occurs.

The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the direct holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the applicable registrar’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “regular record date”. Because we will pay all the interest for an interest period to the holders on the regular record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest”.

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “Global Securities—What Is a Global Security?”.

Payments on Certificated Securities. We will make payments on a debt security in non-global certificated form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security. All payments by check will be made in next-day funds, that is funds that become available on the day after the check is cashed.

Payment when Offices Are Closed. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indentures as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS ON THEIR DEBT SECURITIES.

Events of Default

You will have special rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

What Is an Event of Default? Unless we specify otherwise in the applicable prospectus supplement, the term “Event of Default” in respect of the debt securities of your series means any of the following:

•	failure to pay the principal of, or any premium on, a debt security of that series on its due date;

•	failure to pay interest or additional amounts on a debt security of that series within 30 days of its due date;

•	failure to deposit any sinking fund payment in respect of debt securities of that series on its due date;

•

we (or, in the case of guaranteed debt securities, we or the guarantor) remain in breach of a covenant in respect of debt securities of that series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25 percent of the principal amount of debt securities of that series;

•	we (or, in the case of guaranteed debt securities, we or the guarantor) file for bankruptcy or certain other events of bankruptcy, insolvency or reorganisation occur; or

•	any other Event of Default in respect of debt securities of that series described in the prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders of the affected series.

Remedies if an Event of Default Occurs. Unless we specify otherwise in the applicable prospectus supplement, if an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25 percent in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee protection from expenses and liability (called an “indemnity”) satisfactory to the trustee. If indemnity reasonably satisfactory to the trustee is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Unless we specify otherwise in the applicable prospectus supplement, before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give your trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of at least 25 percent in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer indemnity to the trustee reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Unless we specify otherwise in the applicable prospectus supplement, holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; and

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND HOW TO DECLARE OR CANCEL AN ACCELERATION.

Each year, we (and, in the case of guaranteed debt securities, the guarantor) will furnish to the applicable trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indentures, we (and, in the case of guaranteed debt securities, the guarantor) are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for the debt securities;

•

immediately after giving effect to the merger or sale of assets, no default on the debt securities shall have occurred and be continuing. For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default—What Is an Event of Default?”. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to any of the indentures and the debt securities issued under the indentures.

Changes Requiring Your Approval. First, there are changes that we cannot make to your debt securities without your specific approval. Following is a list of those types of changes unless we specify otherwise in the applicable prospectus supplement:

•	change the stated maturity of the principal of (or premium, if any) or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	reduce the percentage in principal amount of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•

reduce the percentage in principal amount of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults under the applicable indenture;

•

modify any other aspect of the provisions of the applicable indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation to pay additional amounts, as explained above under “Payment of Additional Amounts with Respect to the Debt Securities”.

Changes Not Requiring Approval. The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under any of the indentures after the change takes effect.

Changes Requiring Majority Approval. Any other change to any of the indentures or the debt securities would require the following approval unless we specify otherwise in the applicable prospectus supplement:

•	if the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series;

•

if the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, any resolution passed or decision taken at any meeting of the holders of a series of debt securities must be in writing.

The holders of a majority in principal amount of any series of debt securities issued under an indenture may waive our (and, in the case of guaranteed debt securities, the guarantor’s) compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “Changes Requiring Your Approval”.

Further Details Concerning Voting. We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to vote or take other action under the indentures. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding securities of those series on the record date, and the vote or other action must be taken within eleven months following the record date. Unless otherwise specified in the applicable prospectus supplement or supplemental indenture, the holder of a debt security will be entitled to one vote for each $1,000 principal amount of the debt security that is outstanding and held by it. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “Defeasance—Full Defeasance”.

BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE APPLICABLE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state otherwise in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance. Under certain circumstances as described below, we (or, in the case of guaranteed debt securities, we or the guarantor) can be released from some of the restrictive covenants in the indenture under which a particular series was issued. This is called “covenant defeasance”. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having cash and U.S. government securities set aside in trust to repay your debt securities. In order to achieve covenant defeasance, we must do the following:

•

we must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of the particular series on their various due dates;

•	the covenant defeasance must not otherwise result in a breach of the indenture or any of our (and, in the case of guaranteed debt securities, the guarantor’s) material agreements;

•	no Event of Default must have occurred and remain uncured;

•

we must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities of the particular series any differently than if we did not make the deposit and just repaid the debt securities of the particular series ourselves at maturity; and

•	we must deliver to the trustee a legal opinion and officer’s certificate, each stating that all conditions precedent to covenant defeasance under the indenture have been met.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there is a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance. Under certain circumstances as described below, we (or, in the case of guaranteed debt securities, we or the guarantor) can legally release ourselves from all payment and certain other obligations on the debt securities of a particular series. This is called “full defeasance”. In order to achieve full defeasance, we must put in place the following arrangements for you to be repaid:

•

we must deposit in trust for the benefit of all holders of the debt securities of the particular series a combination of cash and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities of the particular series on their various due dates;

•	the full defeasance must not otherwise result in a breach of the indenture or any of our (and, in the case of guaranteed debt securities, the guarantor’s) material agreements;

•	no Event of Default must have occurred and remain uncured;

•

we must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal income tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities of the particular series any differently than if we did not make the deposit and just repaid the debt securities of the particular series ourselves at maturity. Under current U.S. federal income tax law, the deposit and our legal release from the debt securities of the particular series would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognise gain or loss on the debt securities at the time of the deposit; and

•	we must deliver to the trustee an opinion of counsel and an officer’s certificate, each stating that all conditions precedent to full defeasance under the indenture have been met.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall.

Form, Exchange and Transfer of Registered Securities

If registered debt securities cease to be issued in global form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the place of payment as specified in the applicable prospectus supplement. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any debt securities of a particular series are redeemable, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one or more series of securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Limitation on Liens

AngloGold Ashanti Limited covenants in the indentures that it will not, nor will it permit any “Restricted Subsidiary” to, create, incur, issue, assume or guarantee any Capital Markets Indebtedness if the Capital Markets Indebtedness is secured by any mortgage, security interest, pledge, lien or other encumbrance (collectively, a “lien” or “liens”) upon any “Principal Property” of it or any Restricted Subsidiary or any shares of stock of or debt owed to any Restricted Subsidiary, whether owned at the date of the applicable indenture or thereafter acquired, without effectively securing the securities issued under that indenture equally and ratably with or prior to such secured Capital Markets Indebtedness. See below for definitions of “Restricted Subsidiary”, “Capital Markets Indebtedness” and “Principal Property”.

This lien restriction will not apply to, among other things:

•	liens already existing at the time of our first issuance of debt securities under the applicable indenture;

•	liens on property or securities of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

•	liens arising by operation of law in the ordinary course of business and securing amounts not more than 60 days overdue;

•

liens created on an undertaking or asset in favour of a governmental or quasi-governmental (whether national, local or regional) or supra-governmental body in respect of the financing of that undertaking or asset at a preferential rate which secures only the payment or repayment of the financing for that undertaking or asset;

•	liens created in respect of any margin or collateral delivered or otherwise provided in connection with metal transactions;

•

liens on any property acquired, constructed or improved after the date of the applicable indenture that are created or assumed before or within 12 months after the acquisition, construction or improvement to secure or provide for the payment of all or any part of the purchase price or cost of construction or improvement incurred after the date of the applicable indenture, or existing liens on property acquired after the date of the applicable indenture, provided that such liens are limited to such property acquired or constructed or to the improvement of such properties;

•

liens on any Principal Property imposed to secure all or any part of the payment of costs of exploration, drilling, development, operation, construction, alteration, repair, improvement or rehabilitation, if they are created or assumed before or within 12 months after completion of these activities;

•	liens securing debt owed by a Restricted Subsidiary to AngloGold Ashanti Limited or to another Restricted Subsidiary;

•

liens on any property, shares of stock or indebtedness of a corporation consolidated with or merged into, or substantially all of the assets of which are acquired by AngloGold Ashanti Limited or a Restricted Subsidiary existing at the time of such acquisition;

•	certain deposits or pledges of assets;

•

liens in favour of governmental bodies to secure partial, progress, advance or other payments under any contract or statute or to secure indebtedness incurred to finance all or any part of the purchase price or cost of constructing or improving the property subject to these liens, including liens to secure tax exempt pollution control revenue bonds;

•	liens on property acquired by AngloGold Ashanti Limited or a Restricted Subsidiary through the exercise of rights arising out of defaults on receivables acquired in the ordinary course of business;

•	judgment liens in which the finality of the judgment is being contested in good faith;

•	liens for the sole purpose of extending, renewing or replacing debt secured by the permitted liens listed here, subject to certain limitations;

•

liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can be paid without penalty after they are due, or which are being contested in good faith; landlord’s liens on leased property; and other similar liens which do not, in the opinion of AngloGold Ashanti Limited, materially impair the use of that property in the operation of its business or the business of a Restricted Subsidiary or the value of that property for the purposes of that business;

•	any sale of receivables that is reflected as secured indebtedness on a balance sheet prepared in accordance with International Financial Reporting Standards;

•

liens on margin stock owned by AngloGold Ashanti Limited and its Restricted Subsidiaries to the extent this margin stock exceeds 25 percent of the fair market value of the sum of the Principal Property and that of the Restricted Subsidiaries plus the shares of stock (including margin stock) and indebtedness incurred by the Restricted Subsidiaries;

•	liens over assets for the purpose of securing financing for construction and development of a project such as a mining venture, which we usually call “project finance”;

•

any mineral right, royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest kept by the seller in a property AngloGold Ashanti Limited acquires, and any sale by AngloGold Ashanti Limited to another person of a mineral right, royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest;

•

any lien created to secure our portion of someone else’s expenses to develop or conduct operations with respect to mineral resources on a property in which we or one of our Restricted Subsidiaries has an interest;

•

any conveyance or assignment under the terms of which AngloGold Ashanti Limited or one of its Restricted Subsidiaries conveys or assigns to any person an interest in any mineral and/or the proceeds thereof, any royalty, production payment, interest in net proceeds or profits, right to take production in kind, easement, right of way, surface use right, water right or other interest in real property; and

•	any lien to secure the performance of our obligations to others who jointly hold an interest in property with AngloGold Ashanti Limited or one of its Restricted Subsidiaries.

In addition, the lien restriction does not apply to Capital Market Indebtedness secured by a lien, if the Capital Market Indebtedness, together with all other Capital Market Indebtedness secured by liens (not including permitted liens described above) and the Attributable Debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) associated with Sale and Lease Back Transactions entered into after our first issuance of debt securities under the relevant indenture (but not including “Sale and Lease Back Transactions” pursuant to which debt has been retired), does not exceed a certain percentage of the consolidated net tangible assets of AngloGold Ashanti Limited and its consolidated subsidiaries, as shown on the audited consolidated balance sheet prepared in accordance with International Financial Reporting Standards. The specific percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement.

The term “Restricted Subsidiary” is defined in these indentures to mean any wholly-owned subsidiary of AngloGold Ashanti Limited which also owns a Principal Property, unless the subsidiary is primarily engaged in the business of a finance company.

The term “Capital Markets Indebtedness” is defined in the indentures to mean any indebtedness for money borrowed or interest thereon in the form of bonds, notes, debentures, loan stock or other similar securities that are, or are capable of being, quoted, listed or ordinarily dealt with in any stock exchange, over-the-counter or other securities market, having an original maturity of more than 365 days from its date of issue, or any guarantee or indemnity in respect of Capital Markets Indebtedness.

The term “Principal Property” is defined in the indentures to mean any mine or mining-related facility, together with the land upon which such plant or other facility is erected and fixtures comprising a part thereof, whose net book value exceeds a certain percentage of consolidated net tangible assets of AngloGold Ashanti Limited, unless the board of directors of AngloGold Ashanti Limited thinks that the property is not of material importance to its overall business or that the portion of a property in question is not of material importance to the rest of such property. The specific percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement.

The term “Margin Stock” as used in these indentures is intended to mean such term as defined in Regulation U of the Board of Governors of the U.S. Federal Reserve System.

Limitation on Sale and Lease Back Transactions

AngloGold Ashanti Limited covenants in the indentures that it will not, nor will it permit any Restricted Subsidiary, to enter into any arrangement with any party providing for the leasing to it or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term, including renewals, of not more than three years) which has been or is to be sold by it or the Restricted Subsidiary to the party (a “Sale and Lease Back Transaction”), unless:

•

the Attributable Debt (generally defined as the discounted present value of net rental payments, but excluding payments on bona fide operating leases) of the Sale and Lease Back Transaction, together with the Attributable Debt of all other Sale and Lease Back Transactions entered into since the first issuance of debt securities under the applicable indenture and the aggregate principal amount of its debt secured by liens on Principal Property of it or any Restricted Subsidiary or any shares of stock of or debt owed to any Restricted Subsidiary (but excluding debt secured by permitted liens bulleted under “Limitation on Liens” above, and excluding Sale and Lease Back Transactions pursuant to which debt has been retired) would not exceed a certain percentage of the consolidated net tangible assets of AngloGold Ashanti Limited, as shown on the audited balance sheet prepared in accordance with International Financial Reporting Standards, which percentage will be determined at the time we issue any debt and will be described in the applicable prospectus supplement;

•

AngloGold Ashanti Limited or the Restricted Subsidiary would be entitled to incur debt secured by a lien on the Principal Property to be leased without securing the securities issued under the applicable indenture, as described in the bullet points under “Limitation on Liens” above;

•

AngloGold Ashanti Limited applies an amount equal to the greater of the net proceeds of the sale or transfer or fair value of the Principal Property that is the subject of a Sale and Leaseback Transaction to the retirement of the securities, or to the retirement of long-term indebtedness of AngloGold Ashanti Limited or a Restricted Subsidiary that is not subordinated to the debt securities issued; or

•

AngloGold Ashanti Limited enters into a bona fide commitment to expend for the acquisition or improvement of a Principal Property an amount at least equal to the fair value of the Principal Property leased.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in currencies other than U.S. dollars may entail significant risks to U.S. holders. These risks include the possibility of significant fluctuations in the currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the applicable prospectus supplement.

General

We may issue warrants to purchase ordinary shares. Such warrants may be issued independently or together with any other securities and may be attached or separate from those securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement related to our issue of warrants will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of the warrants and the number of the securities issuable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right to exercise will expire;

•

whether the warrants will be issued in registered form or bearer form. If the warrants are issued in bearer form, the prior approval of the South African Reserve Bank must be obtained, and the bearer warrants will be issued on the conditions set out by the South African Reserve Bank;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of the material U.S. federal and other applicable income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES

We may issue subscription rights to purchase our ordinary shares. We may issue these rights independently or together with any other offered security. The rights may or may not be transferable in the hands of their holders.

The applicable prospectus supplement will describe the specific terms of any subscription rights offering, including:

•	the title of the subscription rights;

•	the securities for which the subscription rights are exercisable;

•	the exercise price for the subscription rights;

•	the number of subscription rights issued;

•	the extent to which the subscription rights are transferable;

•	if applicable, a discussion of the material U.S. federal or other income tax considerations applicable to the issuance or exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	if applicable, the record date to determine who is entitled to the subscription rights and the ex-rights date;

•	the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;

•	the extent to which the offering includes an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting arrangement we enter into in connection with the offering.

Each subscription right will entitle its holder to purchase for cash a number of our ordinary shares, ADSs or any combination thereof at an exercise price described in the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Upon receipt of payment and the subscription form properly completed and executed at the subscription rights agent’s office or another office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward our ordinary shares or ADSs purchasable with this exercise. Rights to purchase ordinary shares in the form of ADSs will be represented by certificates issued by the ADS depositary upon receipt of the rights to purchase ordinary shares registered hereby. The applicable prospectus supplement may offer more details on how to exercise the subscription rights.

We may determine to offer subscription rights to our shareholders only or additionally to persons other than shareholders as described in the applicable prospectus supplement. In the event subscription rights are offered to our shareholders only and their rights remain unexercised, we may determine to offer the unsubscribed offered securities to persons other than shareholders. In addition, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the offering, as described in the applicable prospectus supplement.

TAXATION

The applicable prospectus supplement will describe the material U.S. federal income tax considerations of the acquisition, ownership and disposition of any securities offered under this prospectus by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, any such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.

The applicable prospectus supplement will describe certain South African income tax considerations to an investor who is a non-resident of South Africa of acquiring any securities offered under this prospectus, including whether the payments of principal of, and premium and interest, if any, on, the debt securities will be subject to South African non-resident withholding tax.

If the offered securities are debt securities issued by AngloGold Ashanti Holdings plc, the applicable prospectus supplement will describe certain Isle of Man income tax considerations to an investor who is a non-resident of the Isle of Man of acquiring certain securities offered under this prospectus, including whether the payments of principal of, and premium and interest, if any, on, the debt securities will be subject to non-resident withholding tax in the Isle of Man.

If the offered securities are debt securities issued by AngloGold Ashanti Holdings plc, the applicable prospectus supplement will describe certain UK income tax considerations to an investor who is a non-resident of the United Kingdom of acquiring certain securities offered under this prospectus, including whether the payments of principal of, and premium and interest, if any, on, the debt securities will be subject to withholding tax in the United Kingdom.

PLAN OF DISTRIBUTION

The offered securities may be sold, and the underwriters may resell these offered securities, directly or through agents in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The offered securities may be sold in portions outside the United States at an offering price and on terms specified in the applicable prospectus supplement relating to a particular issue of these offered securities. Without limiting the generality of the foregoing, any one or more of the following methods may be used when selling the offered securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	sales in which broker-dealers agree with us or a selling securityholder to sell a specified number of securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	by pledge to secure debts or other obligations;

•	by an underwritten public offering;

•	by an underwritten offering of debt instruments convertible into or exchangeable for our ordinary shares on terms to be described in the applicable prospectus supplement;

•	in a combination of any of the above; or

•	any other method permitted pursuant to applicable law. In addition, the offered securities may be sold by way of exercise of rights granted pro rata to our existing shareholders.

The offered securities may also be sold short and securities covered by this prospectus may be delivered to close out such short positions, or the securities may be loaned or pledged to broker-dealers that in turn may sell them. Options, swaps, derivatives or other transactions may be entered into with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the offered securities and ordinary shares, respectively, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us, a selling securityholder or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from the underwriters or from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be deemed to be underwriters as defined in the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any discounts or commissions received by them from us or a selling securityholder and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

We or a selling securityholder may enter into agreements that will entitle the underwriters, dealers and agents to indemnification by us or a selling securityholder against and contribution toward certain liabilities, including liabilities under the Securities Act.

Certain underwriters, dealers and agents and their associates may be customers of, engage in transactions with or perform commercial banking, investment banking, advisory or other services for a selling securityholder or us, including our subsidiaries, in the ordinary course of their business.

If so indicated in the applicable prospectus supplement relating to a particular issue of offered securities, the underwriters, dealers or agents will be authorised to solicit offers by certain institutions to purchase the offered securities under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

We will advise any selling securityholder that while it is engaged in a distribution of the offered securities, it is required to comply with Regulation M promulgated under the Exchange Act. With limited exceptions, Regulation M precludes a selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. All of the foregoing might affect the marketability of the offered securities.

LEGAL MATTERS

Certain legal matters with respect to South African law will be passed upon for us by our South African counsel, ENSafrica (Edward Nathan Sonnenbergs Inc.). Certain legal matters with respect to Isle of Man law will be passed upon for us by Cains Advocates Limited. Certain legal matters with respect to U.S. and New York law will be passed upon for us by Cravath, Swaine & Moore LLP.

EXPERTS

The consolidated financial statements of AngloGold Ashanti Limited appearing in AngloGold Ashanti Limited’s Annual Report on Form 20-F for the year ended 31 December 2018 and the effectiveness of AngloGold Ashanti Limited’s internal control over financial reporting as of 31 December 2018 have been audited by Ernst & Young Inc., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference which, as to the years 2018, 2017 and 2016, are based in part on the report of BDO LLP, independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Kibali (Jersey) Limited as of 31 December 2018, 2017 and 2016 and for each of the three years in the period ended 31 December 2018, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of BDO LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

AngloGold Ashanti Holdings plc

$750,000,000 3.375% notes due 2028

Fully and Unconditionally Guaranteed by

AngloGold Ashanti Limited

PROSPECTUS SUPPLEMENT

October 19, 2021

Joint Book-Runners

Barclays	BNP PARIBAS	BofA Securities	J.P. Morgan

Passive Book-Runners

ANZ	BMO Capital Markets	CIBC Capital Markets	Citigroup	Deutsche Bank
Goldman Sachs International	RBC Capital Markets	Scotiabank	Standard Chartered Bank	Westpac Banking Corporation